THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, it is recommended that you seek your own independent financial advice from a financial adviser licensed by the Securities and Commodities Authority of the UAE.

If you have sold or otherwise transferred all of your Emaar Properties Shares or Emaar Malls Shares, please send this document as soon as possible to the stockbroker, bank or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee. However, this document should not be forwarded or transmitted in or into or to any Restricted Jurisdiction. If you have sold or transferred only part of your holding of Emaar Properties Shares or Emaar Malls Shares, you should retain this document and consult the stockbroker, bank or other agent through whom the sale or transfer was effected.

This document is not being published or distributed, and should not be forwarded or transmitted, in or into or to any Restricted Jurisdiction. Implementation of the Merger is conditional upon, amongst other things, each of the resolutions set out in the notice of the Emaar Properties GM (set out in Annex I to this document) receiving a vote in favour by holders of the requisite majority of Emaar Properties Shares represented at the Emaar Properties GM and each of the resolutions set out in the notice of the Emaar Malls GM (set out in Annex II to this document) receiving a vote in favour by holders of the requisite majority of Emaar Malls Shares represented at the Emaar Malls GM. The conditions to, and process for, implementing the Merger are set out in full in Section 9 of this document.

Shareholder Circular

in respect of the

merger of

EMAAR PROPERTIES PJSC

and

EMAAR MALLS PJSC

by way of a merger pursuant to Article 283(1)

of the UAE Federal Law No. 2

of 2015 concerning Commercial Companies

For a discussion of certain risk factors which should be taken into account when considering whether to vote in favour of the resolutions to be considered at the Emaar Properties GM and the Emaar Malls GM, see Section 7 of this document.

Unless the context requires otherwise, capitalised terms used in this document have the meanings given in Appendix 1 of this document. References to times and dates in this document are to United Arab Emirates time and the Gregorian calendar, respectively, unless otherwise stated.

Notices of the Emaar Properties GM, to be held using electronic means and also at the Address Hotel, Dubai in conference room (Sky View) at 3 p.m. on Sunday, 10 October 2021, and the Emaar Malls GM, to be held using electronic means and also at the Address Hotel, Dubai in conference room (Sky View) at 4 p.m. on Sunday, 10 October 2021, are set out in Annex I and Annex II, respectively, to this document.

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IMPORTANT NOTICE

Statements contained in this document are made as at the date of this document, unless some other time is specified in relation to them, and the publication of this document (or any action taken pursuant to it) shall not give rise to any implication that there has been no change in the facts or affairs of Emaar Properties or Emaar Malls as set out in this document since such date. Nothing contained in this document is intended to be or shall be deemed to be a forecast, projection or estimate of the future financial performance of Emaar Properties or Emaar Malls and no statement in this document should be interpreted to mean that earnings per share for current or future financial periods of Emaar Properties or Emaar Malls will necessarily match or exceed historical published earnings per share.

No person has been authorised to give any information or to make any representations other than those contained in this document and, if given or made, such information or representations must not be relied on as having been authorised by Emaar Properties, Emaar Malls, Morgan Stanley, Credit Suisse or any other person in connection with the Merger.

No person should construe the contents of this document as legal, financial or tax advice. If you are in any doubt as to the action you should take, it is recommended that you seek your own independent financial advice from an independent financial adviser licensed by the SCA.

This document will not be posted to Emaar Properties Shareholders or Emaar Malls Shareholders but copies can be obtained (without charge) from the head offices of each of Emaar Properties (in the case of Emaar Properties Shareholders) and Emaar Malls (in the case of Emaar Malls Shareholders), at the Emaar Properties GM and the Emaar Malls GM and from each of Emaar Properties’ or Emaar Malls’ websites at http://www.emaar.com and https://properties.emaar.com/en/investor-relations, respectively. Except in respect of the foregoing and Emaar Properties’ and Emaar Malls’ financial statements for the financial years ended 31 December 2018, 31 December 2019 and 31 December 2020 and the unaudited interim consolidated financial statements for the periods ending 30 September 2019, 30 June 2020, 30 September 2020 and 30 June 2021, neither the content of any website of Emaar Properties or Emaar Malls nor the content of any website accessible from hyperlinks on any of such websites is incorporated into, or forms part of, this document and no person accepts any responsibility for the contents of such websites.

Morgan Stanley, which is regulated in the Dubai International Financial Centre by the Dubai Financial Services Authority, is acting exclusively as financial adviser to Emaar Properties and for no one else in connection with the Merger and will not be responsible to anyone other than Emaar Properties for providing the protections afforded to clients of Morgan Stanley nor for providing advice in relation to the Merger, the content of this document or any other matter referred to in this document. Furthermore, the written opinion of Morgan Stanley set out in Annex III, addressed solely to the Emaar Properties Board, and rendered in connection with such engagement, does not constitute a recommendation to any Emaar Properties Shareholder as to any action that a Emaar Properties Shareholder should take relating to the Merger.

Credit Suisse, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively as financial adviser solely for the purpose of providing a fairness opinion in relation to the Merger to Emaar Malls and for no one else in connection with the Merger and will not be responsible to anyone other than Emaar Malls for providing the protections afforded to clients of Credit Suisse. Other than the provision of the fairness opinion, Credit Suisse is not providing advice in relation to the Merger, the content of this document or matters referred to in this document. Furthermore, the written fairness opinion of Credit Suisse set out in Annex IV, addressed solely to the Emaar Malls Board, and rendered in connection with such engagement does not constitute a recommendation to any Emaar Malls Shareholder as to any action or inaction that an Emaar Malls Shareholder should take relating to the Merger.

The formal shareholder circular is published in the Arabic language. No reliance should be placed on this English translation, which may not entirely reflect the official Arabic language shareholder circular, save in relation to the fairness opinions from Morgan Stanley and Credit Suisse, which appear at Annexes III and IV respectively, to this document, in relation to each of which the English language version is the binding version and will prevail over any Arabic or other translation of the same prepared for convenience purposes, whether in the event of inconsistency or otherwise.

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RESPONSIBILITY STATEMENTS

The directors of Emaar Properties, whose names are set out in Sub-section 4.4 of Section 4 of this document, accept responsibility for the information contained in this document other than that relating to Emaar Malls. To the best of the knowledge and belief of these directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of Emaar Malls, whose names are set out in Sub-section 5.4 of Section 5 of this document, accept responsibility for the information contained in this document other than that relating to Emaar Properties. To the best of the knowledge and belief of these directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements with respect to Emaar Properties and Emaar Malls. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as "anticipate", "target", "expect", "estimate", "intend", "plan", "will", "goal", "believe", "aim", "may", "would", "could" or "should" or other words of similar meaning or the negative thereof. Forward-looking statements in this document include, without limitation, statements relating to the following: (i) future capital expenditures, expenses, revenues, economic performance, financial conditions, dividend policy, losses and future prospects; and (ii) business and management strategies and the expansion and growth of the operations of the Combined Group.

These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of any such person, industry results, strategies or events, to be materially different from any results, performance, achievements or other events or factors expressed or implied by such forward-looking statements. Many of the risks and uncertainties relating to forward-looking statements are beyond the Companies' abilities to control or estimate precisely, such as future market conditions and the behaviours of other market participants, and therefore undue reliance should not be placed on such statements. Forward-looking statements are not guarantees of future performance. They have not, unless otherwise indicated, been reviewed by the auditors of Emaar Properties or Emaar Malls. Forward-looking statements are based on numerous assumptions, including assumptions regarding the present and future business strategies of Emaar Properties and Emaar Malls and the environment in which each will operate in the future. All subsequent oral or written forward-looking statements made by or attributable to Emaar Properties or Emaar Malls or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above.

Emaar Properties and Emaar Malls assume no obligation to, and do not intend to, update any forward-looking statements, except as required pursuant to applicable law and regulation.

From December 2019 onwards, an outbreak of novel coronavirus (“COVID-19”), a viral respiratory illness, has spread globally, including in the UAE. The COVID-19 outbreak poses potential risks and material uncertainty to the Companies’ businesses, results of operations, financial conditions and prospects. For more details, see Section 7 of this document. This document and the statements herein should be read in light of the ongoing COVID-19 pandemic and its continuing and unprecedented impact on the global economic and financial market conditions.

The overarching risks and uncertainties of such forward-looking statements include, but are not limited to:

•	the global economic recession and financial crisis due to the ongoing global COVID-19 pandemic;
•	the economic and financial markets conditions in the UAE generally and in Dubai in particular;
•	the Companies' relationship with the Government generally, including their ability to obtain requisite governmental or regulatory approvals and permits;
•	the Companies' ability to achieve and manage the growth of their businesses;
•	the Companies' ability to obtain financing or maintain sufficient capital to fund their existing and future operations;
•	changes in political, social, legal or economic conditions in the markets in which the Companies and their customers operate;
•	changes in the competitive environment in which the Companies operate; and
•	failure to comply with regulations applicable to the Companies’ businesses.

You are advised to read this document in its entirety, and in particular the risk factors discussed in Section 7 of this document, for discussion of the factors that could affect the Combined Group's future performance and the industries in which it will operate.

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PUBLICATION AND DISTRIBUTION RESTRICTIONS

This document is not being and must not be published or distributed, in whole or in part, in, into or from, any Restricted Jurisdiction.

Emaar Properties is not taking any action to permit an offering of the New Emaar Properties Shares in any Restricted Jurisdiction.

NOTICE TO EMAAR MALLS SHAREHOLDERS IN THE UNITED STATES

The Merger of Emaar Properties and Emaar Malls relates to the shares of a UAE company and is proposed to be made by means of a merger pursuant to Article 283(1) of the Companies Law and the Merger Agreement. The securities to be issued pursuant to the Merger will be made in the United States in reliance on exemptions from Section 14(e) of the U.S. Securities Exchange Act of 1934 (the “US Exchange Act”). Accordingly, the Merger is subject to the disclosure requirements and practices applicable in the UAE to statutory mergers, which differ from the disclosure requirements of the United States.

Financial information included in this document has been prepared in accordance with IFRS and other mandatory reporting requirements applicable in the UAE and thus may not be comparable to the financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for investors to enforce their rights and any claim they may have arising under US federal securities laws, since Emaar Properties is a UAE company, and some or all of its officers and directors are residents of countries other than the United States. Investors may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. It may be difficult to compel a non-US company and its affiliates to subject themselves to a US court's judgment.

Securities may not be offered or sold in the United States absent registration under the US Securities Act of 1933 (the “US Securities Act”) or pursuant to an exemption from such registration. The New Emaar Properties Shares to be issued pursuant to the Merger are not, and will not be, registered under the US Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to Emaar Malls Shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the US Securities Act and in reliance on available exemptions from any state law registration requirements. New Emaar Properties Shares issued pursuant to the Merger will be "restricted securities" within the meaning of Rule 144(a)(3) under the US Securities Act to the same extent and proportion as the Emaar Malls Shares for which they were exchanged in the Merger.

Neither the US Securities and Exchange Commission nor any US state securities commission has approved or disapproved of the New Emaar Properties Shares offered in connection with the Merger, or determined if this document is accurate or complete. Any representation to the contrary is a criminal offence.

In accordance with the exemption from the registration requirements of the US Securities Act provided by Rule 802 thereunder with respect to the New Emaar Properties Shares to be issued in connection with the Merger, Emaar Properties will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of Emaar Malls Shares related to the Merger.

The receipt of New Emaar Properties Shares pursuant to the Merger by a US Emaar Malls Shareholder may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other tax laws. Each Emaar Malls Shareholder is urged to consult an independent professional adviser immediately regarding applicable tax consequences of the Merger.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Emaar Properties’ financial statements for the financial years ended 31 December 2018, 31 December 2019 and 31 December 2020 and the unaudited interim consolidated financial statements for the periods ending 30 September 2019, 30 June 2020, 30 September 2020 and 30 June 2021 are available on Emaar Properties’ website at http://www.emaar.com/ar-ae/investor-relations and are incorporated into this document by reference. Emaar Malls’ financial statements for the financial years ended 31 December 2018, 31 December 2019 and 31 December 2020 and the unaudited interim consolidated financial statements for the periods ending 30 September 2019, 30

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June 2020, 30 September 2020 and 30 June 2021 are available on Emaar Malls’ website at http://www.emaar.com/ar-ae/investor-relations and are incorporated into this document by reference.

Emaar Properties’ and Emaar Malls’ respective financial statements for the financial years ended 31 December 2018, 31 December 2019 and 31 December 2020 and the unaudited interim consolidated financial statements for the periods ending 30 September 2019, 30 June 2020, 30 September 2020 and 30 June 2021 are prepared in accordance with IFRS. Save where expressly stated otherwise, financial information contained in this document other than in Section 6 is based on management estimates and has not been independently verified by auditors or otherwise. Save as disclosed otherwise, all financial information is set out in AED.

This document has been prepared for the purpose of complying with the applicable laws and regulations of the UAE and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws and/or regulations of jurisdictions outside the UAE. The New Emaar Properties Shares constitute securities of a UAE company and you should be aware that this document and any other documents relating to the Merger and the New Emaar Properties Shares have been or will be prepared in accordance with UAE disclosure requirements, format and style, all of which may differ from those applicable in other jurisdictions.

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EXPECTED TIMETABLE OF PRINCIPAL EVENTS

The following dates are indicative only and will depend, among other things, on whether (and the dates on which) the conditions of the Merger (including, without limitation, the receipt of all applicable regulatory consents and the Emaar Properties Shareholders and the Emaar Malls Shareholders as at the relevant Record Date approving the Merger at the Emaar Properties GM and the Emaar Malls GM, respectively) are satisfied. The full conditions of the Merger are set out in Section 9 of this document.

Event	Time and/or Date
Record Date for the Emaar Properties GM	7 October 2021
Record Date for the Emaar Malls GM	7 October 2021
Emaar Properties GM(1)	10 October 2021
Emaar Malls GM(2)	10 October 2021
Filing of resolutions passed at the Emaar Properties GM with the Commercial Registry	11 October 2021
Filing of resolutions passed at the Emaar Malls GM with the Commercial Registry	11 October 2021
Commencement of creditor objection period	11 October 2021
Expiry of creditor objection period	10 November 2021
Effective Date of Merger	15 November 2021
Issue of New Emaar Properties Shares to Emaar Malls Shareholders, the dissolution of Emaar Malls Shares and Emaar Malls (3), (4)	Effective Date or next Business Day

Notes
(1)	The quorum for the Emaar Properties GM is Shareholders representing at least 50 per cent. of Emaar Properties’ share capital. If this quorum is not achieved, the Emaar Properties GM will be called to a second meeting to be held on 17 October 2021. The second meeting shall be considered valid irrespective of the number of present shareholders. If the Emaar Properties GM is called to a second meeting, the remaining dates in this expected timetable will be extended accordingly.
(2)	The quorum for the Emaar Malls GM is Shareholders representing at least 50 per cent. of Emaar Malls' share capital. If this quorum is not achieved, the Emaar Malls GM will be called to a second meeting to be held on 17 October 2021. The second meeting shall be considered valid irrespective of the number of present shareholders. If the Emaar Malls GM is called to a second meeting, the remaining dates in this expected timetable will be extended accordingly.
(3)	Subject to the conditions of the Merger having been satisfied, it is expected that Listing will occur on, or on the Business Day immediately following, the Effective Date.
(4)	The New Emaar Properties Shares will be issued to Emaar Malls Shareholders (excluding Emaar Properties).

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1. JOINT LETTER FROM THE CHAIRMEN OF EMAAR PROPERTIES AND EMAAR MALLS

6 September 2021

Dear Emaar Properties Shareholders and Emaar Malls Shareholders,

Recommended Merger of Emaar Properties PJSC (Emaar Properties) and Emaar Malls PJSC (Emaar Malls)

On 2 March 2021, the Emaar Properties Board and the Emaar Malls Board announced that they had agreed the terms of a proposed merger between Emaar Properties and Emaar Malls (the “Merger”). The Merger is intended to be effected by way of a merger pursuant to Article 283(1) of the Companies Law, Chapter 2 of the Mergers and Acquisitions Rules and the Merger Agreement. Subject to the satisfaction of the conditions to the Merger, upon the Effective Date, the assets and liabilities of Emaar Malls will be assumed by Emaar Properties in consideration for the issue of New Emaar Properties Shares to existing Emaar Malls Shareholders (excluding Emaar Properties). Upon the Merger becoming effective, Emaar Malls will be dissolved pursuant to the provisions of Article 291 of the Companies Law.

The Board of Directors of both Emaar Properties and Emaar Malls believe that the Merger will be strategically beneficial to all relevant key stakeholders by reinforcing Emaar Properties’ position as MENA’s largest integrated and diversified real estate company. The proposed transaction will strategically position Emaar Properties and Emaar Malls to capture opportunities in the marketplace and drive shareholder value.

The combination of Emaar Properties and Emaar Malls will ensure that the Group is well positioned as a national real estate champion and will continue to contribute to the ongoing development of Dubai, acting as a critical enabler of the UAE and Dubai’s economic vision, whilst offering attractive prospects and value creation opportunities to both Emaar Properties and Emaar Malls shareholders.

Immediately following completion of the Merger, Emaar Properties intends to undertake an internal reorganisation and reconstitute the business previously undertaken by Emaar Malls into a separate and wholly owned subsidiary of Emaar Properties for the purposes of financing efficiency. Accordingly, immediately following completion of the Merger, the business and assets of Emaar Malls will be owned by a wholly owned subsidiary of Emaar Properties, Emaar Malls Management (or held by Emaar Properties on behalf of Emaar Malls Management).

The Merger has the unanimous support and recommendation of the Emaar Properties Board and Emaar Malls Board (acting through its independent directors). We urge you to attend the Emaar Properties GM and the Emaar Malls GM (as applicable) (as described in Sub-section 2.7 of this document) and recommend that you vote in favour of the resolutions proposed at those meetings.

Mr. Jamal Majed Khalfan Bin Theniyah Chairman of Emaar Properties PJSC	Mr. Mohamed Hadi Ahmed Abdulla Al Hussaini Chairman of Emaar Malls PJSC

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2. GENERAL INFORMATION

2.1	INTRODUCTION

On 2 March 2021, Emaar Properties announced that the Emaar Properties Board had voted unanimously to recommend the Merger and Emaar Malls announced that the Emaar Malls Board (acting through its independent directors) had voted unanimously to recommend the Merger to their respective shareholders.

2.2	TERMS OF THE MERGER
2.2.1	Terms of the Merger

The Merger is intended to be effected by way of a merger by affiliation pursuant to Article 283(1) of the Companies Law, Chapter 2 of the Mergers and Acquisitions Rules and the Merger Agreement. Subject to the satisfaction of the conditions to the Merger set out in Section 9 of this document, upon the Effective Date the assets and liabilities of Emaar Malls will be assumed by Emaar Properties in consideration for the issue of New Emaar Properties Shares to Emaar Malls Shareholders (excluding Emaar Properties) that appear on the share register of Emaar Malls immediately after close of trading on the trading day before the Effective Date. On the Effective Date, Emaar Malls will be dissolved pursuant to the provisions of Article 291 of the Companies Law and the Dubai Financial Market will be notified accordingly.

If effected, the Merger will result in New Emaar Properties Shares (which will be listed on the Dubai Financial Market) being issued to Emaar Malls Shareholders (excluding Emaar Properties) on the following basis:

for 1 Emaar Malls Share: 0.51 New Emaar Properties Shares

corresponding to a total of 1,020,000,000 New Emaar Properties Shares to be issued to existing Emaar Malls Shareholders (excluding Emaar Properties). The Exchange Ratio implies a premium to existing Emaar Malls Shareholders of 7.1 per cent. against the closing price of Emaar Malls Shares on 1 March 2021 (being the date falling immediately prior to the formal announcement of the Merger) and 11.2 per cent. against the market implied exchange ratio based on volume weighted average prices of the Emaar Properties Shares and Emaar Malls Shares over the last one month to 1 March 2021 (being the date falling immediately prior to the formal announcement of the Merger). The Exchange Ratio implies a premium to existing Emaar Malls Shareholders of 3.5 per cent. against the closing price of Emaar Malls Shares on 1 September 2021 and 4.4 per cent. against the market implied exchange ratio based on volume weighted average prices of the Emaar Properties Shares and Emaar Malls Shares over the last one month to 1 September 2021.1

In the event that the Exchange Ratio calculation set out in this Sub-section 2.2 produces a fractional share, the resulting figure will be rounded to the nearest whole number.

The terms of the Merger, including the Exchange Ratio have been unanimously approved separately by the Emaar Properties Board and the Emaar Malls Board (acting through its independent directors) in their respective meetings held on 2 March 2021. In approving the terms of the Merger, the Emaar Properties Board and Emaar Malls Board (acting through its independent directors) have considered in detail the: (i) independent valuation report on Emaar Properties and Emaar Malls; and (ii) right of any Emaar Malls Shareholder or any Emaar Properties Shareholder, in each case which owns 20 per cent. or more of Emaar Malls or Emaar Properties, respectively, having the right to appeal the Merger within 30 Business Days from the date of the relevant Emaar Malls GM or Emaar Properties GM in accordance with Article 285(2) of the Companies Law. In addition, the Emaar Properties Board has, amongst other things, considered in detail the: (i) financial due diligence report on Emaar Malls prepared for the Emaar Properties Board; (ii) legal due diligence report on Emaar Malls prepared for the Emaar Properties Board; and (iii) independent fairness opinion from Morgan Stanley (which has been considered solely by the Emaar Properties Board) in relation to the fairness, from a financial point of view, of the Exchange Ratio to the Emaar Properties Shareholders. In addition, the Emaar Malls Board (acting through its independent directors) has, amongst other things, considered in detail the: (i) financial due diligence reports on Emaar Properties prepared for the Emaar Malls Board; (ii) legal due diligence reports on Emaar Properties prepared for the Emaar Malls Board; and (iii) independent fairness opinion from Credit Suisse (which has been considered solely by the Emaar Malls

1Emaar Malls’ closing price on 1 September 2021 of AED2.10/share, last one month VWAP for Emaar Properties of AED4.12/share and last one month VWAP for Emaar Malls of AED2.01/share.

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Board) in relation to the fairness, from a financial point of view, of the Exchange Ratio to the Emaar Malls Shareholders other than Emaar Properties PJSC. The full text of the Morgan Stanley fairness opinion and the Credit Suisse fairness opinion (including assumptions, limitations and qualifications on which each such opinion has been provided) appears at Annex III and Annex IV, respectively, to this document.

2.3	EFFECT OF THE MERGER
2.3.1	Effect of the Merger

Upon the Merger becoming effective, Emaar Malls Shareholders (excluding Emaar Properties) that appear on the share register of Emaar Malls immediately after close of trading on the trading day before the Effective Date will receive on, or on the Business Day immediately following, the Effective Date (without any action required on the part of the Emaar Malls Shareholders) New Emaar Properties Shares based upon the Exchange Ratio. If an Emaar Malls Shareholder has granted a pledge over all or part of his or her Emaar Malls Shares, the pledge registered with the Dubai Financial Market will automatically be replaced with a pledge of the New Emaar Properties Shares received by that Emaar Malls Shareholder pursuant to the Merger, without any further action by that Emaar Malls Shareholder. It is recommended that Emaar Malls Shareholders who have granted a pledge over all or part of their Emaar Malls Shares should, however, take any steps which may be required under the terms of the agreement governing such pledge.

Upon the Merger becoming effective, the assets and liabilities of Emaar Malls will be assumed by Emaar Properties on the Effective Date in consideration for the issue of New Emaar Properties Shares to Emaar Malls Shareholders (excluding Emaar Properties). Following the Merger, Emaar Malls will be dissolved pursuant to the provision of Article 291 of the Companies Law.

For the purposes of financing efficiency, Emaar Properties intends to undertake an internal reorganisation and reconstitute the business previously undertaken by Emaar Malls into a separate and wholly owned subsidiary of Emaar Properties immediately following completion of the Merger. Accordingly, immediately following completion of the Merger, the business and assets of Emaar Malls will be owned by Emaar Malls Management (or by Emaar Properties on behalf Emaar Malls Management).

2.4	RATIONALE OF THE DETERMINATION OF THE MERGER EXCHANGE RATIO

2.4.1       Rationale of the determination of the Exchange Ratio

The Exchange Ratio was agreed between Emaar Properties and Emaar Malls following detailed commercial negotiations between the Companies. In negotiating the Exchange Ratio, Emaar Properties and Emaar Malls referred to advice and assistance from their respective advisers and a review of due diligence information on each other's businesses.

In reaching agreement on the Exchange Ratio, Emaar Properties and Emaar Malls considered a number of valuation methodologies and other items including: (a) relative historical share price analysis; (b) various market based and fundamental valuation methodologies, including asset valuation reports prepared by independent real estate valuers; and (c) the results of the Companies’ respective financial and legal due diligence processes.

EY has been jointly appointed by Emaar Properties and Emaar Malls, as independent valuer, to arrive at a standalone valuation range of the equity shares of Emaar Properties and Emaar Malls based on historical information and forecasts provided by Emaar Properties and Emaar Malls in connection with the Merger in accordance with Article 118 and 119 of the Companies Law and the requirements of SCA from time to time.

2.5	BENEFITS OF THE MERGER
2.5.1	Cautionary note

This Sub-section 2.5 contains the views of the Emaar Properties Board and the Emaar Malls Board (acting through its independent directors) on the benefits that they currently anticipate will result from the Merger becoming effective, including information and estimates compiled by the Emaar Properties Board and the Emaar Malls Board.

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You should note, in particular, that this Sub-section 2.5 contains forward-looking statements, which are subject to risks and uncertainties, and that undue reliance should not be placed on such statements.

Nothing contained in this Sub-section 2.5 is intended to be or shall be deemed to be a forecast, projection or estimate of the current or future financial performance of Emaar Properties or Emaar Malls and no statement in this document should be interpreted to mean that earnings per share for current or future financial periods of Emaar Properties or Emaar Malls would necessarily match or exceed historical published earnings per share.

2.5.2       Overview

Each of the Emaar Properties Board and the Emaar Malls Board (acting through its independent directors) believes that the Combined Group is well positioned to provide support for the UAE’s economic vision, and to play a key role in the country’s growth, diversification and development of the local capital markets.

The Merger is expected to boost the financial and operational resilience of the Combined Group which is expected to benefit from an increase in scale and an improvement in portfolio mix and balance sheet whilst enhancing the Combined Group’s standing in regional capital markets.

2.5.3	Benefits to shareholders

The anticipated Merger is expected to deliver strategic benefits to both Emaar Properties and Emaar Malls shareholders

Emaar Properties Shareholders are expected to benefit from the transaction as the Merger is expected to:

•	solidify Emaar Properties’ position as MENA’s largest2 integrated and diversified real estate company with AED 123 billion total asset value (as of 30 June 2021) and implied pro-forma market capitalisation of AED 29.2 billion3
•	boost Emaar Properties’ financial and operational performance through full 100 per cent. consolidation of Emaar Malls’ earnings and cash flow generation, and further reduce performance volatility through an increase in the proportion of earnings from recurring businesses4 reinforcing Emaar Properties’ robust balance sheet with its conservative loan-to-value ratio, while increasing the Combined Group’s financial flexibility and strengthening Emaar Properties’ credit profile
•	streamline Emaar Properties’ organisational structure and increase the Combined Group’s overall resiliency and strategic alignment across its key entities
•	enhance Emaar Properties’ standing in regional capital markets and increase its stock liquidity on the Dubai Financial Market, while maintaining inclusion in international equity indices.

Emaar Malls Shareholders are expected to benefit from the transaction as the Merger is expected to:

•	fully incorporate Emaar Malls into Emaar Properties, a significantly larger and more diversified group, while reconstituting Emaar Malls as a wholly owned subsidiary that will continue to develop and hold a portfolio of premium shopping malls and retail assets, with the majority of the Combined Group’s EBITDA being generated within the Emirate of Dubai
•	safeguard the credit strength of Emaar Malls (as reconstituted in Emaar Malls Management) with a neutral impact expected on the existing credit ratings of Emaar Malls by virtue of the transaction
•	significantly improve Emaar Malls shareholders’ earnings profile via a substantial uplift in earnings per share immediately post-transaction and provide them with access to Emaar Properties’ embedded long-term growth potential
•	offer immediate value capture for Emaar Malls shareholders as exchange ratio represents a premium of 7.1 per cent. to the closing price of Emaar Malls on 1 March 2021 (being the date falling immediately

2 Based on total assets as of 30 June 2021.

3 Calculated using Emaar Properties' closing price as at 1 March 2021 (being the date falling immediately prior to the formal announcement of the Merger) and total number of shares pro-forma for the proposed transaction.

4 Recurring businesses include Emaar Malls, hospitality, entertainment and leasing and other non-development businesses.

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prior to the announcement of the Merger) and provide access to significantly more liquid Emaar Properties Shares with an average daily trading volume of AED 47 million vs. AED 13 million for Emaar Malls over the 12 months ending 30 June 2021.

2.5.4	Selected Financial Information and Financial impact

Financially, the Merger will have a limited impact on the presentation of the financial statements of Emaar Properties as Emaar Properties currently consolidates Emaar Malls across its financial statements. Nonetheless, the total assets, total equity and net income attributable to Emaar Properties Shareholders are expected to change as a result of the Merger. Emaar Malls minority shareholders will become part of a significantly larger Combined Group and the Merger would improve the earnings profile of such Emaar Malls Shareholders driven by a substantial uplift in earnings per share. Below sets out key financial metrics illustrating the impact of the Merger based on the consolidated financial statements of Emaar Properties and Emaar Malls for the year ended 30 June 2021:

	Emaar Properties	Emaar Malls	Pro-Forma Combined Group
Revenue (AED ’000)	23,990,130	3,896,060	23,990,130
Gross profit (AED ’000)	9,574,077	2,402,161	9,574,077
Net profit (AED ’000)	4,017,628	980,013	4,017,628
Net profit attributable to owners of the Company (AED ’000)	2,479,159	980,013	2,629,764(1)
Earnings per share attributable to the shareholders – basic and diluted earnings per share (AED)	0.35	0.08	0.32
Total assets (AED ’000)	122,872,662	26,841,707	122,872,662
Total liabilities (AED ’000)	57,481,360	7,164,531	57,481,360
Total equity (AED ’000)	65,391,302	19,677,176	65,391,302
Total equity attributable to shareholders (AED ’000)	56,116,260	19,677,176	59,140,189 (1)

(1)	Reflects the non-controlling interest of 15.4 per cent. attributable to Emaar Malls as of 30 June 2021 and Emaar Properties share price as at 1 March 2021 (being the date falling immediately prior to the formal announcement of the Merger).

2.6       LISTING OF THE NEW EMAAR PROPERTIES SHARES AND DISSOLUTION OF EMAAR MALLS

Applications will be made to the SCA and the Dubai Financial Market in due course for the New Emaar Properties Shares to be admitted to listing and trading on the Dubai Financial Market.

Subject to the conditions of the Merger having been satisfied, it is expected that the listing of the New Emaar Properties Shares to be issued in respect of the Merger will occur on, or on the Business Day immediately following, the Effective Date. Emaar Malls shall be dissolved and in turn the Emaar Malls Shares will be delisted by the Dubai Financial Market on the Effective Date.

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2.7	GENERAL ASSEMBLY MEETINGS

The Merger is conditional upon, amongst other matters as set out in Section 9 of this document, separate approvals at the respective GMs by the Emaar Properties Shareholders and the Emaar Malls Shareholders as follows:

(a)	a vote "in favour" of each of the resolutions proposed at the Emaar Properties GM by a requisite majority of the Emaar Properties Shareholders represented in the Emaar Properties GM; and
(b)	a vote "in favour" of each of the resolutions proposed at the Emaar Malls GM by a requisite majority of the Emaar Malls Shareholders represented in the Emaar Malls GM.

Notices of the respective GMs of Emaar Properties and Emaar Malls are set out in Annex I and Annex II, respectively, to this document.

2.7.1	EMAAR PROPERTIES GM

The Emaar Properties GM will be held, using electronic means and also at the Address Hotel, Dubai in conference room (Sky View) on Sunday, 10 October 2021 at 3 p.m. to consider and, if appropriate, approve the following resolutions, in addition to other resolutions being proposed as part of the general assembly meeting of Emaar Properties PJSC:

1	The Merger through the issuance of 0.51 New Emaar Properties Shares for every one (1) share in Emaar Malls, subject to the terms and conditions of the Merger.

2	The Merger Agreement (as amended) entered into between Emaar Properties and Emaar Malls in accordance with Article 283(1) and Article 285(1) of the Companies Law and the indicative timeline for the Merger.

3	The appointment of EY as independent valuer.

4	The valuation of Emaar Malls and Emaar Properties.

5	The following resolutions and the consequential amendments to Emaar Properties Articles upon the Merger being effective:

(a)	the increase of share capital of Emaar Properties from AED 7,159,738,882 to AED 8,179,738,882, subject to the terms and conditions of the Merger and with effect from the Merger becoming effective;
(b)	the amendment of Article 6 of Emaar Properties Articles to reflect the increase of share capital of the Company described in paragraph (a) above; and
(c)	subject to the approval of the concerned authorities, the approval of the amended Emaar Properties Articles as published on Emaar Properties’ website and uploaded to the Dubai Financial Market portal.

6	The authorisation of the Emaar Properties Board, or any person so authorised by the Emaar Properties Board to adopt any resolution or take any action as may be necessary to implement any of the above resolutions including, without limitation, to: (a) apply for a certificate to be issued by the SCA to declare the Merger, the increase in share capital and the amendments to the Emaar Properties Articles effective; (b) apply for the listing of the New Emaar Properties Shares on the Dubai Financial Market; and (c) correspond and negotiate with any person, entity (official or otherwise) within and outside the United Arab Emirates, adopt such resolutions and take any such action as may be necessary to obtain the necessary approvals to effect the Merger.

2.7.2	EMAAR MALLS GM

The Emaar Malls GM will be held, using electronic means and also at the Address Hotel, Dubai in conference room (Sky View), on Sunday, 10 October 2021 at 4 p.m. to consider and, if appropriate, approve the following resolutions, in addition to other resolutions being proposed as part of the general assembly meeting of Emaar Malls PJSC:

1	The Merger through the issuance of 0.51 new Emaar Properties Shares for every one (1) share in Emaar Malls, subject to the terms and conditions of the Merger.
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2	The Merger Agreement (as amended) entered into between Emaar Properties and Emaar Malls in accordance with Article 283(1) and Article 285(1) of the Companies Law and the indicative timeline for the Merger.
3	The appointment of EY as independent valuer.
4	The valuation of Emaar Malls and Emaar Properties.
5	The dissolution of Emaar Malls, subject to the terms and conditions of the Merger and with effect from the Merger, becoming effective and termination of the corporate personality of Emaar Malls and for Emaar Properties to become the legal successor of Emaar Malls in all its rights and obligations.
6	The authorisation of the Emaar Malls Board, or any person so authorised by the Emaar Malls Board, to adopt any resolution or take any action as may be necessary to implement any of the above resolutions including, without limitation, to apply for a certificate to be issued by the SCA to declare the Merger, and the dissolution of Emaar Malls, effective. The Emaar Malls Board shall be authorised to communicate with the SCA, the Minister of Economy and the competent authority to de-register Emaar Malls and further shall be authorised to take all necessary action to amend the records and register the Merger with all persons and entities, whether official or otherwise, including the registration that Emaar Properties shall become the legal successor in all rights and obligations of Emaar Malls.

2.7       ROLES OF ADVISERS

2.7.1	Roles and Responsibilities of the Merger Advisers

The Emaar Properties Merger Committee and the Emaar Malls Merger Committee, in their joint meeting on 3 March 2021, have resolved to approve the nomination and appointment of the following external advisers to advise on the implementation of the Merger, in accordance with applicable law and regulations and on the basis a prudent person might be expected to exercise in reviewing information and documentation provided to them by the merging companies:

•	Advisers to Emaar Properties

Emaar Properties has appointed Morgan Stanley as its financial adviser and Linklaters LLP as its legal adviser.

•	Advisers to Emaar Malls

Emaar Malls has appointed Credit Suisse as its financial adviser solely for the purpose of providing a fairness opinion and Ibrahim & Partners as its legal adviser.

•	Joint independent valuer

EY Consulting LLC (“EY”) has been appointed jointly by Emaar Properties and Emaar Malls, as independent valuer, to arrive at a standalone valuation range for the equity shares of Emaar Properties and Emaar Malls based on historical information and forecasts provided by Emaar Properties and Emaar Malls, with a view to arriving at fair exchange consideration in accordance with Articles 118 and 199 of the Companies Law.

EY will receive fees from Emaar Properties and Emaar Malls for their services in connection with the Merger.

EY’s trademarks are the sole property of EY and their use here does not imply auditing by EY or endorsement of the transaction by EY or any of its member firms.

2.7.2	"Fairness Opinions"

Morgan Stanley is acting as exclusive financial adviser to Emaar Properties and Credit Suisse is acting as exclusive financial adviser solely for the purpose of providing a fairness opinion to Emaar Malls, in each case in relation to the Merger.

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Further, Emaar Properties and Emaar Malls have each, in line with international best practice, obtained independent fairness opinions from Morgan Stanley and Credit Suisse (respectively), the full text of which (including the assumptions, limitations and qualifications on which such opinions have been provided) appears at Annex III and Annex IV, respectively, to this document. The Morgan Stanley fairness opinion is in relation to the fairness, from a financial point of view, of the Exchange Ratio to the Emaar Properties Shareholders and the Credit Suisse fairness opinion is in relation to the fairness, from a financial point of view, of the Exchange Ratio to the Emaar Malls Shareholders, other than Emaar Properties PJSC.

Morgan Stanley, together with its affiliates and associated companies (the “Morgan Stanley Group”), is a global financial services firm engaged in a wide range of securities, commercial banking, investment banking, investment management and other activities. In the ordinary course of its trading, brokerage and financing activities, Morgan Stanley and other members of the Morgan Stanley Group (or investment funds managed by them or in which they have financial interests) may trade, for their own account or the accounts of their customers, and, accordingly, may at any time hold long or short positions in the debt and/or equity securities (and/or related derivative securities) of Emaar Properties and/or Emaar Malls. Furthermore, members of the Morgan Stanley Group may have maintained, and may from time to time continue to maintain, banking and other commercial relationships with Emaar Properties and Emaar Malls (and/or the Combined Group following completion of the Merger). Specifically (and in addition to those roles already disclosed in the Morgan Stanley fairness opinion set out in Annex III), following the announcement of the Merger on 2 March 2021, Morgan Stanley was appointed to act as exclusive financial adviser.

Credit Suisse is part of the Credit Suisse Group (the "CS Group"), a worldwide group of companies that is involved in a wide range of banking, investment banking, private banking, private equity, asset management and other investment and financial businesses and services, both for their own account and for the accounts of clients and customers. Credit Suisse and the other members of the CS Group provide a full range of securities services, including securities trading and brokerage activities. Credit Suisse and the other members of the CS Group may acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Emaar Properties and/or Emaar Malls and any other company that may be involved in the Merger and other matters contemplated by this document, as well as provide investment banking and other financial services to such companies. Credit Suisse and the other members of the CS Group may have interests, or be engaged in a broad range of transactions involving interests, that differ from those of Emaar Properties and/or Emaar Malls.

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3. INFORMATION ABOUT THE COMBINED GROUP

3.1	DIRECTORS

The members of the Emaar Properties Board will continue their current board appointments following the Merger. The Chairman of Emaar Properties will be Mr. Jamal Majed Khalfan Bin Theniyah and the Vice Chairman will be Mr. Ahmed Jamal Hassan Jawa.

Position	Name
Chairman	Mr. Jamal Majed Khalfan Bin Theniyah
Vice Chairman	Mr. Ahmed Jamal Hassan Jawa
Board Member, Managing Director	H.E. Mohamed Ali Rashed Alabbar
Executive Board Member	Mr. Ahmad Thani Rashed Al Matrooshi
Board Member	Mr. Jassim Mohammed Abdulrahim Al Ali
Board Member	H.E Eng. Sultan Saeed Mohammed Nasser Al Mansoori
Board Member	Mr. Helal Saeed Salem Saeed Al Marri
Board Member	Mr. Buti Obaid Buti Al Mulla
Board Member	Ms. Eman Mahmood Ahmed Abdulrazzaq

Brief biographical details of the proposed members of the Emaar Properties Board following implementation of the Merger are set out below:

Mr. Jamal Bin Theniyah, Chairman:

Mr. Jamal Bin Theniyah, born in 1958, holds a bachelor’s degree in Public Management.

Mr. Bin Theniyah joined Port Rashid in October 1981 and has progressed through the management up until May 1991 when Dubai government merged port Rashid with Jebel Ali port under Dubai Ports Authority (DPA) and he was appointed as Assistant Managing Director.

In 1999, one of the first initiatives of Mr. Bin Theniyah, along with the DPA chairman in the international port operation market encompassing, Beirut, Djibouti and Jeddah, led to the creation of Dubai Ports International (DPI).

In 2001, he was appointed as Managing Director to master plan the development of Jebel Ali as one of the biggest terminals in the world, increasing its capacity from 20 million TEUs at that time to 50 million TEUs.

In 2004, Mr. Bin Theniyah played a major role in the acquisition of Sealand world terminals to give DPI a real international footprint.

Mr. Bin Theniyah is the Co-Founder of DP World, the fourth largest port operator in the world, with a capacity of 100 Million TEUs. In 2006, DPI concluded the acquisition of P&O Ports to become the third largest port operator in the world and DPW was created to become a real international port operator company worth USD 22 billion.

In 2006, Mr. Bin Theniyah was appointed Vice Chairman and GCEO of Ports & Freezone world, which includes DP World, Freezone world and P&O Ferries until his retirement in January 2017.

In 2008, following the global crisis, Mr. Bin Theniyah led the restructuring of Dubai World, a conglomerate in the real estate (Nakheel), private equity (Istithmar) and Dry dock world.

From 2012 until April 2021, Mr. Bin Theniyah was an independent member of the Board of Directors of Emaar Properties PJSC. Currently, he is a non-independent Board Member of Emaar Properties PJSC, in compliance with Article (19) of SCA Regulation 3RM of 2020 which provides that a Board Member loses his independency if he is appointed for a fourth consecutive term. Mr. Bin Theniyah serves as a Board Member in different entities including Emaar Development PJSC.

In September 2017, Mr. Bin Theniyah was elected as a non-executive Board Member of “Emaar, the Economic City”.

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Mr. Bin Theniyah is a common speaker in the international ports and maritime conferences and is amongst the few who have won three international prestigious awards:

• in 2006, he won Lloyds list personality of the year;

• in 2007, he won the personality of the year by Sea trade; and

• in 2010, he won the highest lifetime award by sea trade “the life-time achievement award”.

He is known and well respected by the major international ports operators and the shipping lines and has knowledge of developing large scale port operation and logistic zone including the business knowledge process in the shipping line routes and rotations.

Mr. Ahmed Jamal Hassan Jawa, Vice-Chairman:

Mr. Jawa embodies the Middle East’s success story. As Chairman, President and Chief Executive Officer of Starling Holding Limited, Mr. Jawa has continually set business and entrepreneurial excellence standards.

The renowned Saudi Arabian entrepreneur established Starling Holding, an international investment group dedicated to private equity and venture capital, just after graduating from college, when private equity was in its infancy in the Middle East region.

Mr. Jawa’s impeccable corporate expertise in oil and gas, healthcare, hospitality, home entertainment and real estate development helped grow Starling Holding into a global investment leader, with business interests in the Middle East, Europe, the US, North Africa and South Asia.

His business acumen was recognised in 1996, at the highest level, when he was honoured as one of the “Global Leaders of Tomorrow” at the World Economic Forum in Davos, Switzerland.

Mr. Jawa’s expertise and entrepreneurial skills have seen him become a trusted adviser for global companies that operate in the Middle East.

He is the Vice-Chairman of Emaar Properties, the developer of global icons, including Burj Khalifa and Downtown Dubai, and Chairman of its Emaar Properties’ Investment Committee and Risk Committee. He is also a member of its Audit Committee, offering advice on Emaar’s global expansion plans.

Mr. Jawa is also a Board Member of Emaar Development, the leading developer of residential and commercial build-to-sell assets in the UAE, and a member of its Investment Committee and Nomination and Remuneration Committee.

Mr. Jawa is Chairman of Emaar Middle East (KSA), developer of high-value projects in the Kingdom of Saudi Arabia.

In addition, Mr. Jawa is the Chairman of Emaar Turkey and serves on Emaar Misr’s Board in Egypt. He is also the Chairman of its Audit Committee and a member of its Investment Committee.

He is on the Board of RAK Petroleum, an Oslo Børs-listed oil and gas investment company, and serves as the Chairman of its Audit Committee.

Mr. Jawa is also on the Board of National Pipe Company Ltd (NPC), a joint venture between Saudi-based enterprises and Sumitomo Corporation Group of Japan that manufactures and supplies quality pipes for the oil, gas, water and construction services.

He is a former member of the Board of “Emaar, The Economic City” and its Nomination and Remuneration Committee. “Emaar, The Economic City”, a public joint-stock company listed on the Saudi Stock Exchange (Tadawul), is undertaking the modernisation and execution of King Abdullah Economic City, the largest master planned community of its kind in the Middle East region.

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Mr. Jawa was previously Chairman of Disney Jawa Enterprises, which introduced a range of Walt Disney licensed products to the Middle East region. He was the Chairman and CEO of Stallions Home Video, which redefined home entertainment in the region, and Coflexip, a joint venture with France’s Elf Aquitaine, to lay underwater pipes for crude oil distribution.

Mr. Jawa holds a Master’s in Business Administration (MBA) and a Bachelor of Science in Business Administration from the University of San Francisco. He is fluent in Arabic, English and French.

H.E. Mohamed Ali Rashed Alabbar, Managing Director:

Founder and Managing Director of Emaar Properties https://www.emaar.com/, Founder and Director of Noon.com https://www.noon.com/, Chairman of Eagle Hills https://www.eaglehills.com/ and Americana Group https://americana-group.com/.

Mr. Mohamed Ali Rashed Alabbar is a global entrepreneur with active interests in real estate, retail, hospitality, e-commerce, technology, logistics, F&B and venture capital.

Experience

Since 1997, he has been at the forefront of global real estate, leading marquee real-estate development companies, such as, Emaar Properties (developer of the world’s tallest building) and Eagle Hills (leading emerging markets real estate developer). He has spearheaded the growth of Emaar Properties, attaining an unmatched track record of successfully developing iconic futuristic residential, retail, entertainment, hospitality and leisure assets, transforming the lifestyles of people globally. Over the years he has developed world-class mixed used projects, including his retail businesses, across over 20 markets in the Middle East, North and Sub Saharan Africa, Central and Eastern Europe, South and South East Asia and the US.

Business Acumen

In addition, he has driven the growth of several regional players into world-renowned sector champions, including Americana Group (a multibillion-dollar food business, the largest integrated food company in the Middle East) and noon.com (the leading e-commerce platform in the region). He is also a shareholder in Artstreet Limited, which owns interests in real estate business. He is the Chairman of Zand, one of the world’s first combined digital corporate and retail banks to launch from the UAE.

Education

A graduate in Finance and Business Administration from Seattle University in the US, also holding an Honorary Doctorate from Seattle University, an Honorary Doctorate from the London School of Economics and Political Science and an Honorary Doctorate from Sun Moon University in South Korea.

Mr. Ahmad Al Matrooshi, Executive Board Member:

As Executive Board Member of Emaar Properties PJSC, Ahmad Al Matrooshi oversees the day-to-day operations within Emaar, including government affairs, media, public and community relations.

Al Matrooshi is the Chairman of Emrill Services LLC, Vice Chairman of Emaar Malls PJSC, a member of the Consultation Committee for the Dubai Supreme Council of Energy and a member of the Committee at UAE Council of UAE companies invested abroad. He holds memberships of a number of important organisations.

Prior to joining Emaar in November 2005, Al Matrooshi held the position of Chief Executive Officer at the government-run Dubai Development Board (DDB) for almost a decade. At the DDB, he ensured affordable housing and competitive financing rates to all residents across the Emirate. Before this move, Al Matrooshi was Deputy Director of the Dubai Chamber of Commerce and Industry for 14 years.

Born and brought up in Dubai, Al Matrooshi holds a Bachelor of Arts in Public Administration and a Diploma in Property Management from NCFE (UK).

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Mr. Jassim Al Ali, Board Member:

Mr. Jassim Mohammed Abdulrahim Al Ali is the Chief Executive Officer of Al Ali Property Investments (API). He has gained experience in planning, construction and development of the family assets.

He is also the Chief Executive Officer of API Hotels and Resorts and is working with operators such as Accor and IHG.

In 2006, Jassim finished his Bachelor’s in Business Administration from American University of Sharjah (AUS). In 2006, after graduation, Jassim joined his family business, API, as the Commercial Director. During his tenure, he worked on numerous projects and is currently accountable for over 50 property assets that are in the UAE.

Jassim is an out-of-the-box thinker and innovator and keeps himself updated by investing his time in books, global current affairs and market economy.

He is a true visionary for tenants residing in his properties, where he aims to deliver a change from the traditional way of living to a unique experience by introducing technology and new ways of making life as a tenant better.

H.E Eng. Sultan Saeed Mohammed Nasser Al Mansoori, Board Member:

His Excellency Sultan Bin Saeed Al Mansoori has been appointed as Minister of Economy in the UAE, effective from 17 February 2008. His Excellency Sultan holds a Bachelor’s degree (B. Sc.) in Industrial Engineering & Management Systems from Arizona State University – USA. He also has a Diploma in Computer System Analysis from the Institute of Computer Technology, Los Angeles, California – USA.

In addition to his position as Minister of Economy, His Excellency Sultan holds the positions below:

• Chairman of the Supreme Committee for Consumer Protection.

• Chairman of the Coordinating and Economic Cooperation Committee.

• Chairman of the National Committee for the Follow-up Program of Investment Climate.

• Chairman of the UAE international Investors Council.

• Chairman of The UAE SME Council.

• Chairman of the Board of Directors of the Securities and Commodities Authority.

• Chairman of the insurance Authority.

• Chairman of the Federal Civil Aviation Authority.

• Chairman of The Dubai Islamic Economy Development Centre.

• Chairman of The Emirates Authority For Standardization & Metrology.

• Chairman of CSR UAE Fund Board of Trustees.

• Member of Education and Human Resources Council.

• Member of the Ministerial Committee for Legislation.

• Member of the National Committee on Population Composition.

• Member of the Committee of Finance and Economy.

 In addition to the positions listed above, His Excellency Sultan previously held the positions below:

• Senior Airport Coordinator, then Vice President Operations at Dubai Civil Aviation Authority during the period of 1988 – 1991.

• Director – Dubai Cargo Village during the period of 1991 – 1996.

• Deputy Director General – Dubai Chamber of Commerce & Industry during the period of 1996 – 1998.

• Group Managing Director of Saeed & Mohamed Al Naboodah Group during the period of 1998 – 2004.

• Vice President of Dubai Islamic Bank during the period of 1999-2008.

• Chairman of Aman (Dubai Islamic Insurance Company) during the period of 2002-2008.

• Minister of Transport and Communications during the period of 2004 – 2006.

• Minister of Government Sector Development during the period of 2006 – 2008.

• Member of GCC Consulting Authority for Supreme council.

Mr. Helal Saeed Salem Saeed Al Marri, Board Member:

His Excellency Helal Saeed Almarri has been Director General of the Dubai Department of Tourism and Commerce Marketing (DTCM) since 2013. He is a member of the Executive Council of Dubai, a member of the Board of Directors of the Investment Corporation of Dubai and the Director General of the Dubai World Trade Centre Authority (DWTCA).

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The DTCM, is the government authority responsible for continuously furthering Dubai’s position as a leading global tourism destination and business hub. In his capacity as Director General, Almarri is accountable for the planning, oversight and delivery of Dubai’s vision and aspirational targets for the sector. His mandate also includes a strategic focus on driving sustainable tourism – contributing to the economic development of the emirate of Dubai and ensuring that tourism as a sector with all related adjacencies are effectively growing their contribution to Dubai’s GDP.

Almarri’s responsibilities span both leisure and business aspects of the city’s value proposition. As such, his role entails enhancing Dubai’s positioning as the preferred international hub for the global business community to network from, establish and expand their presence in and service the broad range of markets across EMEASA. To facilitate delivery, he is equally responsible for forging collaborations and partnerships across the industry ecosystem globally, and Dubai government, private and public sector stakeholders.

Almarri also heads up the DWTCA, which encompasses the UAE’s leading events venue and the largest events and exhibition centre in the whole region. He is responsible for developing the centre’s strategic and development plans that aim to position Dubai as a leading global MICE destination. In his capacity as Director General, Almarri is mandated to manage various sides of the business, including exhibitions and conferences, real estate and hospitality – all collectively driving towards the company’s growth strategy in line with Dubai’s vision to create a global platform for business tourism, as mandated by His Highness Sheikh Mohammed bin Rashid Al Maktoum, Vice President and Prime Minister of the UAE and Ruler of Dubai.

Almarri also serves as a member of the Supreme Committee of the Expo 2020 and a Board Member at the Dubai Chamber of Commerce and Industry, Emaar Malls PJSC and Taaleem PJSC.

Almarri holds a Master of Business Administration (MBA) degree from the London Business School (LBS). Almarri is a Chartered Accountant from the Institute of Chartered Accountants in England and Wales and previously worked at consulting firms, McKinsey and KPMG.

Mr. Buti Obaid Buti Al Mulla, Board Member:

Mr Buti Obaid Almulla is Chairman of Mohamad and Obaid Almulla Group, a Dubai-based family-owned business launched in 1942, and a market leader in key strategic economic sectors: hospitality, healthcare and pharmaceuticals, real estate, travel and tourism and investments.

He has extensive professional business experience that spans over 31 years (since January 1990) across the banking, finance, real estate, hospitality and investment sectors. Born in 1967, Mr. Almulla holds a diploma in business administration from Newberry College, Boston.

He holds several esteemed positions: Chairman of Dubai Insurance Company PSC, Vice Chairman of Emirates Islamic Bank PJSC, Director of Emirates NBD Bank (PJSC) and Director of Dubai Refreshment PJSC.

Ms. Eman Mahmood Ahmed Abdulrazzaq, Board Member:

As Group Chief Human Resource Officer and Executive member of Emirates NBD Group, Eman Abdulrazzaq is responsible for over 26,000 employees across nine countries. Eman has been instrumental in leading a dynamic and proactive working practice cultural change, as well as driving Future Skills development to reskill and build out an agile workforce that can embrace the developing digital landscape. Eman is an advocate of attracting and retaining a diverse and talented workforce.

Prior to joining Emirates NBD, Eman was Regional Head of Strategy and Chief of Staff for HSBC Bank Middle East Limited for the Middle East, North Africa and Turkey (MENAT) countries where she also had responsibility for overseeing Sustainable Finance.

She started her career with HSBC as a Corporate Banker before moving to Human Resources where she led the function through a number of complex change programmes, including the implementation of new technology, which led to a significant cultural change and new ways of working for both HR and its customers across the MENAT region.

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When her role at HSBC expanded to include Chief of Staff and Strategy and Planning, she was a trusted adviser to the Chief Executive Officer, MENAT, leading on the delivery of a number of strategic programmes with a focus on growth acceleration to deliver increased business and revenue growth. Globally connected, Eman also worked in close partnership with Senior Management in the HSBC Group to manage M&A transactions in the region as well as successfully driving growth across the region, enhanced by her ability to build strong external stakeholder, customer and regulatory body relationships.

Eman has been a member of the Board of Emirates Institute for Banking and Financial Studies (EIBFS) where she played a key role in encouraging and supporting the youth of the UAE to pursue careers in banking and finance. Throughout her career, Eman has continued to mentor and coach numerous individuals and is passionate about the development of Emirati talent in the corporate world.

Eman is currently the Chairperson of the UAE Banks Federation (UBF) HR Committee and has worked closely with regulators and central banks on introducing sound remuneration policies across the UAE, Bahrain Oman and KSA. She was also previously a Board Member of the HSBC Middle East Finance Company.

Eman has spoken at various public forums on topics as diverse as regional economics and unconscious bias in the workplace and was a speaker on Future Skills in the Workplace at the World Economic Forum at Davos in 2019.

3.2	COMBINED GROUP CHIEF EXECUTIVE OFFICER

The Chief Executive Officer of Emaar Properties following implementation of the Merger (with effect from the Effective Date) will be Mr. Amit Jain.

3.3	THE COMBINED GROUP'S STRATEGIC PRIORITIES

Emaar Properties’ objective is to produce sustainable and secure long term returns from the development and management of, and investment in, its real estate activities and to continue to create value for its stakeholders while maximising shareholder returns. Its strategy to achieve this objective involves maintaining its leadership position in its core markets, completing its existing development projects in Dubai and internationally, focusing on initiating additional developments in its international target markets and diversifying its revenue streams in order to increase the proportion of revenues from its non-property development business segments. In particular, Emaar Properties intends to:

Maintain the Combined Group’s leadership position in its core markets: Emaar Properties seeks to solidify its position as the leading fully integrated real estate company in MENA with a diversified portfolio comprising significant leasing and operating businesses in both local and international markets as well as exposure to local and international real estate development. Emaar Properties will focus on leveraging its superior asset mix and continue to drive innovation and improvements across its portfolio to ensure it remains the lifestyle destination of choice while continuing with a targeted, low-risk expansion strategy to deliver future growth.

Further consolidate the Combined Group's position as the largest and most prominent developer in Dubai: The Emaar Properties Group is the leading developer of residential real estate in Dubai, and enjoys a reputation for delivering the highest quality integrated lifestyle master plan communities in some of Dubai's most desirable locations. It has a number of ongoing and new developments in Dubai, including a number of iconic projects and prime real estate assets. The Combined Group adheres to its rigorous standards and processes through all phases of development and believes that maintaining its strategic focus on delivering its current and future projects to the premium standard associated with the Emaar Properties brand and providing an exceptional customer experience will allow it to maintain and further grow its market leading position.

Enhance diversification across the portfolio by expanding its malls, hospitality and entertainment segments: As part of Emaar Properties’ overall strategy to increase recurring revenues and to continue to diversify revenue streams, Emaar Properties intends to develop and expand its mall assets and the Emaar Hotels, Resorts and Entertainment brands, both locally and globally through well-planned expansions and the adoption of a low risk-model focused on rental income growth and cash flow generation.

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Replicate its proven business model in international markets: Emaar Properties undertakes international projects itself and together with third parties. For the majority of its international projects, Emaar Properties is aiming to replicate its Dubai model of developing integrated lifestyle community developments, which enable it to earn revenues from the sale of properties, rental income and capital appreciation through the holding and management (including through its international joint ventures) of investment properties. Key areas of focus for Emaar Properties include Saudi Arabia, Turkey, Egypt and India.

Improve funding models to reduce costs and produce high returns from the development of real estate: The Emaar Properties Group's project finance strategy is to finance development projects through a combination of shareholders' equity, pre-selling of projects, debt financing and strategic sales, therefore limiting funding at the parent company level to land acquisitions and initial infrastructure-related construction. Its pre-sale funding model significantly de-risks the cash requirements for the development of its projects. The Emaar Properties Group's agile sales and marketing strategy underpins its business model and seeks to ensure a healthy and continuous sales backlog which enhances revenue visibility. Emaar Properties aims to retain sufficient reserves and liquidity to ensure operational obligations are met on a timely basis and to provide high-quality delivery. As at 30 June 2021, Emaar Properties’ total equity was AED 65.4 billion, including retained earnings and non-controlling interests. Emaar Properties focuses on fostering strong partnerships to support growth including by entering into joint ventures to gain access to the significant land bank owned by its joint venture partners, thereby avoiding the need to commit immediate cash flows towards land purchases. For example, the waterfront Dubai Creek Harbour at The Lagoons is developed jointly with Dubai Holding, and Dubai Hills Estate is a joint venture with Meraas Estates LLC and the land used for development in each case was provided by Dubai Holding and Meraas, respectively. The Combined Group intends to continue to leverage its favourable GRE partnerships to gain further access to significant prime land opportunities with minimal capital outlay through joint venture arrangements and otherwise.

Focus on project delivery and delivering value to customers: Emaar Properties has been and continues to be focused on project delivery and drawing on the potential of digital technologies to help optimise use of resources and enhance efficiency and customer service. Across all of its operations – from project design to development and after-sales service – it is seeking to strengthen project management and service excellence through digital technology. At every stage of development, Emaar Properties seeks to place more emphasis on being more efficient, agile and responsive to the aspirations of its customers, and as such to create long term value for its stakeholders. This “future now” strategy sets the foundation for Emaar Properties’ growth in the coming years, which complements the UAE's transition into a smart economy and reflects Dubai’s growth aspirations as a smart and sustainable city led by the vision of His Highness Sheikh Mohammed bin Rashid Al Maktoum, UAE Vice President and Prime Minister and Ruler of Dubai. Dubai Creek Harbour, Dubai Hills Estate and the ongoing expansion of Downtown Dubai are examples of the Emaar Properties Group's commitment to create city hubs with digital lifestyle features that meet the aspirations of the future generation. As a customer-oriented digital organisation, Emaar Properties intends to continue to invest in next-generation technology to deliver modern lifestyles that meet the lifestyle aspirations of both the youth and future generations.

Divest certain assets to unlock value for shareholders: Emaar Properties has begun to implement a strategy of selling, and entering into long term management agreements with the relevant buyers for, certain of its hotels. As part of this strategy, five hotels (namely, the Address Dubai Mall, the Address Boulevard, the Address Dubai Marina, Vida Downtown and Manzil Downtown) were sold to Abu Dhabi National Hotels in February 2019. Additionally, Emaar Properties sold an 80 per cent. stake in its Downtown Dubai district cooling business to Tabreed in April 2020. This strategy is designed to complement Emaar Properties’ objective of unlocking value for shareholders and its strategy of migrating the Emaar Properties Hospitality Group LLC (“Emaar Properties Hospitality”) business to an asset-light model, which will enable Emaar Properties to focus on core hotel operations and brand expansion.

Enhance Strategic Alignment across the Combined Group: Emaar Properties is focused on ensuring ultimate alignment of interests across the Combined Group to allow the Combined Group to respond to challenges with agility and speed, as demonstrated during the recent COVID-19 crisis. Emaar Properties’ streamlined decision process across the various business segments, locally and internationally, ensures flexibility and adaptability in dealing with changing market environments, which further enhances the Combined Group’s resiliency.

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4. INFORMATION ABOUT EMAAR PROPERTIES

4.1	INTRODUCTION
4.1.1	Incorporation

Emaar Properties is a public joint stock company that was incorporated on 12 July 1997 by Ministerial Decree No. 66, with Commercial Registration number 49563 and commenced operations on 29 July 1997. As at 30 June 2021, Emaar Properties had a market capitalisation of approximately AED 29,784.5 million. Emaar Properties’ registered office is Emaar Square, P.O. Box 9440, Dubai, UAE and its contact telephone number is +971 (0) 4 3673333.

4.1.2	Capital structure

The issued and fully paid up share capital of Emaar Properties, as at the date of this document, is 7,159,738,882 shares of AED 1.00 each. The Emaar Properties Shares are admitted to listing and trading on the Dubai Financial Market.

4.1.3	Major shareholders

As at 30 June 2021, the shareholders known by Emaar Properties to own 5 per cent. or more of the share capital of Emaar Properties were:

Shareholder	Number of shares	Percentage of total issued share capital of Emaar Properties
INVESTMENT CORPORATION OF DUBAI	2,092,111,500	29.22 per cent.
4.1.4	UAE national and non-UAE national shareholdings

As at 30 June 2021, 63.6 per cent. of Emaar Properties Shareholders were UAE national investors and 36.4 per cent. were foreign investors.

4.1.5	Financial year and auditors

The financial year of Emaar Properties is the calendar year ending on 31 December.

The auditors of Emaar Properties are KPMG Lower Gulf Limited of Level 13, Boulevard Plaza Tower One, Mohammed Bin Rashid Boulevard, P.O. Box 3800, Downtown Dubai, UAE.

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4.2	EMAAR PROPERTIES GROUP STRUCTURE PRIOR TO COMPLETION OF THE MERGER

A simplified structure chart of the Emaar Properties Group as at 30 June 2021.

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4.3       DESCRIPTION OF BUSINESS

4.3.1	Background

Emaar Properties is a leading real estate company having developed, together with its subsidiaries, as at 31 December 2020, over 47,000 residential units in Dubai and over 25,100 residential units in international markets.

Emaar Properties commenced operations as a property development company specialising in real estate development, specifically master planned lifestyle community developments, in Dubai and was established in accordance with the Government's strategy to diversify and grow Dubai's economy. A substantial part of Emaar Properties’ initial land bank in Dubai was gifted to it by the Government, which allowed Emaar Properties, in the early years following its incorporation, to develop large parcels of land in a flexible and profitable manner. The Government, being the single largest shareholder, continues to own a significant interest in Emaar Properties and, internationally, Emaar Properties (whether directly or through one of its subsidiaries) has entered into partnerships with influential local partners, including GREs for some of its projects. The strength of Emaar Properties' relationship with GREs and governments creates opportunities for growth and favourable development arrangements.

As one of the largest real estate master developers operating in the GCC, Emaar Properties is a well-respected and recognised brand name with a proven track record and reputation as a developer of master planned lifestyle communities in Dubai and in other countries in which it operates. The Emaar Properties Group has substantial experience in designing and executing complex property development projects, from land acquisition through to the design, approvals, marketing and sales stages of the real estate development lifecycle. In Dubai alone, the Emaar Properties Group has developed premier integrated lifestyle master plan communities containing some of the city's most iconic assets, including Downtown Dubai with Burj Khalifa, the world's tallest building, and The Dubai Mall, the world's most visited shopping mall. Its extensive track record of development, including Emirates Living, the UAE's first freehold master plan community, has allowed the Emaar Properties Group to develop unmatched expertise in the design and execution of these complex and large-scale projects. Emaar Properties’ experience and expertise make its brand one of the most sought after in the UAE market, and has resulted in the sale of higher volumes of residential units at higher prices than its principal competitors. In addition, the strength of the brand (together with its ability to use brand names such as Armani) has broadened the appeal of its projects to an international audience.

The strength and experience of Emaar Properties’ senior management team represent a competitive advantage and are critical to the successful conduct of its business with its considerable experience in the real estate market and other business segments in which Emaar Properties operates.

Since its incorporation, Emaar Properties has expanded its business in the UAE and internationally and currently has operations in 12 countries across the MENA region, the Indian subcontinent, Asia, Europe and North America.

The principal activities of Emaar Properties include property investment, development and development management, shopping malls and retail, hospitality, property management and utility services and investment in providers of financial services.

4.3.2	The major divisions

Emaar Properties operates through three primary business segments: (i) Real Estate; (ii) Leasing, Retail and Related Activities; and (iii) Hospitality. Its other business segments are made up of its property management and utility services businesses and its investments in providers of financial services, all as more particularly described below under “Other Businesses”.

A.	Real Estate

Real Estate is Emaar Properties’ core business segment. This segment focuses on the development and sales of residential and commercial real estate developments in the UAE and internationally. As at the date of this document, Emaar Properties has developments in Egypt, India, Jordan, Lebanon, Morocco, Pakistan, Saudi Arabia, Syria, Turkey and the UAE. In the year ended 31 December 2020, 75.4 per cent. of Emaar Properties' revenue was generated from property sales amounting to AED 14.9 billion. In the year ended 31 December 2019, Emaar Properties' Real Estate business generated AED 17.3 billion (in property sales), representing 70.5 per cent. of its total revenue in 2019.

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The Emaar Properties Group's real estate development business is made up of the domestic segment (comprising business activities and operations in the UAE), as more particularly described below under "Real Estate Development – UAE", and the international segment (comprising business activities and operations outside the UAE), as more particularly described below under "Real Estate Development – International".

Real Estate Development – UAE

The Emaar Properties Group's property development projects in Dubai are undertaken by its subsidiary, Emaar Development PJSC ("Emaar Development") (in which Emaar Properties owns approximately 80 per cent. of the issued share capital), and have provided Emaar Properties with the foundation for its rapid growth since 1997. With several ongoing and completed master planned developments, Dubai operations continue to play a pivotal role in the Emaar Properties Group's growth. As at 31 December 2020, the Emaar Properties Group had delivered approximately 47,000 residential properties in Dubai.

Emaar Development and the Emaar Properties Group's real estate development business

Emaar Development is the UAE real estate development subsidiary of Emaar Properties and the leading developer of integrated lifestyle master plan communities in Dubai. Redefining the traditional approaches to property development, Emaar Development's integrated lifestyle master plan communities are distinguished by their design, high-quality build and finishes and wide range of amenities, combining residential and commercial property, shopping malls and other retail assets and high-end hospitality and leisure attractions within secure, well-maintained communities. In addition, Emaar Development ensures through its collaboration with local regulators, utility companies and government agencies that the infrastructure necessary to support these residential communities, such as roads, power, water and sewage, landscaping and open recreational spaces, is in place.

The Emaar Properties Group's real estate development business has formed a key part of the Emaar Properties Group's operations since Emaar Properties' inception in 1997 and has played an integral role in the development of Dubai from a regional hub to a global destination. The Emaar Properties Group has developed some of Dubai's most prestigious integrated lifestyle master plan communities, including Emirates Living, the first major freehold community built in Dubai, Dubai Marina, the region's largest man-made marina development and Downtown Dubai, one of the world's most visited destinations. The Emaar Properties Group's developments have received a number of the industry's most prestigious awards, including YouGov's Best Real Estate Brand in the UAE 2017, International Business Excellence 2017 and Sustainability Initiative of the Year 2017.

In November 2017, Emaar Properties listed 20 per cent. of its holdings in Emaar Development on the Dubai Financial Market, with total issue proceeds of USD 1.31 billion. Substantial proceeds from the IPO were distributed to Emaar Properties’ shareholders as special dividends in February 2018.

Emaar Development's project portfolio is comprised of wholly-owned projects under development (Downtown Dubai, Arabian Ranches, Dubai Marina, Emirates Living, Al Marjan and Emaar Beachfront), joint venture projects (Dubai Hills Estate and Mina Rashid), joint development projects (Dubai Creek Harbour, Emaar South and Zabeel Square) and its land bank Al Marjan (Ras al Khaimah)

Real Estate Development – International

Emaar Properties has wholly-owned subsidiaries in Turkey, Morocco and Pakistan responsible for a number of golf and residential master planned communities, mixed-use developments of residential apartments, hotel and retail units.

Emaar Properties also has interests in property developments in Egypt, KSA, India, Pakistan, Jordan, Syria, Lebanon and Turkey.

B.	Leasing, Retail and Related Activities

The Leasing, Retail and Related Activities segment focuses on the development, leasing and management of Emaar Properties' national and international retail developments, including malls, retail, commercial and residential spaces.

In the year ended 31 December 2020, 21 per cent. of Emaar Properties' revenue was generated from Leasing, Retail and Related Activities amounting to AED 4.1 billion. In the year ended 31 December 2019, Emaar Properties' Leasing, Retail and Related Activities generated AED 6.0 billion, representing 24 per cent. of its total revenues in 2019.

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Emaar Malls

Emaar Malls is the shopping mall operating subsidiary of Emaar Properties (in which Emaar Properties owns approximately 85 per cent. of the issued share capital) and focuses on creating retail environments that are tailored to the particular needs of each community they serve. Emaar Malls’ revenues are derived from rents paid by tenants in its facilities. Details of Emaar Malls’ key developments are set out in Sub-section 5.3.

Other

Emaar Entertainment LLC ("Emaar Entertainment") is a wholly-owned subsidiary of Emaar Properties, and contributes to Emaar Properties’ mall developments in the Middle East through the creation of leisure attractions (including Dubai Aquarium and Underwater Zoo, Dubai Ice Rink, KidZania®, VR Park and Reel Cinemas) within its malls across Emaar Properties' markets.

Burj Khalifa, developed by Emaar Properties, features luxury recreational and leisure facilities including four swimming pools, lounges for home owners and office owners, health and wellness facilities and public observation decks, and houses the Armani Hotel Dubai and the Armani Residences.

Emaar Commercial Sales and Leasing manages Emaar Properties' flagship commercial assets including, but not limited to, Burj Khalifa's Corporate Suites, Emaar Square, Boulevard Plaza, Marina Plaza and Emaar Business Park, as well as the leasing of land for education, healthcare and industrial purposes. New assets currently under construction, located in new Emaar Properties communities, will also be added to the portfolio. In addition, Emaar Commercial Sales and Leasing leases schools, nurseries, hospitals and clinics, located within their master communities, to highly regarded organisations operating in that particular sector.

C.	Hospitality

The Hospitality segment focuses on the management of hotels (including serviced apartments), resorts and leisure facilities and their management in the UAE and internationally. In the year ended 31 December 2020, 4 per cent. of Emaar Properties' revenue was generated from its Hospitality business, amounting to AED 789 million. In the year ended 31 December 2019, Emaar Properties' Hospitality business generated AED 1,298 million, representing 5 per cent. of its total revenues in 2019. Emaar Hospitality Group LLC (“Emaar Hospitality”), a wholly-owned subsidiary of Emaar Properties, manages Emaar Properties' portfolio of hospitality assets including hotels, serviced residences, leisure clubs (under “Emaar Leisure Group”) and several independent restaurants (under “Lifestyle Dining”). The hotels are managed under its three hotel brands: Address Hotels and Resorts LLC ("Address Hotels"), Vida Hotels and Resorts LLC ("Vida Hotels") and ROVE Hotels LLC ("ROVE Hotels") (a joint venture of Emaar Properties and Meraas).

Emaar Hospitality's revenues are derived from (i) business operations, which include room revenue, food and beverage revenue, rental revenues, membership fees, banqueting and events, lesson revenues from the golf and polo clubs and ancillary revenues from minor operating departments such as the spas, telephone, transportation, laundry and revenue share from branded serviced residences and (ii) hotel and property management services as provided to hotel developers and mixed-use residential owners' associations, which include technical services fees, hotel management fees, residential branding fees and property management fees.

Emaar Hospitality has expanded its geographic footprint with management agreements to operate hotels in Saudi Arabia, Bahrain, Egypt, Turkey and the Maldives. As at 31 December 2020, Emaar Hospitality has a development and management agreement pipeline of around 30 projects in the UAE and international markets.

Emaar Hospitality's key developments includes the Address Hotels (a hotel operator managing the premium luxury hotel brand “Address” that currently operates four hotels and one resort), the ROVE Hotels (a contemporary midscale hotel brand which targets the fast-growing segment of value-conscious leisure and business travellers), Vida Hotels (a hotel operator managing the upscale lifestyle hotel brands) and The Palace Downtown hotel (a luxury resort which opened in 2007 in the Downtown Dubai Development).

D.	Other Businesses

In addition to these primary business segments, Emaar Properties also has business operations and subsidiaries in other sectors (which constitute other, secondary business segments, such as financial services, and property management and utility services), including:

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•	Amlak Finance: In April 2000, Emaar Properties launched Amlak as a wholly-owned subsidiary to provide consumers with long term financing when purchasing Emaar Properties’ properties (a service not provided for at the time in Dubai). Emaar Properties’ current shareholding is 48 per cent. of Amlak Finance.
•	Asset and Facility Management – ECM: Emaar Properties’ communities are managed by ECM, a company currently 100 per cent. owned by Emaar Properties. ECM is an award-winning division of Emaar Properties that specialises in delivering a full suite of management services. It provides community development and management, operations, customer service, owners' associations and advocacy groups, community engagement and events and promotes educational and sustainability initiatives.
•	Mirage Leisure and Development Inc.: Emaar Properties wholly owns Mirage Leisure and Development Inc ("MLD"). MLD was incorporated in 1997 and its principal business activity is rendering development management services, primarily in the UAE.
•	Emrill Services LLC: Emaar Properties holds 50 per cent. of the shares in Emrill Services LLC ("Emrill Services") which was formed to provide facilities management services to Emaar Properties and other property development companies in Dubai and throughout the MENA region and the Indian sub-continent, including cleaning, security, pest control, waste management, mechanical, electrical and air conditioning maintenance and plumbing.
•	Turner International Middle East Ltd: Turner International Middle East Ltd is headquartered in Dubai and focuses on project and construction management in the MENA region. Emaar Properties has certain contractual rights which are equivalent to a 65 per cent. stake in Turner International Middle East Ltd.
•	Emaar Industries and Investments Pvt. JSC: Emaar Industries and Investments Pvt. JSC, a private joint stock company, is currently held at 40 per cent. by Emaar Properties and was established in August 2005 to capitalise on the growth prospects of the technology and manufacturing sectors in the MENA region.
•	Hamptons International Dubai LLC: Hamptons International Dubai LLC is Emaar Properties’ property services company and wholly-owned subsidiary. It is one of the premier real estate agents and offers and commercial sales and leasing, property management, valuations and research, and project management.
•	Downtown DCP LLC: Emaar Properties currently holds 20 per cent of shares in Downtown DCP LLC. Downtown DCP LLC provides innovative cooling solutions to developments in Downtown Dubai, focusing on the use of sustainable, energy-efficient and environmentally friendly practices to provide district cooling to a range of buildings.

4.4	DIRECTORS

The Emaar Properties Board, as at the date of this document, is comprised of the following persons:

Position	Name
Chairman	Mr. Jamal Majed Khalfan Bin Theniyah
Vice Chairman	Mr. Ahmed Jamal Hassan Jawa
Managing Director Executive Board Member Director(s)

H.E. Mohamed Ali Rashed Alabbar

Mr. Ahmad Thani Rashed Al Matrooshi

Mr. Jassim Mohammed Abdulrahim Al Ali

H.E Eng. Sultan Saeed Mohammed Nasser Al Mansoori

Mr. Helal Saeed Salem Saeed Al Marri

Mr. Buti Obaid Buti Al Mulla

Ms. Eman Mahmood Ahmed Abdulrazzaq

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5. INFORMATION ABOUT EMAAR MALLS

5.1	INTRODUCTION
5.1.1	Incorporation

Emaar Malls Group LLC was registered as a limited liability company in the Emirate of Dubai on 16 November 2005 in accordance with the Companies Law and was converted to Emaar Malls PJSC on 24 August 2014. As at 30 June 2021, Emaar Malls had a market capitalisation of approximately AED 26,549.2 million. Emaar Malls' registered office is Emaar Square, Building 3, Level 4, P.O. Box 191741, Dubai, UAE and its contact telephone number is +971 (0) 4 36 75588.

5.1.2	Capital structure

The issued and fully paid up share capital of Emaar Malls, as at the date of this document, is 13,014,300,000 shares of AED l.00 each. The Emaar Malls Shares are admitted to listing and trading on the Dubai Financial Market.

5.1.3	Major shareholders

As at 30 June 2021, the Emaar Malls Shareholders known by Emaar Malls to own 5 per cent. or more of the share capital of Emaar Malls were:

Shareholder	Number of shares	Percentage of total issued share capital of Emaar Malls
Emaar Properties PJSC	11,014,301,419	84.63 per cent.

Total
5.1.4	UAE national and non-UAE national shareholdings

As at 30 June 2021, 89.8 per cent. of Emaar Malls Shareholders were UAE national investors and 10.2 per cent. were foreign investors.

5.1.5	Financial year and auditors

The financial year of Emaar Malls is the calendar year ending on 31 December.

The auditors of Emaar Malls are KPMG Lower Gulf Limited of Level 13, Boulevard Plaza Tower One, Mohammed Bin Rashid Boulevard, P.O. Box 3800, Downtown Dubai, UAE.

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5.2       EMALL MALLS GROUP STRUCTURE PRIOR TO COMPLETION OF THE MERGER

A simplified structure chart of the Emaar Malls Group as at 30 June 2021.

Emaar Malls PJSC
Emaar Malls Advertising (Branch)
Dubai Marina Mall (Branch)
The Dubai Mall LLC (99%)
Emaar International Malls LLC (99%)
Emaar Dubai Malls LLC (99%)
The Lounge LLC (99%)
Namshi Holding Limited (100%)
Aslia LLC (99%)
The Ranches Souk Arabian Ranches 2 (Branch)
Gold & Diamond Park LLC (99%)
The Greens Souk LLC (99%)
Mira Town Center (Branch)
The Springs Souk (Branch)
The Leisure Centre Arabian Ranches (Branch)
Old Town Commercial Island (Branch)

- Emirates Property Holdings Limited (BVI) owns 1% of (i) The Dubai Mall LLC and (ii) The Greens Souk LLC.
  Emirates Property Holdings Limited (BVI) is ultimately owned by Emaar Properties PJSC.
- Ocean Park Management Limited (BVI) owns 1% of (i) Emaar International Malls LLC.
  Ocean Park Management Limited (BVI) is ultimately owned by Emaar Properties PJSC.
- Emaar Properties LLC owns 1% of (i) The Lounge LLC
  Emaar Properties LLC is ultimately owned by Emaar Properties PJSC.
- Emaar Dubai LLC owns 1% of (i) Emaar Dubai Malls LLC
  Emaar Dubai LLC is ultimately owned by Emaar Properties PJSC.
- Branches are 100% owned by the parent company, are seen as a continuity of the parent company and not considered as having a separate legal status from the parent company i.e. 100% of the liability of a branch passes through to the parent company.

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5.3       DESCRIPTION OF BUSINESS

Emaar Malls is the shopping mall operating subsidiary of Emaar Properties and focuses on creating retail environments that are tailored to the particular needs of each community they serve. Emaar Malls’ revenues are derived from rents paid by tenants in its facilities.

In October 2014, Emaar Properties listed 15.37 per cent. of its holdings in Emaar Malls on the Dubai Financial Market. The USD 1.6 billion IPO, the first of its kind to be undertaken by a company in the UAE through an international book-building process, was the largest IPO in Dubai since 2007 and was 30 times oversubscribed.

Details of Emaar Malls’ key developments are set out below. Footfall figures set out below are calculated internally by Emaar Malls.

The Dubai Mall

The Dubai Mall, one of the largest malls in the world, is located in the heart of the Downtown Dubai Development. It opened in November 2008 with a GLA of 3.7 million square feet. The Dubai Mall features more than 1,000 stores and over 170 food and beverage outlets spread over four levels. Anchor tenants in The Dubai Mall include Bloomingdales, Galleries Lafayette and Debenhams. Leisure and entertainment offerings in The Dubai Mall include one of the world's largest indoor aquariums, featuring a 180-degree walk through tunnel and comprising the world's largest underwater zoo.

In addition, The Dubai Mall is home to Reel Cinemas (a 22-screen cineplex, the largest in Dubai), an Olympic-sized ice rink, an indoor virtual reality theme park, KidZania® (a children's "edutainment" centre) and undercover parking facilities for approximately 12,000 vehicles, and is adjoined by Address Dubai Mall five-star hotel. The Dubai Mall has hosted the Vogue Fashion Dubai Experience, the Middle East's largest fashion event, in partnership with Vogue Italia for four out of the last five years. In 2018, The Dubai Mall recorded a footfall of 83 million people, making it the most visited mall in the world.

In 2018, Emaar Malls completed the expansion of The Dubai Mall's Fashion Avenue by one million square feet to accommodate a larger number of leading fashion brands. The expansion has resulted in an increase in leasable area by 11 per cent. The Dubai Mall is also adding new retail and leisure attractions with the expansions of the Boulevard, Fountain Views and Zabeel.

Dubai Marina Mall

Located at Dubai Marina, the Dubai Marina Mall opened in December 2008 and comprises over 140 stores. The Dubai Marina Mall includes shopping, entertainment and leisure facilities including Reel Cinemas (a seven-screen cineplex with premium facilities) and a children's entertainment venue. Adjacent to Dubai Marina Mall is Address Dubai Marina, a five-star hotel. Pier 7, a seven-floor tower connects to the Dubai Marina Mall and houses seven restaurants serving various global cuisines. Dubai Marina Mall had an average monthly footfall of 1,327,712 people in 2019 and 891,105 people in 2020.

Gold and Diamond Park

The Gold and Diamond Park opened in 2001 and comprises almost 450 units including retail outlets, manufacturing units showcasing gold, diamonds and jewellery and commercial space for offices. The development has an outdoor courtyard and a selection of cafes and restaurants and is conveniently located on Sheikh Zayed Road. The Gold and Diamond Park had an average monthly footfall of 229,409 people in 2019 and 146,076 people in 2020.

Souk Al Bahar

Souk Al Bahar is located on The Old Town Island in the Downtown Dubai Development, adjacent to Burj Khalifa and between two five-star hotels, Address Downtown Dubai and The Palace Hotel. It opened in November 2007 and has over 70 stores and an extensive waterfront promenade featuring 15 restaurants and cafes. Souk Al Bahar had an average monthly footfall of 527,937 people in 2019 and 210,062 people in 2020.

Namshi

Global Fashion Group and Emaar Malls entered into a strategic partnership in 2017 when Emaar Malls acquired a 51 per cent. stake in Namshi Holding Limited ("Namshi"), the leading online fashion retailer in the Middle East. Over the past three years, Global Fashion Group has worked together with Emaar Malls and the Namshi team to

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strengthen the company's offering by bringing global expertise in e-commerce and shared resources such as global brand acquisitions and technology innovations to the platform.

As part of the Emaar Malls Group's digital transformation initiatives, Emaar Malls acquired a 100 per cent. stake in Namshi on 25 February 2019. Namshi offers a range of over 85,000 products across more than 700 international and local fashion brands. Namshi also has an active customer base of 1.7 million people, and recorded growth in the past two years, having reported sales across the UAE and the KSA of AED 1,028 million in 2019 and AED 1,316 million in 2020.

Various Community Retail Space/Complexes

Emaar Malls also manages approximately 80,000 square metres of retail space located in various communities developed by Emaar Properties such as Emirates Living, Arabian Ranches, Dubai Marina and the Downtown Dubai Development. The retail outlets at these locations feature, among other things, supermarkets, restaurants, community centres and fitness clubs. The Dubai Hills Mall is expected to be opened in February 2022 and will have more than 550 outlets.

Areas under design and construction

Emaar Properties, either through its subsidiary Emaar Malls or its other subsidiaries and joint ventures internationally, has various other shopping areas under construction. Emaar Malls has provided consultancy services to various retail areas in King Abdullah Economic City in Saudi Arabia, which are currently under development. Emaar Malls is currently providing consultancy services to Emaar Properties' subsidiaries that are developing the Emaar Square Mall in Istanbul and the Uptown Cairo Mall in the Uptown Cairo development.

5.4	DIRECTORS

The Emaar Malls Board, as at the date of this document, is comprised of the following persons:

Position	Name
Chairman	Mr. Mohamed Hadi Ahmed Abdulla Al Hussaini
Vice Chairman	Mr. Ahmad Thani Rashid Al Matrooshi
Director(s)	Mr. Mohamed Ali Rashed Alabbar Mr. Abdullah Saeed Bin Majid Belyoahah Mr. Helal Saeed Salem Saeed Al Marri Mr. Ali Ibrahim Mohamed Ismail
Mr. Ahmad Abdulrahim Ahmad Mohamed Alansari

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6. HISTORICAL FINANCIAL INFORMATION

PART A

HISTORICAL FINANCIAL INFORMATION OF EMAAR PROPERTIES

Three years ended 31 December 2018, 31 December 2019 and 31 December 2020

The consolidated financial statements of Emaar Properties for the years ended 31 December 2018, 31 December 2019 and 31 December 2020 are available on Emaar Properties' website at http://www.emaar.com/ar-ae/investor-relations and are incorporated into this document by reference. The financial statements have been prepared in accordance with IFRS and other mandatory reporting requirements. Audits have been performed in accordance with International Standards on Auditing and audit reports issued on the financial statements for the years ended 2018, 2019 and 2020. Each such audit report was unqualified.

Information incorporated by reference into this document	Source of Information	Web Address
Financial statement for the year ended 31 December 2018	Emaar Properties	https://cdn.properties.emaar.com/wp-content/themes/emaar/inc/assets/pdf/investor-documents/ep-31-dec-18--fs-signed-english.pdf
Financial statement for the year ended 31 December 2019	Emaar Properties	https://cdn.properties.emaar.com/wp-content/themes/emaar/inc/assets/pdf/financial-information-emaar-pjsc/financial-statement-emaar-pjsc/ emaar-properties_q4_fs_e_30_03_2020.pdf
Financial statement for the year ended 31 December 2020	Emaar Properties	https://cdn.properties.emaar.com/wp-content/themes/emaar/inc/assets/pdf/financial-information-emaar-pjsc/financial-statement-emaar-pjsc/ EMAAR_FS_Ann_E_02_03_21.pdf

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PART B

HISTORICAL FINANCIAL INFORMATION OF EMAAR MALLS

Three years ended 31 December 2018, 31 December 2019 and 31 December 2020

The consolidated financial statements of Emaar Malls for the years ended 31 December 2018, 31 December 2019 and 31 December 2020 are available on Emaar Malls' website at http://www.emaar.com/ar-ae/investor-relations and are incorporated into this document by reference. The financial statements have been prepared in accordance with IFRS and other mandatory reporting requirements. Audits have been performed in accordance with International Standards on Auditing and audit reports issued on the financial statements for the years ended 2018, 2019 and 2020. Each such audit report was unqualified.

Information incorporated by reference into this document	Source of Information	Web Address
Financial statement for the year ended 31 December 2018	Emaar Malls	https://cdn.properties.emaar.com/wp-content/themes/emaar/inc/assets/pdf/emaar-malls-ir/financial-information-english/2018/emaar-malls_ financial-statements---english-31-dec-2018.pdf
Financial statement for the year ended 31 December 2019	Emaar Malls	https://cdn.properties.emaar.com/wp-content/themes/emaar/inc/assets/pdf/emaar-malls-ir/financial-information/emaarmalls_fs_e_30_03_2020.pdf
Financial statement for the year ended 31 December 2020	Emaar Malls	https://cdn.properties.emaar.com/wp-content/themes/emaar/inc/assets/pdf/emaar-malls-ir/financial-information/emaarmalls_FS_Ann_E_02_03_21.pdf

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7. RISK FACTORS

In deciding whether to vote in favour of the resolutions to be proposed at the GMs, Emaar Properties Shareholders and Emaar Malls Shareholders should carefully read this document and consider the risk factors set out in this Section. Additional risks and uncertainties not presently known to Emaar Properties and Emaar Malls, or which Emaar Properties and Emaar Malls currently consider to be immaterial, may also have an adverse effect on the Combined Group.

1	Risks relating to the Merger
(a)	Whether or not the Merger takes place, the announcement of the proposed Merger could cause disruptions in the businesses of Emaar Properties and Emaar Malls which could have an adverse effect on their financial results

Whether or not the Merger takes place, the announcement of the proposed Merger could cause disruptions in the businesses of Emaar Properties and Emaar Malls, specifically:

•	the attention of the management teams of Emaar Properties and Emaar Malls may be diverted from the operations of the businesses toward finalising the Merger;
•	current and prospective employees may experience uncertainty about their future roles within the Combined Group, which might adversely affect Emaar Properties’ and Emaar Malls’ ability to retain or recruit key managers and other employees;
•	third parties may have rights arising out of the Merger (or the planned subsequent Reorganisation) which may impact or delay completion of the Merger (or the planned subsequent Reorganisation); and
•	existing and prospective clients and customers may choose not to do business with Emaar Properties and Emaar Malls until such time as the Merger is implemented or the anticipated benefits of the Merger are realised.

If Emaar Properties and Emaar Malls fail to manage these risks effectively, their business and financial results could be adversely affected.

(b)	Regulatory authorities may delay or prevent the Merger taking place, which may diminish the anticipated benefits of the Merger

The Merger is subject to certain risks and uncertainties, including the inability of Emaar Properties or Emaar Malls to obtain the necessary resolutions, approvals and other relevant consents (regulatory, governmental or otherwise) as necessary for the implementation of the Merger. Any delay in obtaining the required approvals may also postpone the execution of the Merger. The failure to consummate the Merger as currently planned could result in the Companies not obtaining the anticipated benefits of the Merger. Although the Companies intends to pursue vigorously all required regulatory consents and approvals, and although neither is aware of any reason why it would not be able to obtain the necessary approvals in a timely manner, these approvals may not be granted or may be delayed. Any delay or prevention in the consummation of the Merger may diminish anticipated benefits or may result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Merger.

(c)	If the conditions to, and the procedural requirements of, the Merger (set out in Section 9 of this document) are not satisfied, the Merger may not take place

The Merger is conditional on a number of conditions as set out in Section 9 of this document. If any of these conditions are not satisfied, then there is a risk that the Merger will not take place. If any such requirement is not satisfied, then the Merger will not take place. Further, in order to implement the Merger, the procedural requirements contained in the Companies Law (as set out in Part B of Section 9 of this document) must be satisfied. If any such requirement is not satisfied, then the Merger will not take place (or, in certain circumstances, the

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implementation of the Merger may be delayed). Any of the foregoing events may have a negative impact on the existing value of the Emaar Properties Shares and Emaar Malls Shares.

(d)	Risks relating to the Exchange Ratio

The Exchange Ratio has been calculated on the basis of, amongst other things, certain internal financial information and other data relating to the business and financial prospects of the Companies, including estimates and financial forecasts together with certain pro forma effects of the Merger on the Company’s respective financial statements. In calculating the Exchange Ratio, the financial forecasts, estimates and pro forma effects have been reasonably prepared on a basis reflecting the best currently available estimates as to the future performance of the Companies, such pro-forma effects. If a material variation is to take place with respect to all or any of these assumptions, this could materially affect the valuations of the Companies and the Exchange Ratio may not accurately reflect the values of the respective companies.

(a)	Shareholder objections

Pursuant to Article 285(2)(B) of the Companies Law, any shareholder holding no less than 20 per cent. of the share capital of either Emaar Properties or Emaar Malls may appeal the Merger at the competent court within 30 Business Days from the date of the passing of the special resolutions contemplated in the Emaar Properties GM or Emaar Malls GM, respectively.

2	Risks relating to the Companies’ shares
(a)	General volatility of share price and realisation of investment

The trading price of Emaar Properties’ shares following implementation of the Merger may be subject to wide fluctuations in response to a number of factors, specific to the Companies or otherwise, such as variation in operating results, changes in financial estimates, changes in credit ratings, recommendations by securities analysts and the operating and news reports relating to trends in the Companies’ markets. These factors may adversely affect the trading price of Emaar Properties’ shares regardless of Emaar Properties’ operating performance. Emaar Malls’ shareholders should be aware that the value of Emaar Properties Shares (including the New Emaar Properties Shares) and the income from them can increase or decrease as is the case with any other investment in listed securities.

(b)	Risks relating to the trading patterns for the Emaar Properties Shares relative to historic trends

The shareholders of Emaar Properties should be aware that the historic trading patterns of the Emaar Properties Shares are independent of, and may bear no resemblance whatsoever to, the trading patterns of the Emaar Properties Shares following implementation of the Merger.

3	Risk relating to the Companies’ businesses
(a)	Emaar Properties’ financial performance is dependent on economic and other conditions of the regions in which it operates.

Emaar Properties, together with its subsidiaries (the "Group"), conducts most of its activities in the Middle East, North Africa and South Asia ("MENASA") region and its business, results of operations and financial condition could be adversely affected by changes in the social, political or economic conditions in these regions, including, in particular, in their real estate markets.

Since late 2010, there has been political and civil unrest in a range of countries in the MENASA region, including Egypt, Qatar, the Kingdom of Saudi Arabia, Syria, Lebanon and Yemen. This unrest has ranged from public demonstrations to, in extreme cases, armed conflict, and has given rise to increased political uncertainty across the region. As at the date of this document, Emaar Properties' operations in those aforementioned regions in which it operates (other than Syria) have not been materially adversely affected by any civil or political unrest or disturbances.

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However, Emaar Properties’ operations could be materially adversely affected if civil and political turmoil continues in the medium to long term.

In Syria, Emaar IGO S.A.'s ("Emaar IGO") project development site is adjacent to a military compound. The commercial buildings were completed in prior years and construction at the project is currently on hold due to regional unrest. Aside from a ‘swap’ transaction, whereby an investor who previously owned a unit in a non-completed building was allotted a unit in a completed building in exchange for cancelling its holding in the non-completed building, no commercial units in Syria have been sold since 1 January 2019. As at the date of this document, no new projects have been launched in Syria and Emaar Properties’ exposure in this region is limited to the management of the existing property and remaining land at this project development site.

Emaar Properties also has operations in Pakistan and Turkey, which have, in recent times, been affected by terrorist activities. Any further terrorist acts, particularly in the cities in which Emaar Properties' developments are located, may adversely affect demand for its properties in those areas, which may in turn have an adverse effect on its business, results of operations and financial condition.

The primary risks in each of these jurisdictions pertain to the potential loss of Emaar Properties' capital investment, currency devaluation and the adverse impact on sales (particularly where business interruption cover has not been obtained). If continuing civil and political unrest renders the continuation of Emaar Properties' construction projects impracticable, it may lead to a situation where Emaar Properties' market (for units released in Emaar Properties' projects) ceases to exist. While there has not been a significant impact on the Group's revenues from these countries to date, continuing civil and political unrest could adversely impact Emaar Properties' revenues from, and potentially its investment in, such projects as a whole.

(b)	Emaar Malls’ financial performance is dependent on economic and other conditions that affect the Dubai economy and the conditions in the Dubai commercial and retail real estate market

As of 30 June 2021, Emaar Malls’ property portfolio was valued at AED 45.3 billion. The property and construction markets in the UAE and in a number of other countries in the MENASA region are affected by macroeconomic events that are beyond Emaar's control, such as real estate market conditions generally, changes in interest rates, consumer spending, inflation rates, real estate taxes and the availability and cost of financing. Although following the global financial crisis the real estate market in Dubai experienced a recovery in demand and pricing during the period from 2011 to the middle of 2015, which resulted in increased sales for Emaar's projects compared to similar periods in 2009 to 2011, the market in Dubai slowed again in the second half of 2015 up to the present date, including as a result of the COVID-19 pandemic. There can be no assurance that the current demand and pricing levels (albeit reduced as compared to previous years) for real estate in the UAE or the other markets in which the Group operates will persist. In addition, the Government of Dubai (the "Government") has set ambitious goals for development, including in connection with the Dubai Vision 2030 Plan. A failure to meet these goals could create a negative perception of Dubai's development prospects generally and the real estate market in particular. Any resulting decrease in demand or pricing or deterioration in the other markets in which the Group operates could cause Emaar's financial performance to deteriorate.

A significant proportion of Emaar's operations and interests are in the UAE (accounting for 83 per cent. of the Group's total revenue for the three-month period ended 31 March 2021), with a particular focus on Dubai. As a result, the Group is particularly exposed to adverse events affecting the UAE and, in particular, Dubai. While the UAE is currently seen as a relatively stable political environment, certain other jurisdictions in the Middle East have experienced political instability and there is no guarantee that political stability in the UAE will continue in the future.

In addition, although the UAE has not been directly affected by the unrest in the MENASA region to date, it is unclear what impact any continuing instability and unrest could have on the UAE economy, levels of foreign direct investment into the UAE and Dubai's attractiveness as

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a tourist and residential destination. The occurrence of any or all of these factors could have a material adverse effect on the Group's business, results of operations and financial condition.

Although economic growth rates in the UAE remain above those of many more developed, as well as regional, markets, the UAE has experienced slower economic growth (including periods of negative growth) in recent years, following the downturn experienced as a result of the global financial crisis in 2008 and the recent impact of the COVID-19 pandemic. There can be no assurance that economic growth or performance in Dubai or the UAE, in general, will be sustained. The UAE, as well as many of the Gulf Cooperation Council ("GCC") countries from which Emaar sources its customers, depends in particular on revenue from oil and oil products, the prices of which have experienced significant volatility in recent years, with current pricing levels well below historic highs. In addition, the economies of the UAE and Dubai, in particular, are heavily dependent upon expatriate workers, who have historically made up a significant portion of its customers. If the economies of the UAE or Dubai suffer another decline, or if government intervention fails to support or otherwise restricts or limits the economic growth of the expatriate or general real estate investment community, Emaar's business, results of operations and financial condition could be adversely affected.

No assurance can be given that general political and economic conditions in the regions where Emaar operates will not deteriorate in the future due to further political, financial or general economic crises and it is not possible to predict the impact of such occurrences. A sustained economic downturn, or a period of political instability or unrest, in any of the countries where Emaar operates or a downturn originating in a different country with global or regional repercussions may have a material adverse effect on Emaar's business, results of operations and financial condition.

(c)	The global economic recession and financial crisis due to the ongoing global COVID-19 pandemic may affect the Combined Group's business and results of operations

The outbreak of the COVID-19 pandemic, together with measures aimed at mitigating the further spread of COVID-19, such as the restrictions on travel, imposition of quarantines, prolonged closures of stores and workplaces, social distancing measures and other restrictions, has had a significant adverse effect on the global economy and international financial markets. It has also had a negative effect on the each of Emaar Properties’ and Emaar Malls’ operations and may further significantly negatively impact the Combined Group's business.

The closure of certain "non-essential" shops in the Emaar Malls Group’s shopping centres, shorter opening hours for the open stores, and the quarantines and other restrictions imposed by the governments of the countries in which the Combined Group has operations have resulted and could continue to result in:

•	lower presence and, correspondingly, consumer spending in the Emaar Malls Group's retail centres; and
•	short term absences of staff working for the Emaar Malls Group and the Emaar Malls Group's tenants as a result of illness or quarantines,

which in turn has affected, and could continue to affect, tenants' turnover and their financial status, thus affecting rental collection by the Emaar Malls Group and/or reducing its rental income.

In addition, should the "work from home" regime implemented throughout the COVID-19 pandemic period continue to be used by tenants and should the demand for office space decrease as a consequence, this could negatively impact the Combined Group's office portfolio. However, such impact cannot be assessed yet as it is largely dependent on tenants' strategies for further implementation of this "work from home" trend going forward.

Moreover, the social distancing measures implemented by countries around the world to slow the spread of COVID-19 could result in a severe global recession or depression and financial crisis. As economic activity is expected to continue to be drastically reduced for several months,

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many businesses could be forced to close, leading to additional increases in unemployment and to a decrease in consumer spending. Such developments could have a number of severely negative effects on the Combined Group's business, including the following:

•	some tenants in the Combined Group's properties could find it increasingly difficult to pay rent, thereby leading to an increase in late payments and a consequential reduction of the Combined Group's cash flow;
•	other tenants in the Combined Group's properties may go bankrupt and/or may no longer be able to afford to pay rent at all and be forced to move out, thereby further reducing the Combined Group's revenue streams - as a result, the Combined Group may be confronted with having lower occupancy levels or having to lower rental prices at its properties;
•	the COVID-19 pandemic may have a negative impact on rental prices and overall demand, which may also affect the Combined Group's income, cash flow and profitability and the value of the properties it holds; and
•	lower consumer spending in the Combined Group's retail centres, which may affect the tenants' and, correspondingly, the Combined Group's cash flow where part of the rent is linked to tenants' turnover.

The Combined Group has been working closely with tenants. In addition, the Combined Group will consider discounts or rent reliefs in the future on a case-by-case basis, based on an analysis of the relevant tenant's financial situation, occupancy cost ratio and other factors, and is focused on maintaining a functioning retail environment for the long-term.

The impact of the COVID-19 pandemic on the Hospitality business is highly negative, extreme and uncertain. Due to COVID-19, Emaar Malls closed down the operations of most of its hotels and all of its leisure clubs. The leisure clubs have reopened, but with restrictions and conditions, and some hotels and activities normally conducted by the hotels remain closed or non-operational. The Group will therefore continue to incur costs as a result of the COVID-19 pandemic. The group does not have any visibility on when it may be able to open the hotels which are currently closed. The effect of the continued spread of the COVID-19 pandemic on the travel and tourism industry and the occurrence or escalation of one or more of the above developments may severely negatively impact the Hospitality business and its financial condition, prospects and results of operations for an extended period. The performance of Emaar's Hospitality business may continue to be negatively impacted for the coming years and may not return to pre-COVID-19 levels in the foreseeable future.

The extent of the impact of the COVID-19 pandemic on the Combined Group is highly uncertain at this time and depends on a number of factors, such as the duration of the COVID-19 pandemic and the suitability and effectiveness of measures adopted by authorities in response to the COVID-19 pandemic. The continued spread of the COVID-19 pandemic and the occurrence or escalation of one or more of the above developments may severely negatively impact the Combined Group's business, financial condition, prospects and results of operations. In addition, the impact of the COVID-19 pandemic, including measures taken by governments and authorities in jurisdictions where the Emaar Malls Group operates to contain the spread of the virus, might heighten the other corresponding risks described in this Section by increasing both the probability of negative impacts as well as the severity of such impacts.

(d)	Reliance on certain key personnel

Certain senior management of Emaar Properties and Emaar Malls are critical for the implementation of the Combined Group’s business strategy and day-to-day operations. Accordingly, the Combined Group faces risks related to its ability to continue to attract, retain and motivate senior management and other skilled personnel in our company. If key personnel

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leave, it will take time to find appropriately qualified candidates to replace them. In addition, if the Combined Group is unable to retain key members of our senior management team in particular and cannot hire new qualified personnel in a timely manner, this could have a material adverse effect on the management of its properties and the operations of its businesses.

(e)	Emaar Properties' business is dependent on large capital investments

Emaar Properties finances its projects principally through internally generated cash flows that result primarily from the pre-sale of residential units and through third party bank facilities. Emaar Properties may also require financing to fund land acquisitions, initial project development costs and capital expenditures and to support the ongoing development and future growth of its business and to refinance its existing debt obligations.

In particular, in Dubai, customers pay purchase price instalments for off-plan sales of residential units directly into a designated escrow account with a local bank approved by the Rental Estate Regulatory Agency ("RERA"). Although this practice is not clearly stipulated in UAE Law No. 8 of 2007, it is required by RERA. An escrow agent, also approved by RERA, determines when a developer is permitted to make withdrawals from the escrow account to pay consultants or contractors for the project (these withdrawals are usually permitted in stages as specified construction milestones are completed). The developer is also permitted to use up to 5 per cent. of the escrow funds for "soft costs" such as advertising and sales. If there are insufficient escrow funds, RERA may require the developer to top up the escrow account. Subject to the requirement to retain certain funds for remedial works for one year following the date on which the residential units are registered in the customers' names, the remainder of the escrow funds are released upon completion of the project, except for 5 per cent. of the receipts, which must be retained in the escrow account for one year from the date of completion. As a result, unless Emaar Properties has received permission from RERA to withdraw excess funds from the relevant escrow account, Emaar Properties is not able to finance the development of international projects and investment properties using funds raised from the sale of Dubai property development projects until such projects are completed.

Emaar Properties may not have sufficient capital to undertake, or may be restricted by covenants in its financing agreements from undertaking, future land acquisitions and other investments that it may deem necessary or desirable. Where pre-sales of residential units in a particular project are insufficient to fund its completion, Emaar Properties may have to seek external financing. Emaar Properties' ability to obtain external financing and the cost of such financing are dependent on numerous factors, including general economic and capital market conditions, interest rates, credit availability from banks or other lenders, investor confidence in Emaar Properties and its area of business focus, the success of Emaar Properties' business, provisions of tax and securities laws that may be applicable to Emaar Properties' ability to raise capital and political and economic conditions in any relevant jurisdiction. There can be no assurance that additional financing, either on a short term or long term basis, will be available or, if available, that such financing will be obtained on terms favourable to Emaar Properties. Emaar Properties may also be required to provide security over its assets to obtain any such financing and/or agree to contractual limitations on the operations of its businesses. An inability to obtain additional financing on terms favourable to it or at all could result in defaults on existing contracts, construction, completion delays and damage to Emaar Properties' reputation as a reliable contractual counterpart, which, in turn, could have a material adverse effect on Emaar Properties' business, results of operations and financial condition.

(f)	A progressive move towards project financing may impair Emaar's ability to allocate cash to other parts of its business

Historically, Emaar has derived the majority of its financing from the pre-sale of off-plan units in its developments. However, Emaar has progressively moved towards project financing to fund its projects through a combination of shareholders' equity, pre-selling of projects, debt financing and strategic sales. Although financing generated from the pre-sale of off-plan units typically results in increased protection for a company (as a creditor's recourse is limited to the assets of the relevant project), the terms of any such financing tend to require a company to reinvest cash generated from such project into the further development of that project or to

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progressively amortise the specific project financing and include restrictions on the company's ability to allocate cash to other parts of its business. The inability of Emaar to move cash freely from one part of its business to another may have a material adverse effect on Emaar's business, results of operations and financial condition.

(g)	The terms of Emaar's current and any future financings may restrict Emaar from entering into certain transactions and/or limit its ability to respond to changing market conditions

Emaar's current financing arrangements contain various covenants that limit its ability to engage in specified types of transactions, including, among other things, its ability to incur or guarantee additional financial indebtedness and/or grant security or create any security interests, in addition to maintaining certain financial ratios. In addition, certain of Emaar's current financing arrangements contain cross-default clauses whereby a default under one of Emaar's financing arrangements may constitute an event of default under another financing arrangement. These provisions may restrict Emaar's ability to respond to adverse economic conditions, which could have a material adverse effect on its business, results of operations and financial condition.

Furthermore, if Emaar secures additional funding in the future, such funding would increase its leverage and could thereby limit its ability to raise further funding and/or to react to changes in the economy or the markets in which it operates, and/or prevent it from meeting its debt obligations. Additionally, the incurring of further debt could also, among other things:

•	increase Emaar's vulnerability to general economic and industry conditions;
•	increase the risk that Emaar may be unable to pay the interest, profit payments or principal on any outstanding obligations;
•	require Emaar to provide security over certain of its assets;
•	require a substantial portion of cash flow from operations to be dedicated to the payment of financing costs and repayment of principal on Emaar's indebtedness, thereby reducing Emaar's ability to use its cash flow to fund its operations, capital expenditures and future business opportunities;
•	restrict Emaar from making strategic acquisitions or cause Emaar to make non-strategic divestitures;
•	limit Emaar's ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and
•	limit Emaar's ability to adjust to changing market conditions and place Emaar at a competitive disadvantage compared to its competitors who are less highly leveraged.

Any of the foregoing could have negative consequences on Emaar's business, results of operations and financial condition.

(h)	Emaar is exposed to interest rate volatility and inflation

Interest rates are highly sensitive to factors beyond Emaar's control, including the interest rate and other monetary policies of governments and central banks in the jurisdictions in which it operates, where its customers and potential customers are located and in whose currencies it borrows. A significant proportion of Emaar's debt has been entered into on a floating rate basis. Furthermore, the vast majority of Emaar's floating rate debt is not hedged. If interest rates increase, Emaar will be obliged to pay a higher rate of interest on its debt. Paying a higher rate of interest on its floating rate debt would result in an increase in Emaar's interest expense and may have a material adverse effect on its business, results of operations and financial condition.

Interest rates may also impact the attractiveness of real estate as an investment opportunity. Since the global financial crisis and the more recent onset of the COVID-19 pandemic, interest

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rates have remained at historic lows. In recent years, rental yields available on residential investment properties in Dubai, such as the projects developed by Emaar, have been higher than returns available in certain other international real estate markets notwithstanding the COVID-19 pandemic. There can be no assurance that this trend will continue. In addition, if interest rates increase materially, investment in real estate may become less appealing as an alternative to traditional financial investment products and could also deter potential customers from seeking mortgage financing to purchase its properties, which could have a material adverse effect on Emaar's business, results of operations and financial condition.

Inflation can also adversely affect Emaar's business by increasing its costs for material and labour, which it may not be able to subsequently pass on to its customers. In addition, inflation is often accompanied by higher interest rates, which could have a negative impact on demand for its properties and the cost of debt financing. The average annual inflation rate in the UAE was 3.1 per cent., 1.93 per cent. and 2.07 per cent. in 2018, 2019 and 2020, respectively, according to the UAE Federal Competitiveness and Statistics Authority. Should inflation or interest rates increase in the future, Emaar's business, results of operations and financial condition could be adversely affected by any of the following:

•	decreasing sales as a result of decreased spending levels;
•	increasing materials, labour and financing costs, and an inability to receive reimbursement from customers for their share of the increased expenses;
•	higher contractual obligations due to exchange rate fluctuations; and/or
•	other cost overruns.
(i)	Amlak, an associated company of Emaar Properties, has restructured its debt obligations

Amlak was launched as a wholly-owned subsidiary by Emaar Properties in April 2000 as part of its business strategy in the Dubai real estate market to offer mortgage lending to Emaar Properties' customers. Amlak was subsequently listed on the Dubai Financial Market. As at 31 March 2021, Emaar Properties had a 48.08 per cent. shareholding in Amlak. Emaar Properties' shareholding in Amlak has not changed as at the date of this document. The global economic downturn of 2008 and the ensuing negative impact on the Dubai real estate market had an adverse effect on Amlak's business and its ability to finance its operations. In 2009, Amlak commenced a financial and debt restructuring process with its creditors under the supervision and guidance of a steering committee established by the UAE cabinet under the chair of the Ministry of Economy with representatives from other federal regulatory bodies. Various creditors of Amlak, including Emaar Properties, held discussions with the steering committee offering suggestions regarding the possible options to secure sustainable funding to enable Amlak to continue to meet its commitments, restructure Amlak's existing facilities and stabilise its position. On 25 November 2014, a USD 2.7 billion deal was reached to restructure the debt and finances of Amlak. Subsequent to the restructuring, and after obtaining approval from regulatory authorities, trading in Amlak's shares resumed (following suspension of trading in 2008 in the light of the then pending merger of Amlak and Tamweel PJSC) on 2 June 2015 on the Dubai Financial Market.

Since Amlak's listing on the Dubai Financial Market, the only involvement of Emaar Properties in Amlak has been as a shareholder and a creditor. Emaar Properties did not, and does not, have control over Amlak's day-to-day operations. Emaar Properties is reducing its outstanding exposure to Amlak. As per the terms of the restructuring agreement, during 2014, 20 per cent. of the principal amount of Amlak's existing facility with Emaar Properties was repaid, 65 per cent. was restructured into a long term facility maturing in 12 years' time, carrying a profit rate of 2 per cent. per annum, and the remaining 15 per cent. was restructured into a 12-year contingent convertible instrument. Amlak had paid 25 per cent. of the outstanding amount on the restructured facility as at 31 December 2020. Amlak had also redeemed, in cash, 21.1 per cent. of the contingent convertible instrument as at 31 December 2020.

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Following the restructuring, Amlak has resumed its normal operations, in accordance with the terms of the restructuring agreement, and has seen positive results. Amlak's interim financial statements for the three-month period ended 31 March 2021 reported a net profit of AED 6 million. However, should Amlak's financial condition worsen again, due to market conditions or otherwise, Emaar Properties may be required to make provisions in its consolidated financial statements for potential losses arising under the inter-company facilities or instruments, and ultimately it may have to write off amounts owed to it which are not recoverable. Furthermore, such a deterioration in Amlak's financial condition may adversely affect the value of Emaar Properties' shareholding in Amlak. Emaar Properties' exposure to Amlak in total is AED 207 million as at 31 March 2021 comprised of AED 122 million of equity and AED 85 million of loans. If Emaar Properties was to make an impairment in whole or in significant part in respect of its exposure to Amlak, it would have a material adverse effect on the profits of Emaar Properties for the year during which such an impairment was made.

For further information relating to Amlak, please see paragraph D (Other Business) of section 4.3.2 (The major divisions).

(j)	Legal disputes relating to Emaar India's Public-Private Partnership with the Delhi Development Authority for the Commonwealth Games Village residential project may have an unfavourable outcome and negative reputational consequences for Emaar Properties

Emaar India Limited (formerly Emaar MGF Land Limited ("Emaar India")), a joint venture between Emaar Properties and MGF Development Limited in India, was involved in the construction, planning and design of The Commonwealth Games Village ("CWGV"), a mid-rise development on a 11 hectares site located in Delhi, through its subsidiary Emaar MGF Construction Pvt. Ltd. ("EMCPL").

EMCPL was awarded a contract, on a public-private partnership basis, by the Delhi Development Authority ("DDA") to develop the CWGV into a residential site in 2007 to house the athletes of Commonwealth Games in 2010.

Following completion of the Commonwealth Games in October 2010, under the purported terms of a project development agreement dated 14 September 2007 (the "PDA") between EMCPL and DDA, DDA claimed delay, damages and deficiencies. In pursuance thereof, DDA proceeded with the enforcement of various bank guarantees of INR 183 crores (USD $25 million) on grounds of non-achievement of the eighth and ninth milestones under the PDA and alleged consumption by EMCL of excess floor area ratio ("FAR") (being the ratio of the building's total floor area against the area of land on which it is built) beyond the permissible limits. In addition, a certain number of apartments falling to EMCPL's share were forfeited under the directions of Ministry of Urban Development (now Ministry of Urban Affairs, Government of India) ("MoUA, GoI"). DDA also passed an order blacklisting EMCPL and Emaar India from participation in government tenders for a period of three years. DDA also claimed other deficiencies, defects and damages and made claims for costs in relation to the CWGV. EMCPL initiated legal proceedings against DDA in the High Court of Delhi on various issues including wrongful invocation of the bank guarantees, allegations regarding excess FAR, forfeiture of apartments, blacklisting and VAT and in furtherance thereof, arbitration proceedings were also initiated.

In February and March 2013, the Delhi High Court directed DDA to refer the matter to, and subsequently directed, MoUA, GoI to decide on the FAR issue. EMCPL received a communication in February 2016 from DDA, informing them that MoUA, GoI had directed that the entire area constituting the alleged excess FAR (28 flats, retail area and towers 26 and 28) be taken into the possession of MoUA, GoI through DDA and be used for the purposes of MoUA, GoI. Emaar Properties filed a civil writ petition in the High Court of Delhi against DDA and MoUA, GoI challenging the said forfeiture and an interim stay was granted in February 2016. The matter is still ongoing.

EMCPL has been contesting the basis on which DDA has calculated the permitted FAR and has argued that DDA confirmed the figure to EMCPL at the initial stage, EMCPL carried out

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development as per the sanctioned master plan and that the actual FAR achieved is within the permissible limits (including the compoundable limits).

On 20 February 2018, there was a hearing in related arbitration proceedings between DDA and EMCPL. DDA had made an application to place on record pleadings and other matters filed in another arbitration proceeding between EMCPL and Ahluwalia Contractors (India) Limited ("ACIL"), the contractor for the project. EMCPL opposed DDA's application. On 19 March 2018, the arbitral tribunal passed an order allowing such application of DDA. Hon'ble (Mr.) Justice B. D. Ahmed (Retd.) was appointed as the presiding arbitrator. The matter is still ongoing.

Writ petitions were filed in the High Court of Delhi by EMCPL and Emaar India seeking inter alia the quashing of the blacklisting order dated 16 May 2017 passed by DDA, whereby Emaar Properties was unreasonably and arbitrarily blacklisted/debarred for a period of three years. The matter is still ongoing.

In addition to the above, disputes between EMCPL and DDA arose from the PDA and an agreement dated 5 May 2009, regarding the liability of DDA to bear VAT on 711 apartments in its possession (the "VAT Agreement"). The Department of Trade & Taxes of the Government of N.C.T. of Delhi VAT raised demands of EMCPL for VAT in relation to the PDA and the VAT Agreement. EMCPL availed the amnesty scheme and subsequently sought to recover the amounts from DDA. DDA refused and as such, the matter was referred to arbitration. On 28 April 2021 the arbitral tribunal issued an award rejecting all of the claims filed by EMCPL. EMCPL has objected to the award and is availing further legal remedies.

A negative outcome in these proceedings could result in financial loss for Emaar Properties (in particular, due to the allegedly excess FAR land that had been developed but not cleared by DDA or MoUA, GoI and enforcement of the entire amount of the bank guarantees). In addition, publicity arising from these disputes may have a negative impact on the market reputation of Emaar Properties, or may create an adverse market environment for Emaar Properties' operations in India and there can be no assurance that a negative reputation in India will not affect Emaar Properties' reputation elsewhere. This in turn could adversely affect the future profitability of Emaar Properties' international operations and Emaar Properties' business, results of operations and financial condition.

(k)	Emaar Properties' joint venture with Telangana State Industrial Infrastructure Corporation Ltd. ("TSIIC") could have negative consequences on Emaar Properties' business in the State of Telangana in India as well as negative reputational consequences

On 10 August 2011, the High Court of Andhra Pradesh, acting on a litigation filed by a member of the State Legislative Assembly, ordered an investigation into the business of a joint venture between Andhra Pradesh Industrial Infrastructure Corporation Limited ("APIIC") (now TSIIC is asserting its jurisdiction, following the bifurcation of Andhra Pradesh in 2014, to form the new state of Telangana) and Emaar Properties. The investigation, carried out by the Central Bureau of Investigation (the "CBI"), culminated in criminal proceedings (in the form of three charge sheets including allegations relating to conspiracy, cheating and breach of trust) being filed with the Principal Special Judge for CBI Cases, Hyderabad in Telangana against 15 individuals (the charges against two of these individuals have now been dropped) and companies, including, inter alios, Emaar Properties, Emaar India, two joint venture companies in Andhra Pradesh, Mr. Shravan Gupta (Chairman and former Managing Director of Emaar India) and Mr. Vijay Raghavan (then CFO, Emaar India, Southern India). At issue is (i) a development agreement, an agency agreement and an assignment agreement between two joint venture companies and Emaar India, which were alleged to be entered into invalidly and to be detrimental to the interests of APIIC and (ii) misappropriation of the proceeds of sales of certain plots by a third-party sales agent and certain individuals. The matter is still pending before the Principal Special Judge for CBI Cases. Emaar Properties believes that it has strong grounds to defend itself in these proceedings.

To resolve the ongoing disputes, the Telangana State Government has constituted the Committee of Secretaries, chaired by the Chief Secretary of the Government of Telangana.

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Although Emaar Properties has committed resources to present its case before the Committee of Secretaries and resolve this matter as soon as possible, investors should be aware that there can be no assurance as to the outcome of the report by the Committee of Secretaries.

Although any financial loss incurred as a result of the enquiry at committee level or the proceedings before the court, would not be material in the context of the Emaar Properties Group, a negative outcome may have an impact on the profitability of Emaar Properties' investment in the State of Telangana in India. In addition, such events may create an adverse market environment for Emaar Properties' operations in India and there can be no assurance that damage to Emaar Properties' reputation in India will not affect Emaar Properties' reputation elsewhere, which may in turn adversely affect Emaar Properties' business, results of operations and financial condition.

(l)	A legal dispute relating to TSIIC's (earlier APIIC's) stake in a joint venture with Emaar Properties may have an unfavourable outcome and negative reputational consequences for Emaar Properties

The legal dispute relating to TSIIC's stake in a joint venture with Emaar Properties is ongoing. The legal dispute involves an allegation that Government Undertaking’s share in its joint venture with Emaar Properties was diluted when the joint venture entered into a development agreement with Emaar India to assist with the construction of its developments. Under the collaboration arrangement dated 19 August 2003, APIIC had a stake of 26 per cent. in the joint venture, with Emaar Properties having a stake of 74 per cent. However, under the development agreement entered into separately by the joint venture with Emaar India, Emaar India was entitled to 75 per cent. of the gross revenue received from project sales, with 25 per cent. being retained by the joint venture between APIIC and Emaar Properties. Emaar India was also entitled to 95 per cent. of the lease rentals, with the joint venture retaining five per cent. It has been alleged that APIIC’s initial overall stake in the joint venture has been reduced from 26 per cent. to (i) 6.5 per cent. of revenues from sales of plots, villas, flats and commercial development and (ii) 1.5 per cent. of revenues from lease rentals. However, Emaar Properties is of the view that these allegations are unfounded as they fail to take into consideration the fact that Emaar India (and not Emaar Properties) was responsible for all costs relating to the relevant developments. Moreover, with respect to rental property, Emaar India was also responsible for all capital costs and operating expenses. As such, the management of Emaar Properties does not believe that Emaar India's entitlement to revenues from sales or lease rentals had a prejudicial effect on the revenue-sharing arrangements between itself and Government Undertaking.

Emaar Properties applied to the High Court of Judicature at Hyderabad in 2010 to request the dispute be settled either through arbitration or a statutory conciliation board in accordance with applicable law. This application remains pending before the High Court. Separately, Emaar Properties is also engaged in regular discussions with the Government of Telangana with the aim of reaching an in-principle agreement on the proposed approach to resolve this dispute.

Government Undertaking contests that the units which have already been sold cannot be registered and a government order prohibiting registration was also issued. The villa buyer and association have issued a challenge (which is currently pending) to the government order before the High Court of Telangana. As a result, payments from customers in respect of such sales have ceased. Emaar India chose to stop construction on the projects in the State of Telangana pending the conclusion of the civil proceedings and construction has not yet been resumed by Emaar Properties. Various writ petitions brought by third parties against Emaar Properties are also currently pending before the High Court of Telangana on the grounds of irregularities in the acquisition and allocation of land, but no hearing dates have yet been received.

TSIIC has filed a Company Petition before National Company Law Tribunal, Hyderabad Bench against Emaar Hills Township Private Limited (“EHTPL”) and 13 Ors. under Section 241 and 242 of Companies Act, 2013 (“Act”). TSIIC has alleged that EHTPL and Emaar Properties has acted contrary to a Collaboration and Shareholders Agreement by assigning their rights and obligations to a third party without TSIIC’s approval. Further, EHTPL and Emaar Properties are in grave violation of a Collaboration and Shareholders Agreement, as they have entered into a Development Agreement with Emaar India, which has eventually diluted the equity stakes of

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TSIIC in terms of a Collaboration and Shareholders Agreement. TSIIC has also alleged that entering into a Development Agreement with Emaar India shows the malafide and wrongful intention to cause wrongful gain to Emaar India so that Emaar India could retain the major portion of the revenues and only a minimum of 5 per cent. and maximum of 25 per cent. of the revenues are passed on to EHTPL, thereby causing huge financial losses to APIIC. This diversion of business opportunity from EHTPL to another company controlled by Emaar Properties and Emaar Holdings amounts to oppression as it deprives APIIC of its due revenues. The diversion done by highhanded majority of Emaar Properties, PJSC and Emaar Holdings defeats the purpose of the formation of EHTPL as an SPV incorporated for the development of the project, which has resulted in huge financial losses to APIIC. Several other grounds have been taken by TSIIC in the Company Petition. The matter is ongoing.

Although any financial loss incurred as a result of these proceedings would not be material in the context of the Emaar Properties Group, there can be no assurance that a negative outcome will not affect Emaar Properties' reputation or its future profitability (including the profitability of Emaar Properties' investment in the State of Telangana in India) and Emaar Properties' business, results of operations and financial condition may be adversely affected thereby.

(m)	Investigations by the Enforcement Directorate against the Emaar India group alleging violation of the Foreign Exchange Management, Act 1999 and its implementing regulations could adversely affect Emaar Properties' market reputation and future profitability

On 3 December 2009, Emaar India and its subsidiaries and certain of its directors and employees, among others, were subjected to search and seizure operations conducted by the Enforcement Directorate (the "ED") under the Foreign Exchange Management Act, 1999, as amended ("FEMA"). During the course of the search and seizure operations at the offices of Emaar India, the ED took custody of certain documents and recorded the statements of certain officers of Emaar India. Subsequently, the ED requested further information, documents and explanations which were duly provided by Emaar India.

Based on the investigations conducted by the ED, on 17 May 2013, the Assistant Director of the ED filed a written complaint with the Special Director of Enforcement against the Emaar India group and its respective directors (the "Complaint"). Pursuant to the Complaint, on 4 June 2013, the Special Director of Enforcement issued a show cause notice ("SCN") to inter alios, Emaar India, EMCPL and their respective directors.

Under the SCN, it has been alleged that the Emaar India group has utilised the proceeds of foreign direct investment totalling approximately INR 86 billion (including INR 48.5 billion received from Emaar Properties for the acquisition of agricultural land in India), in violation of FEMA and its implementing regulations. The ED has also initiated adjudication proceedings in relation to these allegations.

On 8 January 2014, Emaar India and its subsidiaries filed their replies to the SCN and they have since also challenged the adjudication proceedings. Emaar India is of the opinion that it is in compliance with FEMA and its implementing regulations and has obtained all required approvals and/or clarifications from the appropriate government authorities. As at the date of this document, the adjudication and ED proceedings are ongoing.

Any adverse decision in the above matter could have a negative impact on Emaar Properties' investment in India or may create an adverse market reputation for Emaar Properties. There can be no assurance that damage to Emaar Properties' reputation in India will not affect Emaar Properties' reputation elsewhere, which may adversely affect the future profitability of Emaar Properties' business, results of operations and financial condition.

(n)	Investigation by the CBI of the state's unlawful use of power in connection with the allocation of land could have a negative impact on Emaar Properties' investment in India or have negative reputational consequences for Emaar Properties

A Supreme Court Order dated 1 November 2017 directed the CBI to investigate the unlawful use of power by the state in connection with the allocation of land and file it before the Supreme

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Court within a period of six months. Emaar India was named as a beneficiary in these proceedings by the CBI. A Supreme Court Order dated 26 July 2019 directed the CBI to complete its investigation and file its charge-sheet/report within four months. Pursuant to the CBI's investigation, searches were conducted in the offices of Emaar India on 25 January 2019 and certain original documents and other documents were seized by it. Further, notices were also received in this regard from the ED in Chandigarh and the CBI, in relation to which, Emaar India has duly provided the information requested. No further communication has been received from the office of the CBI and ED in this regard.

Any adverse decision in the above matter could have a negative impact on Emaar Properties' investment in India or may create an adverse market reputation for Emaar Properties. There can be no assurance that damage to Emaar Properties' reputation in India will not affect Emaar Properties' reputation elsewhere, which may adversely affect the future profitability of Emaar Properties' business, results of operations and financial condition.

(o)	Proceedings against Emaar India under the Prevention of Money Laundering Act, 2002 may have an unfavourable outcome and negative reputational consequences for Emaar Properties

On 24 June 2020, the ED conducted a search of the premises of Emaar India in Gurugram and New Delhi and seized certain digital records and documents (including some originals). The ED conducted the said search in respect of a case, which is primarily directed against the ex-Managing Director, Mr. Shravan Gupta of the Emaar India group (the "Case").

On 7 August 2020, the ED issued a SCN under the Prevention of Money Laundering Act, 2002 to Emaar India which Emaar India cooperated with. The ED filed an application on 23 July 2020 before the Adjudicating Authority seeking for the retention of records/ property seized under section 17(1) of the Prevention of Money Laundering Act, 2002 in connection with the Case. The application was allowed and the retention of the documents seized from the Gurugram and New Delhi offices on 24 June 2020 was confirmed by the Adjudicating Authority on 18 December 2020.

Although Emaar Properties has had no involvement in the matter to date, any adverse decision in the above matter could have a negative impact on Emaar Properties' investment in India or may create an adverse market reputation for Emaar Properties. There can be no assurance that damage to Emaar Properties' reputation in India will not affect Emaar Properties' reputation elsewhere, which may adversely affect the future profitability of Emaar Properties' business, results of operations and financial condition.

(p)	Emaar Properties' projects may be delayed, suspended, terminated or materially changed in scope, resulting in delayed recognition of revenue and damage to its reputation

There are a number of construction, financing, operating and other risks associated with property development. Due to their extensive nature, Emaar Properties' projects require considerable capital expenditure during the initial phases. The Emaar Properties Group recognises revenue from its projects according to the percentage completion of the construction process. Payments by its customers are also tied to construction milestones. Material delays in the construction process will, consequently, delay payments due from customers, as well as the revenue the Emaar Properties Group is able to recognise. While Emaar Properties frequently experiences construction delays in the ordinary course of business and such delays have historically been made up in subsequent stages of a project, delays can have a significant impact on the associated timing of revenue recognition, which could lead to potentially significant fluctuations in the Emaar Properties Group's financial results on a quarterly basis. This is particularly true with respect to high-value projects where even a small delay in construction progress can result in delays in large amounts of revenue being recognised. The time taken, and the costs involved, to complete construction can be adversely affected by many factors, including:

•	delays and disruptions caused by the COVID-19 pandemic;
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•	delays in obtaining all, or refusals of any, necessary zoning, land use, building, development, occupancy and other required governmental permits, requisite licences, permits, approvals and authorisations (including due to new regulatory frameworks);
•	unforeseen engineering, environmental or geological problems;
•	the need to make significant capital expenditures without receiving revenue from properties until after they are completed;
•	an inability to obtain necessary financing arrangements on acceptable terms, or at all, and otherwise fund construction and capital improvements and provide any necessary performance guarantees;
•	defaults by, or the bankruptcy or insolvency of, contractors and other counterparties;
•	inadequate supporting infrastructure, including as a result of failure by third parties to provide utilities and transportation and other links that are necessary or desirable for the successful operation of a project;
•	design or construction defects and otherwise failing to complete projects according to design specification;
•	shortages of, or defective, materials and/or equipment, labour shortages, shortages of other necessary supplies and/or disputes with contractors or sub-contractors;
•	availability of suitable land (including through joint venture partners);
•	increases in the cost of construction materials (for example, raw materials such as steel and other commodities common in the construction industry), energy, building equipment (including, in particular, cranes), labour and/or other necessary supplies (due to rising commodity prices or inflation or otherwise);
•	shortages of project managers, contractors and construction specialists, both internally and externally, to ensure that planned developments are delivered both on time and on budget;
•	strikes and work stoppages or other labour disputes or disturbances affecting Emaar Properties' projects, contractors, sub-contractors or suppliers;
•	adverse weather conditions, natural disasters, accidents, force majeure events and/or changes in governmental priorities;
•	the failure of contractors to meet agreed timetables, in particular with respect to more complex or technically challenging developments (for example, due to the scale, height or complex design of a development);
•	increases in the supply of properties from competitors during the construction of certain projects; and
•	changes in demand trends due to, among other things, a shift in buyer preferences, a downturn in the economy, a change in the surrounding environment of the project, including the location or operation of transportation hubs or population density or otherwise.

Any of these factors could give rise to delays in the completion of construction and/or result in construction costs exceeding budgeted amounts. Projects subject to delays or cost overruns may take longer or may fail to generate the revenue, cash flow and profit margins that were originally anticipated. In addition, the targeted return on the investment in the project may not be realised.

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There can be no assurance that the revenues that Emaar Properties is able to generate from its projects will be sufficient to cover the associated construction costs. The occurrence of any of the foregoing factors could have a material adverse effect on Emaar Properties' business, results of operations and financial condition.

The continued success of Emaar Properties' businesses is dependent in part on the wealth of domestic and international investors, as well as the continued appeal of Dubai and the UAE as real estate investment markets.

Emaar Properties' UAE real estate development business is dependent on the levels of disposable income and investment capital of individuals in the UAE and elsewhere, particularly Saudi Arabia and India, as well as new markets, such as China. In addition, Emaar Properties benefits from a strong base of repeat customers, who in the three-month period ended 31 March 2021 purchased a total of approximately 450 of Emaar Properties' residential units in the UAE, accounting for approximately 30 per cent. of its residential unit sales in the UAE by number. The wealth of these individuals is affected, in part, by the performance of the international real estate, financial and consumer markets, and the deployment of their disposable income is affected by a variety of factors, including alternative investment opportunities and returns and the availability of financing, including mortgages, as well as foreign currency exposure, interest rates, inflation and tax rates. The global financial crisis in 2008 and the onset of the COVID-19 pandemic have each had a material adverse effect on the levels of disposable income and wealth of individuals worldwide and, in turn, on the demand for properties in the Dubai market. Although the global financial markets have since recovered from the global financial crisis and continue to recover from the COVID-19 pandemic, any factors that adversely affect the wealth of residential real estate investors and/or the appeal of the Dubai real estate market as an investment outlet for domestic and international investors could have a material adverse effect on Emaar Properties' business, financial condition and results of operations, particularly given the concentration of its business in Dubai.

(q)	Emaar Properties is subject to joint venture risks

A significant proportion of Emaar Properties' land bank has historically been sourced through the contribution of land by Emaar Properties' joint venture partners, which allows Emaar Properties to acquire land with minimal upfront cash contributions. In line with this strategy, Emaar Properties expects most of its land bank to be sourced through similar arrangements in the near to medium term. Therefore, co-operation and agreement with Emaar Properties' joint venture partners on existing and future projects, where applicable, are essential for the smooth operation and financial success of such projects and Emaar Properties' business. However, Emaar Properties' joint venture partners may have economic or business interests or goals that are inconsistent with those of Emaar Properties, may be unable or unwilling to fulfil their obligations under the relevant joint venture or other agreements or may experience financial or other difficulties. Furthermore, Emaar Properties may not be able to control the decision-making process of the joint ventures without the co-operation of its joint venture partners, particularly when it does not have a majority control of the joint venture. In addition, disputes with such joint venture partners may arise in the future that could adversely affect Emaar Properties' joint venture projects. In many cases, Emaar Properties' joint venture partners are Emaar Properties' competitors. In addition, many of Emaar Properties' joint venture partners are directly or indirectly owned by government-related entities, which further exposes Emaar Properties to additional risks, including the need to satisfy both political and regulatory demands and the need to react to differences in focus or priorities, both of which can lead to delays in decision making, thereby increasing costs and exposure to competition.

In addition, Emaar Properties' ability to expand in the future will continue to depend upon the availability of suitable and willing joint venture partners, in particular, those with high-quality land banks, Emaar Properties' ability to complete the relevant transactions and the availability of financing on commercially acceptable terms. Emaar Properties cannot give any assurance that it will be successful in establishing any future joint ventures or that, once established, a joint venture will be profitable. If a joint venture is unsuccessful, Emaar Properties may be unable to recoup its initial investment. In addition, Emaar Properties' inability to realise joint venture opportunities may result in Emaar Properties losing access to premium plots of land

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which might be developed by Emaar Properties' competitors and/or require it to incur significant capital expenditure to acquire land plots in the future. Any of these factors, alone or in combination, could lead to a decline in construction quality, delays in project delivery, reputational risks and higher capital expenditure and/or funding costs, which could have a material adverse effect on Emaar Properties' business, results of operations and financial condition.

(r)	Emaar Properties may be unsuccessful in executing its business strategy

The successful implementation of Emaar Properties' strategy will entail actively managing its properties, undertaking development or asset enhancement initiatives, securing tenants for its properties, raising funds in the capital or credit markets, and the co-operation of its investment partners, tenants, and other counterparties. Development of properties will depend significantly on Emaar Properties' ability to complete planned developments on time and within budget and on the availability of external financing or cash in hand to fund these developments. The addition of new properties to Emaar Properties' portfolio will also increase its operating costs and it may not be able to lease these new properties in a profitable manner. Emaar Properties' ability to successfully implement its strategy is also dependent on various other factors including, but not limited to, the competition it faces in its business, which may affect its ability to secure tenants on terms acceptable to it, and Emaar Properties' ability to retain key employees. There can be no assurance that Emaar Properties will be able to implement all of its business strategies as planned, and its failure to do so may adversely affect Emaar Properties' business, results of operations and financial condition.

(s)	Emaar Properties' operations may be subject to delays due to utility and road infrastructure providers' inability to provide required services and connections to Emaar Properties' developments within project delivery times

Access to certain of Emaar Properties' projects is dependent on the completion of connecting infrastructure, such as roads and utilities for which third party government utilities and agencies are responsible. There can be no assurance that material delays in delivering Emaar Properties' projects will not occur as a result of delays in the connection of infrastructure. For example, in Dubai, the demand for electricity, water and gas has increased substantially in the past decade and may continue to increase in the future if the development and population of Dubai continue to expand. Emaar Properties' international projects, especially but not limited to those located in fast-growing cities (such as Cairo or Istanbul), may be exposed to similar risks. As a result, Emaar Properties' current projects may be delayed and future projects may be hindered due to the inability of utility providers to provide the required levels of water and power generation and connections for these utilities in a timely manner. In addition, road infrastructure providers may be unable to provide required services and connections to Emaar Properties’ developments within estimated project delivery times due to the ongoing COVID-19 pandemic. Any delays in Emaar Properties' projects, even when outside of Emaar Properties' control, may adversely affect its brand and reputation, as well as increase the costs associated with affected projects, and could have a material adverse effect on its business, results of operations and financial condition.

(t)	Emaar Properties is exposed to the risk of default by its contractors

Should one of Emaar Properties' contractors or suppliers default on its arrangements with Emaar Properties for any reason, including as a result of its bankruptcy or insolvency (bearing in mind the ongoing macroeconomic consequences of the COVID-19 pandemic), or if Emaar Properties' relationship with a contractor or supplier deteriorates, Emaar Properties may not be able to find a suitably qualified replacement promptly, on similar terms or at all. In addition, any new contractor or supplier may need time to familiarise itself with the ongoing project, causing a further delay in the completion of the project. Emaar Properties may also be exposed to the risk that the alternative contractor or supplier fails to meet Emaar Properties' high standards for workmanship and quality. In addition, some contractors may require licences or permits to work for Emaar Properties and there can be no assurance that a successor contractor could be found in a timely manner with the requisite approvals and licences. If any of these events were to

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occur, it could affect Emaar Properties' ability to complete the affected project(s), which could have a material adverse effect on its business, results of operations and financial condition.

(u)	Emaar Properties relies on experienced third party contractors and sub-contractors to construct its projects

All construction activities associated with Emaar Properties' projects are undertaken by third party contractors and sub-contractors. While the Emaar Properties Group has historically had access to experienced contractors, there can be no guarantee that it will continue to have such access in the future (particularly in relation to some of its projects located outside the UAE), or that the costs associated with hiring experienced contractors will not increase due to higher levels of competition for their services or otherwise. Furthermore, Emaar Properties' property developments are complex and, in addition to Emaar Properties' reliance on the main contractors who oversee their construction and assist in elements of the design and planning process, Emaar Properties is also dependent on access to numerous specialist sub-contractors to complete its projects in accordance with its high standards. Accordingly, there can be no assurance that the quality of construction of Emaar Properties' completed and ongoing projects will be maintained on Emaar Properties' future projects, particularly if it has difficulty accessing the specialist sub-contractors it requires. Although Emaar Properties believes that it has a strong reputation for developing high-quality projects, any difference in the quality of construction from project to project could adversely affect Emaar Properties' brand and have a material adverse effect on its business, results of operations or financial condition.

Emaar Properties' contractors typically provide a one-year warranty on their workmanship and generally remain liable for structural defects for a period of 10 years. Emaar Properties in turn typically offers its customers a one-year warranty on the workmanship in their residential unit and generally remains liable for structural defects for a period of 10 years. If a contractor defaults on its warranty or liability in relation to the correction of a workmanship-related or structural defect which is discovered during the relevant period, Emaar Properties may not be able to locate another suitably qualified contractor to rectify the defect in a timely manner or at all (see "Emaar Properties is exposed to the risk of default by its contractors" above) and may not be able to recover the cost of any repairs from the defaulting contractor. Furthermore, if a significant number of customers encounter workmanship or structural defects and these are not rectified in a timely and satisfactory manner, Emaar Properties' reputation may be adversely affected, which could have a material adverse effect on Emaar Properties' business, results of operations and financial condition. Although Emaar Properties has made provisions in its financial statements for these warranties which, historically, have significantly exceeded any claims made under such warranties, there can be no assurance that this will continue to be the case in the future.

(v)	If Emaar Properties' contractors' relationships with their employees deteriorate, Emaar Properties may be faced with labour shortages or stoppages, which could adversely affect its ability to develop and/or operate its projects

The Emaar Properties Group's projects have in the past been, and may in the future be, impacted by strikes and work stoppages by its contractors' employees. The contractors the Emaar Properties Group engages for the construction of its projects in Dubai source the majority of their workers from countries outside of the UAE using recruitment agencies. In recent years, the policies and practices with respect to the recruitment, compensation and treatment of construction workers in the UAE and other GCC countries have come under increased scrutiny. While the Emaar Properties Group seeks to impose standards for the compliance with all relevant laws and regulations by its contractors through its agreements with them, the treatment and status of their workers is ultimately outside of its control. Emaar Properties' contractors' relations with their employees could deteriorate due to disputes related to, inter alia, the level of wages, accommodation or benefits or their response to changes in government regulation of workers and the workplace. In addition, changes in regulations such as more restrictive visa requirements or immigration laws relating to the employment in Dubai of unskilled labour could lead to a shortage of workers available to Emaar Properties' contractors. As Emaar Properties relies heavily on its contractors to provide a high-quality service, any labour shortage or stoppage could adversely affect Emaar Properties' ability to complete projects on time, which

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could expose it to liability and damage its reputation. Any such occurrence may have a material adverse effect on Emaar Properties' business, results of operations and financial condition.

(w)	Emaar Properties is exposed to the risk of customers defaulting on their purchase price instalments

Emaar Properties typically begins selling its projects when they are still off-plan. Upon buying a residential unit, the customer contractually agrees to pay Emaar Properties the purchase price in instalments on a pre-agreed payment schedule. Emaar Properties commences main construction works once it receives a sufficient portion of deposits (typically 30 per cent. of the total value of the residential units sold), and Emaar Properties uses the cash collected to cover initial phase construction costs. Subsequent purchase price instalments are used to fund further construction of the project. If, due to poor economic conditions, declines in property values or otherwise, a significant portion of customers were to default on paying their subsequent instalments at any particular stage in the construction of a project, Emaar Properties would be required to rely on local laws and regulations to seek to recover monies owed, which can be a costly and time-consuming process (see "Description of Emaar Properties PJSC — Business — Real Estate Development — International — Property Developments — Non-Wholly Owned — Marketing and Sales"). If Emaar Properties is unsuccessful, and is unable to obtain the relevant funds, this could jeopardise the completion of the project, which could have a material adverse effect on Emaar Properties' business, results of operations and financial condition.

(x)	Emaar Properties' off-plan sales model exposes it to reputational risks and liabilities

The Emaar Properties Group's business model is based on selling a significant number of its residential units "off-plan" or in the early stages of construction. The completion of a given project is dependent on a number of factors, including macroeconomic conditions, timely delivery on the part of contractors and sub-contractors and the absence of any force majeure. If a project with pre-sale commitments from customers is delayed or cancelled, customers may bring civil claims against Emaar Properties. In Dubai, even where customers have no contractual right to terminate their contract with Emaar Properties and/or to demand repayment of monies paid, if Emaar Properties fails to deliver a residential unit, under Dubai law, a customer may seek to claim reimbursement from Emaar Properties together with interest. In addition, the majority of Emaar Properties' projects comprise integrated lifestyle master plan communities, which contain amenities and conveniences such as retail areas, supermarkets, clinics and medical centres, schools and parks, many of which will be funded and owned by different companies in the Emaar Properties Group. If substantial parts of these amenities are delayed, cancelled or changed, customers who have acquired residential units in affected developments may not be able to enjoy the services or the overall environment which they may have expected when the project was originally launched. Delays in completion or cancellation of all or a portion of a project could also adversely affect Emaar Properties' reputation and ability to attract future customers. Any of the foregoing factors could have a material adverse effect on Emaar Properties' business, results of operations and financial condition.

(y)	Emaar Properties' ability to generate desired returns on its investment properties will depend on its ability to manage and/or dispose of those properties on appropriate terms

Emaar Properties' ability to achieve returns on its investment properties will be affected by its ability to generate demand for those properties on terms that are attractive to Emaar Properties. Emaar Properties' investment properties include a range of office and retail establishments (including shopping malls) for which it seeks to attract tenants and hotels, resorts and other hospitality venues for which it seeks to attract guests. From time to time, Emaar Properties may also seek to sell investment properties owned by it.

Revenue earned from, and the value of, the investment properties held by Emaar Properties may be materially adversely affected by a number of factors, including:

•	the market disruption caused by the COVID-19 pandemic;
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•	in relation to its retail properties, an inability to fully let the properties or to achieve target rental returns;
•	in relation to its hotels, resorts and hospitality properties, an inability to achieve target occupancy rates;
•	Emaar Properties' inability to adequately manage its communities' maintenance services on commercial terms or at all;
•	Emaar Properties' inability to collect rent and service charge payments from tenants and owners and other contractual payments on a timely basis or at all;
•	tenants seeking the protection of bankruptcy laws which could result in delays in receipt of rental and other contractual payments or the termination of a tenant's lease, all of which could hinder or delay the re-letting of a property;
•	the amount of rent and the terms on which lease renewals and new leases are agreed being less favourable than current leases;
•	a competitive rental market, which may affect rental levels or occupancy levels at Emaar Properties' properties;
•	the reputation of Emaar Properties within the real estate markets it operates; and
•	changes in laws and governmental regulations in relation to real estate, including those governing permitted and planned usage, taxes and government charges. Such changes may lead to an increase in management expenses or unforeseen capital expenditure to ensure compliance.

Any of these factors may have a material adverse effect on Emaar Properties' business, results of operations and financial condition.

(z)	The rental revenues from Emaar Malls’ operations depend upon its ability to find tenants, the ability of such tenants to fulfil their lease obligations and the duration of their rental contracts

Emaar Malls' operations depend on its ability to continue to strategically lease space in its properties including re-leasing space in properties where leases are expiring, optimising its tenant mix and leasing properties on economically favourable terms. There can be no guarantee that Emaar Malls will find or be able to retain suitable retailers to lease space in its shopping centres or an appropriate mix of tenants in its malls on the terms and conditions it seeks. Financial (for example, the impact of the COVID-19 pandemic), economic and political developments in or affecting Dubai and the UAE more generally may impact demand for units, the rental rates Emaar Malls is able to agree with its tenants for those units and the footfall throughout its properties. Poor economic conditions generally result in decreased consumer spending, and have in the past resulted, and may in the future result, in tenants seeking to renegotiate the terms of their leases in their favour. Downward rent adjustments may be required to attract certain tenants and maintain occupancy levels, thus reducing rental income. In addition, the financial stability of these tenants may change over time due to factors affecting such tenants directly, such as a downgrading of their credit ratings or broader macroeconomic factors. Emaar Malls' results of operations are dependent on its tenants' liquidity, solvency, financial performance and their ability to meet their financial obligations. Adverse developments in Emaar Malls' tenants' financial health and credit standing, or any inability of such tenants to pay rent for a period of time, with or without cause, may affect the financial performance of Emaar Properties' malls and the cash flows generated by them. Furthermore, most leases include variable rental rates based on the trading performance of Emaar Malls' tenants. Any factors that may adversely affect Emaar Malls' tenants' revenues will reduce such rental rates (if applicable) and therefore reduce the cash flows generated by Emaar Malls.

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In addition, the laws of Dubai restrict the annual amount by which a landlord is legally able to increase rental charges on commercial premises. The permitted rent increase is dependent on how the existing rent of the unit compares to the average market rent applicable to the unit as determined by RERA. Emaar Malls' lease term for anchor tenants typically varies from five to 20 years and for other tenants from between one to five years. Therefore, although the market rents chargeable for its retail space may increase, Emaar Malls may be unable to fully realise any such increases from its existing tenants, which could adversely affect its profit margins, particularly if associated costs are rising at a faster rate than permissible and/or achievable rental rates.

Although Emaar Malls can adjust rents to prevailing market rates, if its anchor or other tenants decide not to renew their leases upon expiration, it may need to expend significant time and money attracting replacement tenants and there is no guarantee that potential new tenants could be sourced or that such tenants would accept the then market rates. New leases could be on terms less favourable than those contained in the expiring leases and a loss of certain tenants may adversely affect Emaar Malls' ability to optimise the tenant mix. In addition, in connection with any renewal or re-letting, Emaar Malls may incur costs to renovate or re-model the relevant rental space. Any of the foregoing factors could affect footfall levels, rental income and/or occupancy rates in Emaar Malls' properties, which could have a material adverse effect on Emaar Properties' business, results of operations and financial condition.

(aa)	Emaar Malls’ properties depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants

Shopping malls are typically anchored by department stores and other large nationally and internationally recognised tenants. Furthermore, Emaar Malls' business depends on its relationships with major retail groups that franchise prominent or luxury brands that lease multiple units in its properties. Emaar Malls' business and results of operations could be adversely affected if an anchor tenant or any of these major retail groups experiences financial difficulties or is subject to any business restructuring, reorganisation or change in corporate strategy and, as a result, fails to comply with its contractual obligations, seeks concessions in order to continue operations, or ceases or reduces its operations. In addition, anchor tenants and these retail groups often have significant bargaining power when negotiating rent and other lease terms. In particular, should a conflict or a breakdown in commercial relations arise between Emaar Malls and one of its anchor tenants or retail groups, Emaar Malls may face delays in receiving rental payments or have difficulty in negotiating extensions to leases for many or all of the affected units. Emaar Malls may agree to lease adjustments to retain retail groups or anchor tenants, which may in turn reduce its cash flows.

In addition, major tenant closures may result in decreased customer traffic, which could lead to decreased sales at other stores. A significant decline in the sales of stores operating in Emaar Malls' properties (whether due to the closing of anchor tenants, economic conditions or otherwise) may result in such tenants being unable to pay their minimum rents or service charges. Rental income and/or occupancy rates could decline and, to the extent that there is vacant space, rental rates could decline for all tenants. In the event of any default by a tenant or anchor store, Emaar Malls may experience delays and costs in enforcing its rights as landlord to recover amounts due to it under the terms of its agreements with those parties, which may have a material adverse effect on Emaar Properties' business, results of operations and financial condition.

(bb)	Emaar Properties' projects could be exposed to catastrophic events or acts of terrorism over which Emaar Properties has no control

Emaar Properties' projects could be adversely affected or disrupted by natural disasters (such as earthquakes, floods, tsunamis, hurricanes, volcanoes, fires or typhoons) or other catastrophic events, including:

•	changes to predominant natural weather, hydrologic and climatic patterns, including sea levels;
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•	major accidents, including chemical, radioactive or other material environmental contamination;
•	major epidemics affecting the health of persons in the region and travel into the region;
•	fires resulting from faulty construction materials; and/or
•	criminal acts or acts of terrorism.

The occurrence of any of these events at one or more of Emaar Properties' projects or in any city where Emaar Properties operates may cause disruptions to Emaar Properties' operations, which could have a material adverse effect on Emaar Properties' business, results of operations and financial condition. In addition, such an occurrence may increase the costs associated with Emaar Properties' projects, may subject Emaar Properties to liability or impact its brand and reputation and may otherwise hinder the normal operation of Emaar Properties' projects.

On 30 November 2016, Emaar Properties entered into a Settlement, Release and Subrogation Agreement with Orient Insurance PJSC for the insurance claim related to the Address Downtown Dubai Hotel and Serviced Residences which was damaged by fire in 2015. Both parties agreed to the final settlement amount towards business interruption, damage to building and associated works, damage to fit out, furniture, equipment and installation and other claims. The claim settlement amount was fully recovered in 2017. The incidents did not result in any injuries or fatalities. However, these and any future incidents could have a material adverse impact on Emaar Properties' reputation as a developer of safe, high-quality properties.

The foregoing factors could have a material adverse effect on Emaar Properties' business, results of operations and financial condition. The effect of any of these events on Emaar Properties' financial condition and results of operations may be exacerbated to the extent that any such event involves risks for which Emaar Properties is uninsured or not fully insured (see "Emaar Properties may not have adequate insurance").

(cc)	Real estate valuation is inherently subjective and uncertain

Property assets are inherently difficult to value. Factors such as changes in regulatory requirements and applicable laws (including in relation to building and environmental regulations, taxation and planning), political conditions, the condition of financial markets and real estate markets, the financial condition of customers, potential adverse tax consequences, and interest and inflation rate fluctuations all mean that valuations are subject to uncertainty. The judgement of Emaar's management, as well as the independent appraisers who perform valuations on Emaar's behalf, significantly impact the determination of the fair value of Emaar's properties, particularly with respect to joint venture projects and land bank projects. As a result, valuations, including those contained in this document, are subject to substantial uncertainty and are made on the basis of assumptions which may not be correct. No assurance can be made that the valuations of Emaar's projects will reflect actual sale prices, even where any such sale occurs shortly after the relevant valuation date and such valuations should not be taken as an indication of the availability of financing for the potential sale of any of its projects or an indication of continuing demand for any of its projects. Significant differences between valuations and actual sales prices could have a material adverse effect on Emaar's business, financial condition and results of operations.

In addition, a key component of determining the value of a project is based on the assessment by management or the independent valuer of real estate market conditions in the city or country where the project is located. The real estate market is in turn affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond Emaar's control and may adversely impact projects after their most recent valuation date. As a result, any material decline in the real estate markets where Emaar operates could have a material adverse effect on its business, results of operations and financial condition.

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(dd)	Real estate investments are illiquid

Because real estate investments are generally illiquid, and due to the cyclicality of real estate markets, Emaar's ability to promptly sell one or more of its projects in response to changing political, economic, financial and investment conditions is limited. The real estate market is affected by many factors that are beyond Emaar's control. In addition, to the extent Emaar requires third party funding to develop its projects, it may be required to grant a mortgage over certain projects, or parts thereof, to secure its payment obligations, which could preclude Emaar from selling such projects or affected residential units in the event of a default under such financing arrangements. There can be no assurance that the sale of units in any of Emaar's projects will be at a price which reflects the most recent valuation of the relevant project, particularly if Emaar is forced to sell in adverse economic conditions. Any of these factors, alone or in combination, could have a material adverse effect on Emaar's real estate portfolio, which could in turn have a material adverse effect on Emaar's business, results of operations and financial condition.

(ee)	Foreign exchange movements may adversely affect Emaar Properties' profitability

Emaar Properties maintains its accounts and reports its results in UAE dirhams, currently pegged to the US dollar at a fixed exchange rate of 3.67 UAE dirhams to one US dollar, which is the currency in which the majority of its revenues are earned. Some of Emaar Properties' costs (such as its debt) are incurred in US dollars and a part of Emaar Properties' income and expenses are incurred in other currencies. As a result, Emaar Properties is exposed to movements in foreign exchange rates. Although there can be no assurance that foreign currency fluctuations will not adversely affect Emaar Properties' profits and financial performance in the future, Emaar Properties' management believes that Emaar Properties' operations are not generally subject to significant foreign exchange risk in relation to the US dollar due to the UAE dirham/US dollar peg. However, all of Emaar Properties' residential units in the UAE are priced and sold in UAE dirhams. Consequently, if the US dollar appreciates relative to the currencies which Emaar Properties' prospective customers use to purchase its residential units, the demand for its residential units could be adversely affected. As a result, the performance of Emaar Properties' business is exposed to foreign currency fluctuations relative to the UAE dirham. In addition, while the GCC states have indicated their commitment to maintaining their peg, there can be no assurance that the Government of the UAE will not de-peg the UAE dirham from the US dollar in the future, which may have a material adverse effect on Emaar Properties' business, results of operations and financial condition.

In relation to its other currency earnings and expenses, Emaar Properties' management believes that its foreign exchange rate risk is reduced by the fact that where earnings in relation to a particular project are in a local currency, these are usually substantially matched by the expenses of the project being incurred in the local currency. Emaar Properties also regularly monitors currency fluctuations and executes hedging transactions if required.

Emaar Turkey's financial statements are maintained in US dollars. Due to market volatility, the Turkish lira has fluctuated over the years. On 31 July 2016, following the failed coup d'état attempt in Turkey against state institutions on 15 July 2016, the Turkish lira depreciated significantly to TRY 3.0727 per US dollar. The Turkish lira has since continued to depreciate significantly against the US dollar and was TRY 8.3258 per US dollar as at 31 March 2021 (the highest since 2016). From time to time, the Turkish lira may be subject to increased volatility. For example, the Turkish lira depreciated on 13 August 2018 to TRY 6.8798 per US dollar from TRY 3.7652 per US dollar as at 2 January 2018 due to market volatility and tensions with the United States. In connection with the volatility of the Turkish lira, on 13 August 2018, the Central Bank of Turkey introduced Turkish lira and foreign exchange liquidity management measures in order to support financial stability and sustain the effective functioning of markets. After the Central Bank of Turkey's decision to increase the policy rate on 13 September 2018, the Turkish lira has appreciated against the US dollar. Although the impact of such movement is currently mainly related to the VAT receivables (TRY 679 million as at 31 March 2021) owed to Emaar Turkey by the Turkish Government (which will eventually be refunded to Emaar Turkey with the VAT on income from operations, such as leasing income from the mall and office, hotel operating income and residential sales), significant fluctuations in the value of the

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Turkish lira against foreign currencies, in particular the US dollar, could have a material adverse effect on Emaar's business, financial condition and results of operations.

(ff)	Emaar faces competition in its property development, malls and hospitality businesses

Emaar faces competition for the development and leasing of real estate from other property developers in the UAE and internationally. In particular, the population growth of Dubai from 1.3 million in 2005 to an estimated 3.41 million in 2020 (as estimated by the Dubai Statistics Center), along with the growth in business and leisure travel to Dubai, contributed to an increase in the number of participants in the Dubai real estate market and the number of new developments opening and being announced over this period. Competition may affect Emaar's ability to sell its projects at expected prices, if at all. Emaar's competitors may lower their pricing for comparable developments, which could result in downward pricing pressure. In addition, the Government could decide to support new entrants or other property development companies to implement its general development strategy, which would further increase competition. Emaar also faces the risk that competitors may anticipate and capitalise on certain potential investment opportunities in advance of Emaar doing so. Increased competition may also increase Emaar's costs of financing, materials, contractors and sub-contractors. Certain of Emaar's competitors may have greater financial, technical, marketing or other resources, including with respect to the size and quality of their land banks, and, therefore, may be able to withstand increased costs, price competition and volatility more successfully. Any oversupply or competition in any region in which Emaar operates (either as a result of new developments or a decrease in the number of tenants or other occupants due to a decline in economic activity) could have a material adverse effect on Emaar's business, results of operations and financial condition.

Property developers may also consolidate to achieve economies of scale. If consolidation in the Dubai real estate market were to occur, there is a risk that Emaar would have to operate in a more competitive marketplace and against larger competitors than it has had historically. Furthermore, given economic downturns in recent years and the strategy of investors to diversify their investments and re-examine the robustness of various real estate markets in the region, Dubai may see demand for its real estate market decrease in favour of other real estate markets in the region. These circumstances could have a material adverse effect on Emaar's business, results of operations and financial condition.

Emaar believes that it does not currently face any significant competition in many of those countries in which it operates as a property developer. In such cases, Emaar's management believes that Emaar is typically the only developer offering lifestyle projects of the type offered by it. However, there can be no assurance that this will remain the case, and Emaar expects that it will face competition from other real estate developers within those countries in the future. This may result in an increase in the cost of completing projects, an increase in supply of real estate projects and/or a decrease in the prices of property, which in turn may have a material adverse effect on Emaar's business, results of operations and financial condition.

Emaar also faces competition in respect of its malls and hospitality businesses in Dubai. There are a number of large malls in Dubai which compete with Emaar's malls for both tenants and customers. Such competition may affect Emaar's ability to attract and retain tenants, resulting in lower than expected rents. Emaar's competitors may also lower their rental rates for retail space within their malls which is comparable to that being offered by Emaar, which may result in downward pressure on Emaar's rental rates. Competitor mall operators may also compete to attract tenants based upon location, condition or unique or attractive features of the relevant property. While Emaar Malls may renovate, refurbish or expand its properties to enhance its attractiveness to visitors and remain competitive, its renovation, refurbishment or expansion plans may involve significant costs and execution risks, and ultimately may not be successful. As a result of competition from new and existing properties or other commerce channels, footfall in Emaar Malls' properties may decline significantly, its tenants' trading performance may be adversely affected, and its occupancy rates and/or rental income may decline, any of which could have a material adverse effect on Emaar's business, results of operations and financial condition.

There are also a number of hospitality venues in Dubai that are comparable to Emaar's hospitality offerings which may affect the ability of Emaar to attract customers and lead to downward pricing pressure. In the event that such competition has the effects described, it may

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have a material adverse effect on Emaar's business, results of operations and financial condition.

(gg)	The MENASA region in which Emaar primarily operates is characterised by a lack of real estate transparency

According to a real estate transparency survey conducted by Jones Lang LaSalle in 2020, many of the real estate markets in which Emaar operates are categorised as semi-transparent (Dubai and Saudi Arabia) or low-transparent (Pakistan, Morocco and Egypt). In addition, the other markets in which Emaar conducts its business are also characterised by issues relating to transparency of information. The degree of transparency of a real estate market is determined by reference to a number of factors, including comparable transactions, accessibility of information relating to counterparties and land title, reliability of market data, clarity of regulations relating to all matters of real estate conveyance and access to government agencies to verify information provided by counterparties in connection with real estate transactions. Although Emaar endeavours to undertake comprehensive due diligence with respect to its real estate investments in order to mitigate any risks in connection with the markets in which it operates, there can be no assurance that the factors described above will not result in the discovery at a later date of information or liabilities in association with Emaar's investments that could affect their value, expected purpose or returns on investment.

(hh)	The right of Emaar Properties to obtain title to certain parcels of its land is subject to legal complexities and uncertainties

As a result of various issues related to Emaar Properties' land bank, including, among other things, the gradual contribution of land by joint venture partners over time and/or the process of registration of title, Emaar Properties may not, in some cases, have title to land on which developments are planned or located.

In addition, Emaar Properties may not in the future be able to acquire or be granted unrestricted title or interest to any land, and/or could be determined to be in violation of applicable law should it violate any restrictions applicable to such title or interest.

Any of the aforementioned outcomes could have a material adverse effect on Emaar Properties' business, financial condition and results of operations.

(ii)	Emaar Properties' relationships with governments and other key partners may change adversely

Most of Emaar Properties' land bank in the UAE was granted by the Government, which is the single largest shareholder in Emaar Properties. The land bank has contributed significantly to Emaar Properties' business and revenue. Outside the UAE, Emaar Properties has sought to enter into strategic partnerships with other governments and local companies. The success of Emaar Properties' business strategy and future profitability depends upon its continued ability to acquire or lease land at attractive prices, but there is no assurance that it will be able to continue to do so. Any adverse change to the relationship between Emaar Properties and the Government or any of its other strategic partners may affect Emaar Properties' existing or future operations. Each of the above factors could have a material adverse effect on its business, results of operations and financial condition.

(jj)	Emaar may not have adequate insurance

Although Emaar seeks to ensure that its projects and developed properties are appropriately insured (see "Description of Emaar Properties PJSC — Insurance"), no assurance can be given that any of its existing insurance policies will be sufficient to cover losses arising from certain events or will be renewed on equivalent, commercially reasonable terms or at all. In addition, given the increasing volatility and complexity of the markets in which Emaar operates, certain types of risks and losses are either uninsurable or uneconomical to insure (for example, among others, risks or losses relating to war, terrorism, geo-political climate, pandemics, threats to cyber security, currency fluctuation, general economic crisis and inadequate succession planning). Furthermore, it may be difficult to identify appropriate insurance solutions to cover these risks, given the vast variety and complexity of products offered in the insurance market in recent years.

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Moreover, Emaar has not taken key person insurance with respect to any members of its senior management. If an important member of senior management is unable to perform his or her functions due to extended illness or death, the replacement of such person may take a significant amount of time (due to recruitment and the requisite training of an appropriately qualified individual, who may not be easy to find). Due to the fact that Emaar does not have key person insurance, Emaar may not be able to offset the costs of hiring temporary help or recruiting a successor or the losses incurred due to being unable to transact business as efficiently whilst a successor is being sought (see "Emaar's growth and expansion strategy could strain its ability to respond to the increasing complexities derived from such strategy, including complexities arising in relation to its operational and managerial resources").

The occurrence of an uninsured or uninsurable loss could result in the loss of all or part of the capital invested in, or unrecoverable costs incurred to rectify the loss or pay compensation and anticipated future revenues relating to, any project that is damaged or destroyed. Emaar may also remain liable for any debt or mortgage, indebtedness or other financial obligations related to the relevant project. The occurrence of any such event could have a material adverse effect on Emaar's business, results of operations and financial condition.

(kk)	Emaar may be liable for certain maintenance costs for its investment properties

Emaar bears the risk of repairing fair wear and tear to its investment properties, together with paying for the cost of their maintenance. As a result, Emaar must use its own resources to carry out such work which may necessitate significant operational and maintenance capital expenditure. Emaar's capital expenditure could increase as a result of a number of factors, including an increase in sub-contracted costs, labour costs, repair and maintenance costs, insurance premiums and/or utility costs. Not all of these expenses are, or can be, passed on to tenants. In addition, unforeseen maintenance or repair may result in business interruption, payment of damages or other obligations to third parties.

Furthermore, Emaar has limited (if any) control over the operation and maintenance by third parties of properties that are handed over upon completion and sale and that are therefore not managed by Emaar as investment properties. Failure to maintain properties, either by third parties or by Emaar, could result in customer dissatisfaction and affect Emaar's reputation and brand and the value or marketability of its properties. The occurrence of any of these factors could have a material adverse effect on Emaar's business, results of operations and financial condition.

(ll)	The regulatory framework governing the UAE and Dubai real estate market may be subject to change

Emaar cannot predict the contents of any future legislation that is imposed or implemented by RERA or the Government. While many of the real estate laws and regulations recently implemented, and to be implemented in the future, are intended to improve the real estate market in Dubai, the effects of the implementation of such laws are often uncertain, there may be difficulties or delays in enforcing them, and there can be no assurance that such laws and regulations will not impose more onerous obligations on Emaar or have a material adverse effect on Emaar's business, results of operations and financial condition.

(mm)	During the ordinary course of business, either the Emaar Properties Group or Emaar Malls Group companies may become subject to lawsuits which could materially and adversely affect the Combined Group

From time to time, Emaar Properties Group and Emaar Malls Group companies may in the ordinary course of business be named as defendant in lawsuits, claims and other legal proceedings. Disputes may also arise in connection with construction or other contracts or agreements entered into with contractors, customers or other third parties. These actions may seek, among other things, compensation for alleged losses, civil penalties or injunctive or declaratory relief. If any such action is ultimately resolved unfavourably, and the Emaar Properties Group or Emaar Malls Group (as applicable) is required to bear all or a portion of the costs arising as a result of a lack of, or inadequate, insurance proceeds, the outcome could

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have a material adverse effect on the Combined Group's business, results of operations and financial condition.

(nn)	Infringement of Emaar Properties' trademarks and other intellectual property could materially adversely affect its business

Emaar Properties relies on brand recognition and the goodwill associated with the Emaar brand. Therefore, the name "Emaar" and its associated trading names and trademarks are key to Emaar Properties' business. A deterioration of the value of the Emaar brand or of any other brands on which Emaar Properties relies, whether due to property related issues, customer complaints, adverse publicity, legal action, third party infringements or other factors, could have a material adverse effect on Emaar Properties' business, results of operations and financial condition.

(oo)	Certain of Emaar Properties' businesses are required to maintain and renew numerous licences and permits to operate their businesses, the violation of which could adversely affect their financial performance and prospects

Emaar Properties' operations are required to comply with numerous laws and regulations, both at the local and national level, and require the maintenance and renewal of commercial licences and permits to conduct its various businesses in each of the jurisdictions in which it operates. It is the responsibility of the relevant operating entity that is undertaking the activity requiring the licence (with the assistance of Emaar Properties and, where applicable, its joint venture partners) to obtain and maintain such licences.

Due to the complexities involved in procuring and maintaining numerous licences and permits, as well as in ensuring continued compliance with different and sometimes inconsistent local and national licensing regimes, Emaar Properties cannot give any assurance that it will at all times be in compliance with all of the requirements imposed on each of its businesses and projects, although it is not aware of any material breaches that currently exist. Emaar Properties' potential failure to comply with applicable laws and regulations or to obtain and maintain requisite approvals, certifications, permits and licences, whether intentional or unintentional, could lead to substantial sanctions, including criminal, civil or administrative penalties, revocation of its licences and/or increased regulatory scrutiny, and liability for damages. It could also trigger a default under one or more of its financing agreements, result in contracts to which Emaar Properties is party being deemed to be unenforceable or invalidate or increase the cost of the insurance that Emaar Properties maintains for its businesses (assuming it is covered for any consequential losses). For the most serious violations, it could also be forced to suspend operations until it obtains required approvals, certifications, permits or licences or otherwise bring its operations into compliance. In addition, any adverse publicity resulting from any compliance failure, particularly as regards the safety of Emaar Properties' projects (including its malls and leisure and entertainment venues), could negatively impact its reputation and have a material adverse effect on its business, results of operations and financial condition.

Furthermore, changes to existing, or the introduction of new laws, regulations or licensing requirements in the jurisdictions in which Emaar Properties operates are beyond its control and may be influenced by political or commercial considerations not aligned with Emaar Properties' interests. Any such laws, regulations or licensing requirements could adversely affect its business by reducing its revenue and/or increasing its operating costs, and Emaar Properties may be unable to mitigate the impact of such changes. Any of these occurrences could have a material adverse effect on its business, results of operations and financial condition.

(pp)	Emaar Properties may incur unanticipated costs related to compliance with health and safety and environmental laws and regulations

Emaar Properties has adopted safety standards to comply with applicable laws and regulations in the various jurisdictions in which it carries on business. In addition, safety requirements are contractually agreed with Emaar Properties' contractors. If Emaar Properties and/or its contractors fail to comply with the relevant standards, either or both may be liable for penalties and the business and/or reputation of Emaar Properties might be materially and adversely affected.

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In addition, Emaar Properties seeks to ensure that it and its contractors comply with all applicable environmental, health and safety laws in the various jurisdictions in which it conducts its business. While Emaar Properties believes it is in material compliance with such laws, there can be no assurance that Emaar Properties will not be subject to potential liability, including remediation obligations with respect to contaminated project sites or liability in the event of an accident at one of its projects. If an environmental liability arises in relation to, or an accident occurs at, any project owned or developed by Emaar Properties and it is not remedied, is not capable of being remedied or is required to be remedied at the cost of Emaar Properties, this may have a material adverse effect on the relevant project (including a reduction in its value and an impact on the ability of Emaar Properties to dispose of such project), Emaar Properties' reputation and its business, results of operations and financial condition, by virtue of the cost implications for Emaar Properties and/or the disruption to services provided at the relevant project or property.

Amendments to existing laws and regulations relating to health and safety standards and the environment may impose more onerous requirements on Emaar Properties and subject its developments to more rigorous scrutiny than is currently the case. Emaar Properties' compliance with such laws or regulations may necessitate further capital expenditure or subject Emaar Properties to other obligations or liabilities, which could have a material adverse effect on Emaar Properties' business, results of operations and financial condition.

4	Risks relating to the MENASA region and the UAE
(a)	Investments in emerging markets are subject to greater risks than more developed markets, including significant political, social and economic risks

Almost all of the Combined Group's operations are conducted, and most of its assets are, as at the date of this document, located in emerging markets. While most of the countries in which the Combined Group conducts business have historically not been affected by political instability, there is no assurance that any political, social, economic and market conditions affecting such countries and the MENASA region generally (as well as outside the MENASA region because of interrelationships within the global financial markets) would not have a material adverse effect on the Combined Group's business, results of operations and financial condition.

Specific risks in these countries and the MENASA region that may have a material impact on the Combined Group's business, results of operations and financial condition include:

•	ongoing macroeconomic uncertainty and disruption due to the COVID-19 pandemic;
•	an increase in inflation and the cost of living;
•	a devaluation in the currency of any country in which the Combined Group has operations;
•	external acts of warfare and civil clashes or other hostilities involving nations in the region;
•	governmental actions or interventions, including tariffs, protectionism and subsidies;
•	difficulties and delays in obtaining governmental or other approvals, new permits and consents for the Combined Group's operations or renewing existing ones;
•	potential lack of transparency or reliability as to title to real property in certain jurisdictions where Emaar Properties operates;
•	cancellation of contractual rights;
•	lack of infrastructure;
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•	expropriation or nationalisation of assets;
•	inability to repatriate profits and/or dividends;
•	continued regional political instability and unrest, including government or military regime change, riots or other forms of civil disturbance or violence, including through acts of terrorism;
•	military strikes or the outbreak of war or other hostilities involving nations in the region;
•	a material curtailment of the industrial and economic infrastructure development that is currently underway across the MENASA region;
•	increased government regulations, or adverse governmental activities, with respect to price, import and export controls, the environment, customs and immigration, capital transfers, foreign exchange and currency controls, labour policies, land and water use and foreign ownership;
•	changing tax regimes, including the imposition of taxes in currently tax favourable jurisdictions;
•	arbitrary, inconsistent or unlawful government action, including capricious application of tax laws and selective tax audits;
•	limited availability of capital or debt financing; and
•	slowing regional and global economic environment.

Any unexpected changes in the political, social, economic or other conditions in the countries in which the Combined Group operates or neighbouring countries may have a material adverse effect on the Combined Group's business, results of operations and financial condition.

It is not possible to predict the occurrence of events or circumstances such as or similar to those outlined above or the impact of such occurrences and no assurance can be given that the Combined Group would be able to sustain its current profit levels if such events or circumstances were to occur.

Investors should also be aware that emerging markets are subject to greater risks than more developed markets, including in some cases significant legal, economic and political risks. Accordingly, investors should exercise particular care in evaluating the risks involved and must decide for themselves whether, in light of those risks, their investment is appropriate. Generally, investment in developing markets is only suitable for sophisticated investors who fully appreciate the significance of the risks involved.

To the extent that economic growth or performance in the countries in which the Combined Group operates slows or begins to decline, or political conditions become sufficiently unstable so as to have a material adverse effect on the Combined Group's operations in those countries, the Combined Group's business, financial condition and results of operations may be materially adversely affected.

(b)	Legal and regulatory systems may create an uncertain environment for investment and business activities, including visa legislation

The majority of the countries in which Emaar Properties currently operates are emerging market economies, which are in various stages of developing institutions and legal and regulatory systems that are not yet as fully matured and as established as those of Western Europe and the United States. Some of these countries are also in the process of transitioning to a market economy and, as a result, are experiencing changes in their economies and their government

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policies (including, without limitation, policies relating to foreign ownership, repatriation of profits, property and contractual rights and planning and permit granting regimes) that may affect Emaar Properties' business in those countries. Such countries are also characterised by less comprehensive legal and regulatory environments and systems. Existing laws and regulations may be applied inconsistently with anomalies in their interpretation or implementation. Such anomalies could affect Emaar Properties' ability to enforce its rights under its contracts or to defend its business against claims by others.

As these economies mature, and in part due to the desire of certain countries in the MENASA region to accede to the World Trade Organisation, the governments of these countries have begun, and Emaar Properties expects they will continue, to implement new laws and regulations which could impact the way Emaar Properties conducts many of its businesses. Changes in the UAE legal and regulatory environment, including further changes to the ability of non-UAE residents to own property, in zoning, planning or construction regulations or building codes, in labour, welfare or benefit policies or in tax regulations could have a material impact on Emaar Properties' business. For example, Law Dubai No. 27 of 2007 ("Law No. 27") concerning jointly owned properties sets out the framework for granting purchasers of individual residential units in a building freehold ownership rights to their residential units together with ownership of a proportionate share of the common areas in the building. Pursuant to directions supplementing Law No. 27, introduced on 13 April 2010 (the "Directions"), Emaar Properties is required to comply with certain disclosure requirements (for both new and existing developments), including, among others, an obligation to provide each customer with a jointly owned property declaration (the "JOPD"). The JOPD is required to register the sale of a residential unit with the Dubai Land Department and, if the disclosure requirements under the Directions are not satisfied, the relevant sale contract may be held to be void. Emaar Properties believes it is in compliance with the disclosure requirements in all material respects and in view of the current practice in this regard. However, if a large number of purchases of residential units from Emaar Properties or its subsidiaries were held to be void, this could have a material adverse effect on Emaar Properties' business, results of operations and financial condition.

There can be no assurance that if laws or regulations were imposed in respect of the products and services offered by Emaar Properties it would not increase its costs, impact the costs that are associated with buying properties in Dubai and internationally, adversely affect the way in which Emaar Properties conducts its business or otherwise have a material adverse effect on its results of operations and financial condition.

In addition, given the relatively illiquid nature of Emaar Properties' property assets (see "Real estate investments are illiquid"), a change in law or regulation that results in Emaar Properties ceasing to conduct business in a particular country could result in a significant loss to Emaar Properties on the sale of its material properties in that country.

Any of the above factors, alone or in combination, may have a material adverse effect on Emaar Properties' business, results of operations and financial condition.

(c)	UAE visa legislation may have an adverse effect on Emaar's business

A federal decision No. 281 of 2009 issued by the Minister of the Interior in May 2009 (the "Resolution"), which came into effect on 1 June 2009, standardised the terms of residency permits issued to expatriate residential property owners across the UAE. The decree allows expatriate property owners to apply for renewable multiple-entry visas with a validity of six months. The residency permit does not entitle the holder to work in the UAE and is in effect a long term visit visa. In order to successfully apply for the new permit, expatriate property owners must satisfy certain criteria, including a minimum property valuation of at least AED 1 million, earning thresholds and the maintenance of appropriate insurance. While the Resolution was passed with the intention of standardising the previous rules and stimulating the domestic real estate market, it is not possible to assess whether the Resolution has had a positive or negative effect on levels of foreign investment in the UAE residential property market. Separately, the Government, through the Dubai Land Department, has introduced a two-year residency visa for residential property owners in Dubai, and, while the criteria for obtaining this residency visa is similar to the residency permit, it provides the holder with UAE residency

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status, allowing the individual to obtain an Emirates ID card and a UAE driving licence as well as to sponsor dependants (subject to meeting the relevant criteria for dependant sponsorship). The Government has introduced other new visa measures to make the UAE more appealing to investors, entrepreneurs, skilled personnel and outstanding students, including the 10-year “Golden” visa. However, any restrictive changes to the UAE's visa policies may discourage foreign nationals from investing in property in the UAE, which would have an adverse effect on Emaar's business, results of operations and financial condition.

(d)	The UAE introduced value added tax from 2018

The UAE introduced a value added tax ("VAT"), effective 1 January 2018. The Government of the UAE published its domestic VAT law (Federal Law No. 8 of 2017) (the "VAT Law") in August 2017 and executive regulations made thereunder (Cabinet Decision No.52 of 2017) ("Executive Regulations") in November 2017.

As per the VAT Law, the first sale of residential units by developers is zero-rated, provided that the sale takes place within three years from the date of completion of the unit in question. All secondary sales of residential units are exempted. In this regard, Emaar is eligible to recover all the VAT paid related to the construction and development of its residential properties. However, if there are residential units remaining unsold after three years of completion, the sale of those residential units would be treated as an exempt supply. The VAT related to the exempt supply would not be recoverable by Emaar and Emaar may need to reverse the VAT credits claimed in line with Article 57 and Article 58 of the Executive Regulations. In this case, Emaar may have to absorb the cost of 5 per cent., which may adversely affect its profit margins.

The responsibility of accounting for VAT resides with Emaar and there will be significant compliance costs for Emaar in ensuring that it collects and remits the tax to the UAE Ministry of Finance and otherwise complies with the reporting requirements. Emaar is registered for VAT effective 1 January 2018 and filed its first VAT return on 27 February 2018. Emaar has engaged with a local tax adviser to assist in the implementation of VAT within the Group. Following such implementation, Emaar retained the services of the same local tax adviser to review its compliance with the VAT Law and the Executive Regulations, as well as to undertake routine advisory work.

There can be no assurance that the implementation of VAT in the UAE will not adversely affect demand for Emaar's projects in Dubai, that it will be able to pass on the taxes to its customers, or that the costs of upgrading its systems to manage the collection and remittance of the taxes (if any) or of any fines or other penalties to which it may be subject if it is unable to begin properly to collect the taxes will not be material, which could have a material adverse effect on Emaar's business, results of operations and financial condition.

Other Group entities such as Emaar Malls Group, Hospitality Group and Entertainment Group are all registered for VAT. All transactions by Emaar with other entities will be implicated with VAT-like corporate recharges. Whilst VAT will be charged within the Group as Group entities have different VAT registrations, the VAT paid within the Group will be netted off against any VAT collected from its sales. However, for real estate companies such as Emaar Development PJSC, where such a company mainly provides zero-rated supplies, there may be timing differences between payment of VAT charges and obtaining VAT refunds from the tax authorities, given that the refund process may take several months before the refund is granted and received.

If other authorities in the jurisdictions in which Emaar operates impose new tax regimes on Emaar, this may have a material adverse effect on Emaar's business, results of operations and financial condition. In addition, any imposition of a tax on earnings would reduce the amount of funds which would ordinarily be distributed to Emaar's shareholders through dividends.

(e)	Risks arising from unlawful or arbitrary governmental action

Governmental authorities in many of the countries in which Emaar Properties operates may have a high degree of discretion and, at times, act selectively or arbitrarily, without hearing or

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prior notice, and sometimes in a manner that is contrary to law or influenced by political or commercial considerations. Such governmental action could include, among other things, the withdrawal of building permits, the expropriation of property without adequate compensation or the forcing of business acquisitions, combinations or sales. Any such action taken may have a material adverse effect on Emaar Properties' business, results of operations and financial condition.

(f)	International sanction considerations

European, US and other international sanctions have in the past been imposed on companies engaging in certain types of transactions with specified countries or companies or individuals in those countries. Companies operating in certain countries in the MENASA region have been subject to such sanctions in the past and certain of such countries are subject to such sanctions as at the date of this document. The terms of legislation and other rules and regulations which establish sanctions regimes are often broad in scope and difficult to interpret.

Although in the past Emaar Properties has conducted business activities in countries which have been subject to sanctions, as at the date of this document, no Emaar Properties Group company or Emaar Malls Group is in violation of any existing European, US or international sanctions. If Emaar Properties were in the future to violate existing European, US or international sanctions, penalties could include a prohibition or limitation on Emaar Properties' ability to conduct business in certain jurisdictions or to access the US or international capital markets. Any such sanction could have a material adverse effect on Emaar Properties' business, results of operations and financial condition.

For example, Emaar Properties has limited operations in Syria (see "Emaar Properties' financial performance is dependent on economic and other conditions of the regions in which it operates"), which is a country that the US Department of Treasury's Office of Foreign Assets Control has targeted for economic and trade sanctions. Syria also faces, inter alia, H.M. Treasury and European Union sanctions. Should Syria be the subject of further sanctions by the international and/or regional community, this may lead to a deterioration in the country's economic environment, which may in turn materially adversely affect Emaar Properties' operations in that country.

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8. ADDITIONAL INFORMATION

8.1       ARTICLES OF ASSOCIATION OF EMAAR PROPERTIES ON COMPLETION OF THE MERGER

Following the adoption of the amendments to be proposed at the Emaar Properties GM, the Emaar Properties Articles will contain, amongst other things, the capital increase, approved by Special Resolution of the general assembly, following completion of the Merger being AED 1,020,000,000 divided into 1,020,000,000 Shares.

8.2	UAE NATIONAL AND NON-UAE NATIONAL SHAREHOLDINGS

If the Merger becomes effective, based on the shareholders of Emaar Properties and Emaar Malls as at 30 June 2021, 59.9 per cent. of Emaar Properties Shareholders would be UAE national investors and 40.1 per cent. would be foreign investors.

8.3	MATERIAL CONTRACTS
8.3.1	Material contracts of Emaar Properties

The following agreements, being otherwise than contracts entered into in the ordinary course of business, have been entered into by Emaar Properties within the two years immediately preceding the date of this document and are or may be material:

(a)	Merger Agreement

On 3 March 2021, Emaar Properties and Emaar Malls entered into a Merger Agreement which was amended on 23 August 2021. The Merger Agreement sets out the terms and conditions of the Merger including, without limitation, the terms and conditions of the Merger set out in Section 9 of this document and Emaar Properties’ and Emaar Malls' obligations regarding implementation of the Merger. The Merger Agreement contains limited warranties given by Emaar Properties and Emaar Malls on a reciprocal basis, restrictions on the conduct of business and restrictions in relation to seeking competing proposals from third parties, which are customary for agreements of this nature. The Merger Agreement may be terminated (and the rights and obligations of the parties under the Merger Agreement will cease) if, amongst other things: (i) notice to terminate is given by one party to the other party following breach by the other party of the Merger Agreement where such breach has a material adverse effect on the other party, the Merger or its implementation; (ii) the Effective Date does not occur on or before 31 December 2021 (or such later date as Emaar Properties and Emaar Malls may agree in writing); or (iii) Emaar Properties and Emaar Malls agree to do so in writing.

(b)	Reorganisation Agreement

On 3 March 2021, Emaar Properties entered into a reorganisation agreement with Emaar Malls Management LLC (a wholly owned subsidiary of Emaar Properties) to reconstitute the business previously undertaken by Emaar Malls in Emaar Malls Management.

In accordance with the terms of the Reorganisation Agreement, Emaar Properties will transfer to Emaar Malls Management LLC the business carried on by Emaar Malls immediately prior to the Merger, including, without limitation, certain plots of land, contracts, joint venture arrangements, intellectual property rights, and employees, but excluding certain Sukuk contracts which will transfer to Emaar Malls Management LLC pursuant to separate arrangements, in each case with effect from the Effective Date of the Merger.

To the extent any assets of the business will not transfer to Emaar Malls Management on the Effective Date, Emaar Properties agrees to continue to hold such assets for the benefit of and as agent for Emaar

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Malls Management and manage such assets in accordance with the directions of Emaar Malls Management until such time as it has validly transferred such assets to Emaar Malls Management.

(c)	Sukuk Programme

In January 2009, Emaar Properties, acting as obligor, established a USD 2 billion trust certificate programme to be issued through a limited recourse special purpose vehicle incorporated in the Cayman Islands, Emaar Sukuk Limited. The trust certificates issued under this sukuk programme are structured by way of a sale and leaseback (an Ijarah) and a Commodity Murabaha Shari’a structure.

Under this programme, as updated on, respectively, 31 August 2016, 2 September 2019 and 27 June 2021, Emaar Sukuk Limited issued USD 750,000,000 trust certificates due 2026, which were admitted to Nasdaq Dubai on 19 September 2016, with an annual profit rate of 3.635 per cent., USD 500,000,000 trust certificates due 2029, which were admitted to Nasdaq Dubai on 18 September 2019, with an annual profit rate of 3.875 per cent. and USD 500,000,000 trust certificates due 2031, which were admitted to Nasdaq Dubai on 6 July 2021, with an annual profit rate of 3.70 per cent..

8.3.2	Material contracts of Emaar Malls

The following agreements, being otherwise than contracts entered into in the ordinary course of business, have been entered into by Emaar Malls within the two years immediately preceding the date of this document and are or may be material:

(a)	Merger Agreement

Please see the summary of the Merger Agreement set out in Sub-section 8.3.1(a).

(b)	Sukuk Programme

In June 2014, Emaar Malls issued, through a limited recourse special purpose vehicle incorporated in the Cayman Islands, EMG Sukuk Limited, USD 750,000,000 Trust Certificates due 2024. The trust certificates were admitted to Nasdaq Dubai on 19 June 2014 and deliver a 4.564 per cent. annual profit rate through the use of a wakala structure.

8.4	LITIGATION

Save as disclosed in Emaar Properties’ financial statements, neither Emaar Properties nor any member of the Emaar Properties Group is involved in any legal or arbitration proceedings which may have, or have had during the 12 months preceding the date of this document, a significant effect on the Emaar Properties Group's financial position, nor (so far as Emaar Properties is aware) are any such proceedings pending or threatened against any member of the Emaar Properties Group.

Save as disclosed in Emaar Malls’ financial statements, neither Emaar Malls nor any member of the Emaar Malls Group is involved in any legal or arbitration proceedings which may have, or have had during the 12 months preceding the date of this document, a significant effect on the Emaar Malls Group's financial position, nor (so far as Emaar Malls is aware) are any such proceedings pending or threatened against any member of the Emaar Malls Group.

8.5       TAXATION

The following comments are general in character and are based on the current applicable tax laws, regulations, interpretations and tax authority practice in the UAE as at the date of this document. Such laws, regulations, interpretations and practice may change in the future, which may impact the comments set out in this Sub-section 8.5. The comments do not purport to be a comprehensive analysis of all the tax consequences applicable to all shareholders and are not a substitute for formal tax advice. If you are in any doubt as to your own tax position, it is recommended that you seek independent professional advice.

There is currently in force in the Emirates of Dubai legislation establishing a general corporate taxation regime through The Dubai Income Tax Ordinance of 1969 and The Dubai Income Tax Decree 1969 (as amended). The

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regime is, however, not enforced save in respect of companies active in the hydrocarbon industry, some related service industries and branches of foreign banks operating in the Dubai. It is not known whether the legislation will or will not be enforced more generally or within other industry sectors in the future. Under current legislation, there is no requirement for withholding or deduction for or on account of UAE or Dubai corporate taxation in respect of payments of interest or principal on debt securities, and dividends on equity holding. There is no capital gains tax in the UAE.

The Constitution of the UAE specifically reserves to the Federal Government of the UAE the right to raise taxes on a federal basis for the purposes of funding its budget. It is currently not known whether this right will be exercised in the future.

The UAE has entered into "double taxation avoidance arrangements" with several countries.

On 24 February 2016, the UAE Minister of State for Financial Affairs announced that, pursuant to a GCC-wide framework agreement on the implementation of UAE Value Added Tax (“VAT”), the UAE will implement VAT at a rate of 5 per cent. from 1 January 2018. The UAE national legislation implementing this framework agreement was published on 23 August 2017 (UAE Federal Decree Law No. 8 of 2017). On 1 October 2017, the Ministry of Finance also published executive legislation for the implementation of excise tax with immediate effect. Additionally, on 28 November 2017, the Ministry of Finance announced that the VAT implementing regulations were officially adopted and signed by Highness Sheikh Mohammed bin Rashid Al Maktoum, Vice President and Prime Minister of the UAE, Ruler of Dubai. This is considered to be the first phase of the new federal level tax system in the UAE.

There is currently no personal tax levied on individuals in the UAE.

Individual or corporate shareholders who are tax resident in another jurisdiction, outside the UAE, should consider the tax laws of that jurisdiction and it is recommended that such shareholders seek timely professional tax advice to confirm the tax implications of the exchange of shares under the relevant applicable local laws in those jurisdictions.

8.6	GENERAL

Morgan Stanley has given and has not withdrawn its written consent to the issue of this document with the inclusion of its name in the form and context in which it appears.

Credit Suisse has given and has not withdrawn its written consent to the issue of this document with the inclusion in it of its name in the form and context in which it appears.

EY has given and has not withdrawn its written consent to the inclusion in this document of its role and the references to its name in the form and context in which they appear.

8.8	DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection at the head office of each of Emaar Properties and Emaar Malls during normal business hours on any Business Day prior to the Effective Date:

(a)	the draft articles of association of Emaar Properties proposed to be adopted at the Emaar Properties GM to be effective upon completion of the Merger;
(b)	the audited financial statements of Emaar Properties for the financial years ended 31 December 2018, 31 December 2019 and 31 December 2020; and
(c)	the audited financial statements of Emaar Malls for the financial years ended 31 December 2018, 31 December 2019 and 31 December 2020.
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9. TERMS AND CONDITIONS OF THE MERGER

PART A

CONDITIONS IN RESPECT OF THE MERGER

1.1	The implementation of the Merger is conditional upon:
(a)	the passing of the resolutions under item 15 at the Emaar Properties GM as set out in Annex I;

(b)	the passing of resolutions under item 8 at the Emaar Malls GM as set out in Annex II;

(c)	receipt of written final approval(s) and/or written final confirmation of no objection from the SCA in relation to the Merger and including the following:

(i)	the form and contents of this document (including the notices of the respective GMs of Emaar Properties and Emaar Malls as set out in Annex I and Annex II, respectively);
(ii)	the Emaar Properties Special Resolutions (including the amendments to the Emaar Properties Articles);
(iii)	the Emaar Malls Special Resolutions;
(iv)	the dispatch of this document and the notice of the Emaar Properties GM and the notice of the Emaar Malls GM to the Emaar Properties Shareholders and the Emaar Malls Shareholders, respectively;

(d)	expiry of the creditor objection period as set out in Part B of this Section 9;

(e)	approval of the Merger and the Reorganisation at a meeting of the Emaar Malls Sukukholders;

(f)	the Merger Agreement and the Reorganisation Agreement not having been terminated in accordance with their respective terms; and

(g)	a statement issued by:
(i)	the auditor of Emaar Properties to the Emaar Properties Shareholders; and
(ii)	the auditor or Emaar Malls to the Emaar Malls Shareholders,

in each case, in relation to any material events that might have occurred during the Merger with respect to Emaar Properties and Emaar Malls, respectively, in accordance with Article 49(6) of the Merger and Acquisition Rules, otherwise, confirming that no such material event(s) have occurred.

1.2	Following satisfaction of all of the foregoing conditions the Emaar Properties Board and the Emaar Malls Board shall apply for a certificate of the Securities and Commodities Authority (the “SCA Certificate”) approving:
(a)	the Merger;

(b)	the dissolution of Emaar Malls;

(c)	the increase in the share capital of Emaar Properties; and

(d)	the amendments to the Emaar Properties Articles.

The Emaar Properties Board shall apply to the SCA for the listing of the New Emaar Properties Shares on the Dubai Financial Market.

The Merger shall become effective on the date at which the SCA Certificate is stated to be effective in accordance with its terms.

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PART B

PROCEDURAL REQUIREMENTS IN RESPECT OF THE MERGER

The merging companies have taken the following steps in satisfaction of the general conditions set out in Article 47 and Article 49 of the Mergers and Acquisitions Rules with respect to the merger of public joint stock companies:

(a)	Emaar Properties and Emaar Malls have obtained a written confirmation of no objection of the Dubai Economy (formerly known as the Dubai Department of Economic Development), being the relevant local authority in the Emirate of Dubai; and
(b)	the Emaar Properties Board and the Emaar Malls Board have: (i) passed the required board resolutions to approve the Merger on 2 March 2021; (ii) signed the Merger Agreement on 3 March 2021 setting out the terms and conditions of the Merger; (iii) recommended that the respective GM of each company pass the required Special Resolutions to approve the Merger; (iv) appointed EY, as independent valuer, to undertake the independent valuation of the merging companies; and (v) in implementing the Merger, confirmed that the interests of the shareholders of the merging companies have been observed by all parties participating in the Merger process in a manner that does not contravene the public interest, creditors’ rights and the rights of other stakeholders.

The merging companies have taken the following steps in preparation for the Merger in accordance with Article 48 of the Mergers and Acquisitions Rules with respect to the merger of public joint stock companies:

(a)	on 2 March 2021:
a.	the Emaar Properties Board and the Emaar Malls Board approved the terms of the Merger and relevant implementation procedures and timeline; and
b.	the Emaar Properties Board and the Emaar Malls Board approved the formation of the merger committee(s) to oversee and complete the proposed merger between Emaar Properties and Emaar Malls;
(b)	on 3 March 2021:
a.	authorised representatives of Emaar Properties and Emaar Malls signed the Merger Agreement which sets out, among other things, the required amendments to the articles of association of Emaar Properties following the Merger to reflect the increase in the share capital of Emaar Properties upon the Merger becoming effective, a description of the board of directors of Emaar Properties following the Merger and the consideration paid by Emaar Properties in exchange for Emaar Malls shares, being the issuance of the New Emaar Properties Shares to the Emaar Malls Shareholders (excluding Emaar Properties PJSC) at the Effective Date;

b.	the merger committees of Emaar Properties and Emaar Malls held a joint meeting to approve the nomination and appointment of the advisers participating in the Merger. Please refer to Sub-section 2.7 of this document for further information on the roles and responsibilities of the Merger advisers; and

c.	Emaar Properties and Emaar Malls applied to the Dubai Economy, being the relevant local authority in the Emirate of Dubai, to obtain its written confirmation of no objection with respect to the Merger; and

(c)	on 6 March 2021, Emaar Properties and Emaar Malls applied to the SCA to obtain its in-principle approval regarding the Merger and to approve the publication of the respective notices of the Emaar Properties GM and the Emaar Malls GM.

Pursuant to the Companies Law, the Emaar Properties Board and the Emaar Malls Board shall submit the conditional Merger Agreement to the respective GMs to obtain approval by Special Resolution. The invitation to the GMs to convene to consider the Merger shall meet the following conditions:

(a)	it shall be accompanied by a copy or summary of the Merger Agreement; and
(b)	the Merger Agreement shall clearly state the right of any one or more shareholders holding at least 20 per cent. of the share capital of such Company, who objected to the Merger, to appeal the Merger before the competent court within 30 working days from the date of approval of the Merger Agreement by the general assembly.

Each of Emaar Properties and Emaar Malls shall notify its creditors within 10 working days of the date of the approval of the general assembly on the Merger and the following conditions shall govern such notification:

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(a)	it shall indicate that the intention of such Company is to merge with the other Company;
(b)	it shall be sent in writing to every creditor of the Company notifying such creditor of the Merger;
(c)	it shall be published in two local daily newspapers issued in the UAE, one of which is issued in Arabic; and
(d)	it shall stipulate the right of any of the creditors of both such Companies and holders of debenture bonds or sukuk and any person concerned to object the Merger at the Company's main office and to hand over a copy of the objection to the SCA, providing that such actions shall be carried out within 30 days of the date of notification.

A creditor that notifies Emaar Properties or Emaar Malls of the objection thereof in accordance with paragraph (d) above and has not been paid back by such Company within 30 days of the date of notification may appeal to the competent court to obtain an order for the suspension of the Merger.

If it is proved to the court, upon submitting to it an application for the suspension of the Merger, that the Merger shall unrightfully damage the interests of the applicant, the court may issue an order for the suspension of the Merger subject to any other conditions deemed appropriate thereby.

The Merger shall remain suspended if the objector has not waived his objection or the court rules on the dismissal thereof by a conclusive judgment or if Emaar Properties or Emaar Malls (as applicable) pays the debt if it is mature or provides sufficient guarantees if it is deferred.

The relevant records shall be amended at the registrar of companies at the UAE Ministry of Economy after the approval of the SCA.

The competent authority shall record the dissolution of Emaar Malls and notify the SCA and DFM to that effect.

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APPENDIX I

DEFINITIONS

The following definitions apply throughout this document unless the context requires otherwise:

AED	UAE Dirhams

Business Day	any day, other than a Friday, Saturday or a public holiday in the UAE
Combined Group	Emaar Properties or, as the context may require, the combined businesses of the Emaar Properties Group and the Emaar Malls Group (following the implementation of the Merger)
Commercial Registry	the commercial registry of the Dubai Economy, formerly known the Department of Economic Development in the Emirate of Dubai
Companies	as the context may require, any one or more of Emaar Properties and Emaar Malls
Companies Law	UAE Federal Law No. 2 of 2015 Concerning Commercial Companies (as amended)
Credit Suisse	Credit Suisse International, as financial adviser solely for the purpose of providing a fairness opinion to Emaar Malls
Emaar Malls	Emaar Malls PJSC
Emaar Malls Articles	the articles of association of Emaar Malls
Emaar Malls Board	the board of directors of Emaar Malls
Emaar Malls GM	the general assembly meeting of Emaar Malls convened for the purpose of, amongst other things, approving the Merger and dissolution of Emaar Malls
Emaar Malls Group	Emaar Malls and its subsidiaries and branches
Emaar Malls Management	Emaar Malls Management LLC
Emaar Malls Minority Shares	Emaar Malls Shares held by the Emaar Malls Shareholders (excluding Emaar Properties PJSC) at the Effective Date
Emaar Malls Shareholders	holders of Emaar Malls Shares from time to time
Emaar Malls Shares	shares of AED 1.00 each in the share capital of Emaar Malls
Emaar Malls Sukukholders	means the holders of the trust certificates issued by EMG Sukuk Limited due 2024
Emaar Properties	Emaar Properties PJSC
Emaar Properties Articles	the articles of association of Emaar Properties
Emaar Properties Board	the board of directors of Emaar Properties
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Emaar Properties GM	the general assembly meeting of Emaar Properties convened for the purpose of, amongst other things, approving the Merger and the increase in the share capital of Emaar Properties
Emaar Properties Group	Emaar Properties and its subsidiaries and branches
Emaar Properties Shareholders	holders of Emaar Properties Shares from time to time

Emaar Properties Shares	shares of AED 1.00 each in the share capital of Emaar Properties
Effective Date	the date at which the SCA Certificate is stated to be effective in accordance with its terms
Exchange Ratio	the exchange ratio set out in Sub-section 2.2.1 of Section 2 of this document
EY	EY Consulting LLC
GCC	Gulf Co-operation Council region
GM	as the context requires, the Emaar Properties GM and/or the Emaar Malls GM
Government	the Government of Dubai
GRE	governments and government-related entities
IFRS	International Financial Reporting Standards
Legal Advisers	Linklaters LLP and Ibrahim & Partners
Listing	the listing of the New Emaar Properties Shares to be issued in connection with the Merger on the Dubai Financial Market
MENA	the Middle East and North African
Merger	the proposed merger of Emaar Properties and Emaar Malls pursuant to Article 283(1) of the Companies Law
Mergers and Acquisitions Rules	the Decision of the Chairman of the SCA Board of Directors No. 18/RM of 2017 in respect of the rules of merger and acquisitions of public stock joint companies
Merger Agreement

the agreement dated 3 March 2021 between Emaar Properties and Emaar Malls setting out the terms and conditions of, and the parties' rights and obligations in connection with, the implementation of the Merger (as amended on 23 August 2021)

Morgan Stanley	Morgan Stanley & Co. International plc (DIFC branch), as financial adviser to Emaar Properties
New Emaar Properties Shares	as the context may require, the new Emaar Properties Shares to be issued, credited as fully paid, to Emaar Malls Shareholders (excluding Emaar Properties) pursuant to the Merger
Record Date	close of business (United Arab Emirates time) on 7 October 2021, being the last trading day prior to the GMs of Emaar Properties and Emaar Malls
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Reorganisation	the transfer of Emaar Malls’ business to Emaar Malls Management LLC with effect from completion of the Merger
Reorganisation Agreement	the agreement dated on or around 3 March 2021 between Emaar Properties and Emaar Malls Management LLC relating to the Reorganisation
Restricted Jurisdiction

any jurisdiction outside the UAE where the issue of the New Emaar Properties Shares would or may violate the law of, or regulation applicable to, that jurisdiction (for the avoidance of doubt, the United States is not a Restricted Jurisdiction)

SCA	the Securities and Commodities Authority of the UAE
SCA Certificate	has the meaning provided for in Part A of Section 9
Special Resolution	a resolution issued by a majority of votes of shareholders owning at least three-quarters of the shares represented at the relevant GM
UAE	the United Arab Emirates

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ANNEX I

EMAAR PROPERTIES PJSC NOTICE OF GENERAL ASSEMBLY MEETING

The Board of Directors of Emaar Properties PJSC (the “Company”) is honoured to invite the shareholders to attend a General Meeting of the Company, which will be held remotely/electronically and also at the Address Hotel, Dubai in conference room (Sky View) on Sunday, 10 October 2021, at 3 p.m. In case the said meeting falls short of quorum, the General Meeting will be held at the same place and time and also remotely/electronically at the same time on 17 October 2021. The General Meeting shall discuss the following agenda:

1.	Special Resolution to approve, as per the recommendation of the Company’s Board of Directors, all of the following items altogether as one agenda item:
•	the proposed merger of the Company with Emaar Malls PJSC through the issuance and allotment of (0.51) new shares in the Company for every one (1) share in Emaar Malls PJSC except the shares registered in the name of the Company (the “Merger”), in addition to the internal reorganisation of the assets, rights, liabilities and businesses of Emaar Malls PJSC post the completion of the Merger and transferring the same into Emaar Malls Management LLC, a wholly owned subsidiary of the Company (the “Reorganisation”);
•	the terms of the merger agreement (as amended);
•	the appointment of EY Consulting L.L.C. as independent valuer;
•	the valuation of the Company and Emaar Malls PJSC;
•	the increase of share capital of the Company to AED 8,179,738,882 (Eight billion one hundred seventy-nine million seven hundred thirty eight thousand eight hundred eighty two UAE Dirhams), and amending Article (6) of the Articles of Association of the Company accordingly to reflect such capital increase; and
•	the authorisation of the Board of Directors of the Company, or any person so authorised by the Board of Directors, to take any action as may be necessary to implement the Merger and/or the Reorganisation.

Notes:

1.	Shareholders can vote on the resolution through (www.smartagm.ae) at the registrar.
2.	Meeting shall be held at the above mentioned address at the date and time set above. The Board of Directors, Auditors, Registrar, Rapporteur and Vote Collector shall be present in person while shareholders can participate either in person or electronically.
3.	Any shareholder who has the right to attend the General Assembly, may delegate any person other than a member of the Board of Directors, employees of the Company, a broker or employees of such broker under a special written proxy. In such capacity, no proxy may represent more than 5% of the shares in the capital of the Company. Shareholders who are minors or interdicted shall be represented by their legal representatives. The signature of a shareholder on a special written proxy shall be approved by any of the following entities: (a) notary public; (b) commercial chamber of economic department in the United Arab Emirates; (c) bank or company licensed in the United Arab Emirates; (d) any other entity licensed to carry out attestations works. A juridical person may authorise one of its representatives or managers, by virtue of a resolution passed by its Board of Directors or an equivalent body, to represent it at the General Meeting; the said authorised representative shall have the powers determined under the authorisation resolution.
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4.	Every shareholder whose name is registered on the last business day preceding the Company’s General Meeting (i.e. on Thursday, 7 October 2021) shall be entitled to vote at the General Meeting. In case the meeting is held on Sunday, 17 October 2021 due to lack of quorum in the first meeting, every shareholder whose name is registered on the last business day preceding the Company’s General Meeting (i.e. on Thursday, 14 October 2021) shall be entitled to vote at the General Meeting.
5.	The General Meeting shall not be validly held unless attended by shareholders, in person or via proxy, representing not less than 50 per cent. of the share capital of the Company. In the event that such quorum is not present at the first General Meeting, a second meeting will take place as described above and the second meeting shall be valid irrespective of the shareholders attendance percentage.
6.	Please visit the official website of the Securities and Commodities Authority (https://www.sca.gov.ae/en/services/minority-investor-protection.aspx) to view the Authority’s Guide on Investors’ Rights in Capital Market.
7.	Pursuant to the Article (40) of SCA Decision no. (3/R.M.) of 2020 concerning the Joint Stock Companies Governance Guidelines, any shareholder who wishes to appoint a representative to attend and vote on his behalf should communicate with the following persons from Al Tamimi & Co. whose the Company shall bear the fees for their attendance and to vote only in accordance with the agreement concluded with Al Tamimi & Co. offices and the approval of the General Assembly on 11 April 2021:
•	Mr. Andrew Tarbuck can be reached at a.tarbuck@tamimi.com or +971 4 331 7161;and
•	Ms. Carla Saliba, who can be contacted at c.saliba@tamimi.com or +971 4 331 7161.
8.	A “Special Resolution” is a resolution passed by the majority of the votes of the shareholders who own at least three-quarters of the shares represented at the General Meeting of the joint stock company.
9.	The shareholder circular (“Shareholder Circular”), which sets out a description of the Merger and the combined businesses of the Company and Emaar Malls PJSC following completion of the Merger, can be viewed at the Company’s website (www.emaar.com) or, alternatively, hard copies of the Shareholder Circular can be obtained (without charge) from the office of the Company at Building 1, Level 7, Dubai Hills Estate Business Park, Dubai Hills Estate, Emirate of Dubai, United Arab Emirates.
10.	Any shareholder or shareholders holding no less than 20 per cent. of the share capital of the Company, who objected the merger, may appeal the Merger before the competent court within 30 days from the date of passing the Special Resolutions contemplated by this General Meeting in accordance with Article 285(2)(B) of the Companies Law.

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ANNEX II

EMAAR MALLS PJSC NOTICE OF GENERAL ASSEMBLY MEETING

Emaar Malls PJSC

Invitation to Attend General Meeting

The Board of Directors of Emaar Malls PJSC (the “Company”) is honoured to invite the shareholders to attend a General Meeting of the Company, which will be held remotely/electronically and also at the Address Hotel, Dubai in conference room (Sky View) on Sunday, 10 October 2021, at 4 p.m. In case the said meeting falls short of quorum, the General Meeting will be held at the same place and time and also remotely/electronically at the same time on Sunday, 17 October 2021. The General Meeting shall discuss the following agenda:

1.	Special Resolution to approve, as per the recommendation of the Company’s Board of Directors, all of the following items altogether as one agenda item:
•	the proposed merger of the Company with Emaar Properties PJSC through the issuance and allotment of (0.51) new shares in Emaar Properties PJSC shares for every one (1) share in the Company except the shares registered in the name of the Emaar Properties PJSC (the “Merger”);
•	the terms of the merger agreement (as amended);
•	the appointment of EY Consulting L.L.C. as independent valuer;
•	the valuation of the Company and Emaar Properties PJSC;
•	the dissolution of the Company, and for Emaar Properties PJSC to become the legal successor of the Company in all rights and obligations; and
•	the authorisation of the Board of Directors of the Company, or any person so authorised by the Board of Directors, to take any action as may be necessary to implement the Merger and dissolve the Company.

Notes:

1.	Shareholders can vote on the resolution through (www.smartagm.ae) at the registrar.
2.	Meeting shall be held at the above mentioned address at the date and time set above. The Board of Directors, Auditors, Registrar, Rapporteur and Vote Collector shall be present in person while shareholders can participate either in person or electronically.
3.	Any shareholder who has the right to attend the General Assembly, may delegate any person other than a member of the Board of Directors, employees of the Company, a broker or employees of such broker under a special written proxy. In such capacity, no proxy may represent more than 5% of the shares in the capital of the Company. Shareholders who are minors or interdicted shall be represented by their legal representatives. The signature of a shareholder on a special written proxy shall be approved by any of the following entities: (a) notary public; (b) commercial chamber of economic department in the United Arab Emirates; (c) bank or company licensed in the United Arab Emirates; (d) any other entity licensed to carry out attestations works. A juridical person may authorise one of its representatives or managers, by virtue of a resolution passed by its Board of Directors or an equivalent body, to represent it at the General Meeting; the said authorised representative shall have the powers determined under the authorisation resolution.
4.	Every shareholder whose name is registered on the last business day preceding the Company’s General Meeting (i.e. on Thursday, 7 October 2021) shall be entitled to vote at the General Meeting. In case the meeting is held on Sunday, 17 October 2021 due to lack of quorum in the first meeting, every shareholder whose name is registered on the last business day preceding the Company’s General Meeting (i.e. on Thursday, 14 October 2021) shall be entitled to vote at the General Meeting.
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5.	The General Meeting shall not be validly held unless attended by shareholders, in person or via proxy, representing not less than 50 per cent. of the share capital of the Company. In the event that such quorum is not present at the first General Meeting, a second meeting will take place as described above and the second meeting shall be valid irrespective of the shareholders attendance percentage.
6.	Please visit the official website of the Securities and Commodities Authority (https://www.sca.gov.ae/en/services/minority-investor-protection.aspx) to view the Authority’s Guide on Investors’ Rights in Capital Market.
7.	Pursuant to the Article (40) of SCA Decision no. (3/R.M.) of 2020 concerning the Joint Stock Companies Governance Guidelines, any shareholder who wishes to appoint a representative to attend and vote on his behalf should communicate with the following persons from Al Tamimi & Co. whose the Company shall bear the fees for their attendance and to vote only in accordance with the agreement concluded with Al Tamimi & Co. offices and the approval of the General Assembly on 11 April 2021:
•	Mr. Andrew Tarbuck can be reached at a.tarbuck@tamimi.com or +971 4 331 7161;and
•	Ms. Carla Saliba, who can be contacted at c.saliba@tamimi.com or +971 4 331 7161.
8.	A “Special Resolution” is a resolution passed by the majority of the votes of the shareholders who own at least three-quarters of the shares represented at the General Meeting of the joint stock company.
9.	The shareholder circular (“Shareholder Circular”), which sets out a description of the Merger and the combined businesses of the Company and Emaar Properties PJSC following completion of the Merger, can be viewed at the Company’s website (www.emaar.com) or, alternatively, hard copies of the Shareholder Circular can be obtained (without charge) from the office of the Company at Building 1, Level 7, Dubai Hills Estate Business Park, Dubai Hills Estate, Emirate of Dubai, United Arab Emirates.
10.	Any shareholder or shareholders holding no less than 20 per cent. of the share capital of the Company, who objected the merger, may appeal the Merger before the competent court within 30 days from the date of passing the Special Resolutions contemplated by this General Meeting in accordance with Article 285(2)(B) of the Companies Law.

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ANNEX III

MORGAN STANLEY FAIRNESS OPINION

Morgan Stanley & Co.
International plc
(DIFC Branch)

Level 7, Precinct 3
Dubai International
Financial Centre

P.O Box 506501
Dubai, UAE

tel +971 4 363 4800
fax +971 4 363 4840

Morgan Stanley

2nd March 2021

Board of Directors
Emaar Properties PJSC
PO Box 9440
Dubai, United Arab Emirates

Members of the Board:

We understand that Emaar Properties PJSC ("***Emaar Properties***") and Emaar Malls PJSC ("***Emaar Malls***") have entered into an Agreement, dated 2nd March 2021 (the "***Merger Agreement***"), which provides, among other things, for the merger of Emaar Malls with and into Emaar Properties (the "***Merger***"). Pursuant to the Merger, the assets and liabilities of Emaar Malls will be assumed by Emaar Properties and each outstanding share of Emaar Malls, other than shares held in treasury or shares which are held by Emaar Properties, will be converted into the right to receive 0.51 shares of Emaar Properties (the "***Exchange Ratio***"). Following the Merger, Emaar Malls will be dissolved pursuant to the provisions of Article 291 of the UAE Commercial Companies Law. The terms and conditions of Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Emaar Properties.

For purposes of the opinion set forth herein, we have:

(a) reviewed certain publicly available financial statements and other business and financial information of the Emaar Properties and Emaar Malls, respectively ("***Public Information***");

(b) reviewed certain internal financial statements and other financial and operating data concerning Emaar Properties and Emaar Malls, respectively;

(c) reviewed certain financial projections prepared by Emaar Properties and Emaar Malls, respectively;

(d) reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of Emaar Properties

1

Morgan Stanley & Co. International plc (DIFC Branch). Registration No: CL0128
Regulated by the Dubai Financial Services Authority
Morgan Stanley & Co. International plc. Registered in England and Wales, No. 2068222.
Registered Office: 25 Cabot Square, Canary Wharf, London E14 4QA.
Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority

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Morgan Stanley

(e) discussed the past and current operations and financial condition and the prospects of Emaar Properties, and information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Emaar Properties;

(f) discussed the past and current operations and financial condition and the prospects of the Emaar Malls, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Emaar Properties;

(g) reviewed the pro forma impact of the Merger on Emaar Properties' earnings per share, cash flow, consolidated capitalization and financial ratios;

(h) reviewed the reported prices and trading activity for Emaar Properties Shares and Emaar Malls Shares;

(i) compared the financial performance of Emaar Properties and Emaar Malls and the prices and trading activity of Emaar Properties Shares and Emaar Malls Shares with that of certain other publicly-traded companies comparable with Emaar Properties and Emaar Malls, respectively, and their securities;

(j) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(k) participated in discussions and negotiations among representatives of Emaar Properties and Emaar Malls and certain parties and their financial and legal advisors;

(l) reviewed the financial due diligence report on Emaar Properties and Emaar Malls jointly commissioned by Emaar Properties and Emaar Malls, the property valuation reports of Emaar Properties (including subsidiaries) and Emaar Malls' real estate assets prepared by third party real estate appraisers (together, the "***Third Party Real Estate Valuation Reports***") dated 31 July 2020 and the legal due diligence analysis on Emaar Malls prepared by Linklaters and discussed the relevant reports with their respective authors;

(m) reviewed, for information purposes only, the Merger Agreement; and

(n) performed such other analyses and considered such other factors as we have deemed appropriate.

In forming our opinion, we have also taken into account and relied upon (in each case without independent verification):

(a) the accuracy and completeness of the Public Information available or supplied or otherwise made available to us by Emaar Properties, and formed a substantial basis for this opinion.

(b) the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, in relation to which we have assumed that such projections, strategic, financial and operational benefits anticipated have been

2

Morgan Stanley & Co. International plc (DIFC Branch). Registration No: CL0128
Regulated by the Dubai Financial Services Authority
Morgan Stanley & Co. International plc. Registered in England and Wales, No. 2068222.
Registered Office: 25 Cabot Square, Canary Wharf, London E14 4QA
Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority

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Morgan Stanley

reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Emaar Properties and Emaar Malls of the future financial performance of Emaar Properties and Emaar Malls.

(c) that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger.

(d) the fact that Emaar Properties has taken its own legal, tax, regulatory or actuarial advice. We are financial advisors only and have relied upon, without independent verification, the assessment of Emaar Properties and Emaar Malls. Our opinion does not address any legal, tax, regulatory or accounting matters, or the contractual terms of the Merger Agreement, as to each of which we understand that Emaar Properties has obtained such advice as it deemed necessary from other qualified professionals. Further, for the purpose of our analysis, we have not made any independent valuation or appraisal of the assets or liabilities of Emaar Malls, nor have we been furnished with any such appraisals other than the Third Party Real Estate Valuation Reports, upon which we have relied without independent verification.

We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Emaar Malls' officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of Emaar Malls Shares in the Merger.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of Emaar Properties in connection with this transaction and will receive a fee for our services, the full portion is contingent upon the closing of the Merger. Morgan Stanley may also seek to provide such services to Emaar Properties and Emaar Malls in the future and expects to receive fees for the rendering of these services. Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment management, banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Emaar Properties, Emaar Malls or any other company or any currency or commodity that may be involved in this transaction or any related derivative instrument.

3

Morgan Stanley & Co. International plc (DIFC Branch). Registration No: CL0128
Regulated by the Dubai Financial Services Authority
Morgan Stanley & Co. International plc. Registered in England and Wales, No. 2068222.
Registered Office: 25 Cabot Square, Canary Wharf, London E14 4QA.
Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority

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Morgan Stanley

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of Board of Directors of Emaar Properties only and may not be used for any other purpose without our prior written consent, provided that the Board of Directors may disclose that this opinion has been obtained from us and that a copy of this opinion may be included in its entirety in any filing Emaar Properties is required to make with the Securities and Commodities Authority and the Dubai Financial Market, including in the shareholder circular to be issued by Emaar Properties and Emaar Malls, in connection with this transaction, if such inclusion is required by applicable law or regulation or expressly requested by any regulatory authority having jurisdiction over the Emaar Properties.

This opinion is not addressed to and may not be relied upon by any third party including, without limitation, employees, creditors or shareholders of Emaar Properties. In addition, this opinion does not in any manner address the prices at which Emaar Properties' Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Emaar Properties and Emaar Malls should vote at the shareholders' meetings to be held in connection with the Merger.

It is understood that the views set forth in this letter are within the scope of, and provided on and subject to, the engagement letter dated July 7, 2020 and the associated letter of indemnity dated May 27, 2020 between Morgan Stanley and Emaar Properties.

We have taken the facts, events and circumstances set forth in this opinion, together with our assumptions and qualifications, into account when determining the meaning of "fairness" for the purposes of this opinion. For the purposes of our opinion, we have not considered the circumstances of individual shareholders.

We note that the English language version of this letter is the binding version and will prevail over any Arabic or other translation of the same prepared for convenience purposes, whether in the event of inconsistency or otherwise.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio is fair from a financial point of view to Emaar Properties.

Yours faithfully,

MORGAN STANLEY & CO. INTERNATIONAL PLC (DIFC BRANCH)

By:

Patrick Delivanis
Managing Director
Head of MENA Investment Banking

4

Morgan Stanley & Co. International plc (DIFC Branch). Registration No: CL0128
Regulated by the Dubai Financial Services Authority
Morgan Stanley & Co. International plc. Registered in England and Wales, No. 2068222.
Registered Office: 25 Cabot Square, Canary Wharf, London E14 4QA.
Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority

83

ANNEX IV

CREDIT SUISSE FAIRNESS OPINION

CREDIT SUISSE

2nd March 2021

Board of Directors
Emaar Malls P.J.S.C
Emaar Private Property
Sheikh Zayed Road
P.O Box 191741
Dubai, UAE

Dear Sirs,

You have asked Credit Suisse International ("Credit Suisse", "us" or "we") to advise you with respect to the fairness, from a financial point of view, to the shareholders of Emaar Malls P.J.S.C. (the "Company"), other than Emaar Properties P.J.S.C. (the "Acquiror"), of the Exchange Ratio (as defined below) pursuant to the terms of the draft merger agreement (the "Purchase Agreement") to be entered into between the Company and the Acquiror.

We have been informed that the acquisition will be of all of the outstanding ordinary shares of the Company by the Acquiror (the "Acquisition") in exchange for the issuance of ordinary shares of the Acquiror based on an exchange ratio of 0.510x (the "Exchange Ratio"). We have not been provided with the Purchase Agreement, or any other documentation relating to the Acquisition or with details of any other terms of the Acquisition.

In arriving at our opinion, we have reviewed:

i. certain publicly available financial statements and other business and financial information of the Company and the Acquiror;

ii. certain publicly available equity research reports in respect of the Company, the Acquiror and other businesses which we deemed similar to those of the Company and the Acquiror, including certain publicly available financial projections prepared by research analysts in respect of the Company and the Acquiror;

iii. certain internal financial statements made available to us and other financial and operating data made available to us concerning the Company and the Acquiror;

iv. certain financial projections prepared by the management of the Company;

v. certain real estate appraisal and other reports prepared by third parties and provided to us by the Company.

In addition, we have:

i. considered certain publicly available industry data relating to the sectors in which the Company and the Acquirer operate, as well as certain publicly available financial and stock market data of the Company and the Acquiror. We have, where we deemed relevant, compared that data with similar data for other publicly held companies in businesses which we deemed similar to those of the Company and the Acquiror;

ii. participated in discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Acquisition, the past and current business operations of the Company and the Acquiror, and the financial condition and future prospects and operations of the Company and the Acquiror, including certain internal financial analyses and forecasts relating to the business, earnings, assets, liabilities and prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry;

iii. considered the financial terms of certain other business combinations and other transactions that we considered to be comparable; and

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iv. considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In performing our analysis, we used such valuation methodologies that we deemed appropriate for the purposes of preparing this opinion. Following discussion with the management of the Company and the Acquiror, we have used various assumptions and judgements in our inquiry. Whilst we consider assumptions and judgements reasonable under the circumstances, no assurances can be given as to the accuracy of any such assumptions and/or judgements.

We have not been requested to make, and have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company. We assumed and relied upon, without independent verification by us, the accuracy and completeness of the information supplied or otherwise made available to us by the Company and by the Acquiror and their advisers and/or consultants and have relied on such information being complete and accurate in all material respects. We have, at the Company's instruction, relied on information provided by the Acquiror in relation to both the Company and the Acquiror. We accept no responsibility for the accounting or other data and commercial assumptions on which this opinion is based. With respect to financial forecasts for the Company and the Acquiror, the management of the Company and the Acquiror have advised us, and we have assumed, that they have been reasonably prepared on basis reflecting the best currently available estimates and judgments of the of the Company's and the Acquiror's management as to the future financial performance of the Company and the Acquiror. We have not independently verified such estimates and judgments. With respect to the publicly available financial projections prepared by research analysts in respect of the Company and the Acquiror referred to above, we have reviewed and discussed such projections with the management of the Company and the Acquiror and have assumed, with your consent, that such projections represent reasonable estimates and judgements with respect to the future financial performance of the Company and the Acquiror. In addition, we have relied upon, without independent verification, the assessment of the management of the Company and the Acquiror as to the strategic benefits anticipated as a result of the Acquisition.

We are not legal, tax, regulatory or actuarial advisers. We are financial advisers only and have (subject to the foregoing) relied upon, without independent verification, the assessment of the Company (and, where relevant, the Acquiror), and its legal, tax or regulatory advisers with respect to legal, tax or regulatory matters. Our opinion addresses only the fairness, from a financial point of view, to the shareholders of the Company other than the Acquiror of the Exchange Ratio and does not address any other aspect or effect of the Acquisition, including, without limitation, performance, operations or governance of the Company and Acquiror post-consummation of the Acquisition, any other terms of the Purchase Agreement, or any other agreement, arrangement or understanding entered into in connection with the Acquisition or otherwise. Given the nature of the markets in which the Company and the Acquiror operate, it is not always possible or appropriate to apply valuation methodologies that may be applied in more established markets. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as, of the date hereof. The opinion expressed herein is being rendered during a period of volatility in the markets and it is necessarily subject to the absence of further material developments in the financial, economic and market conditions from those prevailing on the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing this opinion, and we do not assume any obligation to update, revise or reaffirm this opinion. We also have assumed, with your consent, that necessary regulatory and third party approvals and consents (including debt financing consents) relating to the Acquisition will be obtained, and that in the course of obtaining such approvals and consents, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Acquisition.

In arriving at our opinion, we are not authorised to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving all or part of the Company. Our opinion does not address the relative merits of the Acquisition as compared to alternative transactions or strategies that might be available to the Company nor does it address the underlying business decision of the Company to proceed with the Acquisition. We do not express an opinion as to whether any alternative transaction might be more beneficial to the Company. Neither have we been asked to opine on whether the process of achieving the Acquisition, including the Company's shareholders' approval of the Acquisition,, is fair or otherwise. In addition, this opinion does not in any manner address or express any opinion as to what the value of the Acquiror's share price actually will be when issued to the Company's shareholders pursuant to the Acquisition or the prices at which such shares will trade following consummation of the Acquisition.

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We have been engaged by the Company to render an opinion in connection with the proposed Acquisition and we will receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates may provide and may have in the past provided, investment banking and other financial services to the Company, the Acquiror, and/or significant shareholders in the Company and/or the Acquiror for which we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. We and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt, equity and other securities and financial instruments including bank loans and other obligations of the Company, the Acquiror, significant shareholders in the Company and/or the Acquiror, and/or any other company or any currency or commodity that may be involved in the Acquisition, as well as provide investment banking and other financial services to such companies.

We are acting for the Company and no one else in connection with the Acquisition and will not be responsible to any person other than the Company in connection with this opinion and/or any of the matters referred to herein. This letter is for the information of Board of Directors only in connection with the Acquisition, it does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on the proposed Acquisition and/or whether or not any shareholder should tender shares pursuant to the Acquisition. This opinion does not address the fairness or otherwise of the Exchange Ratio (or any other aspect of the Acquisition) to the Acquiror (whether in its capacity as shareholder or otherwise).

This opinion is not addressed to and may not be used or relied upon by, disclosed to, copied, referred to or communicated (in whole or in part) to, any third party (including, without limitation, the Acquiror or any creditors, shareholders or employees of the Company or the Acquiror) except with our express prior written consent.

This opinion shall be governed by English law. A person who is not an addressee shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the shareholders of the Company, other than the Acquiror, from a financial point of view.

To the extent there are any differences in the interpretation of the English language and any Arabic language version(s) of this opinion, the English language version shall prevail.

Yours faithfully

CREDIT SUISSE INTERNATIONAL

W Mansfield

By: ____________________

Name: William Mansfield

Title: Managing Director

By: ____________________

Name: Olena Klymenko

Title: Director

Date: 2nd March 2021

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Annex V

INDEPENDENT Valuation Summary

Valuation of EMAAR Properties PJSC and EMAAR Malls PJSC

March 2021

EMAAR

EMAAR MALLS

Overview of various valuation approaches and methods used in the valuation analysis

In determining the market value of 100% of equity stake in Emaar Properties PJSC, a 'Sum of Parts approach' supported by relevant valuation approaches to assess the value of the portfolio was considered

Valuation Approach	• Emaar Properties PJSC comprises multiple real estate and associated businesses including Emaar Development PJSC, Emaar Malls PJSC, Emaar Misr, Amlak, and EEC. In determining the market value of 100% equity stake in Emaar Properties PJSC, the 'Sum of Parts approach' supported by relevant valuation approaches to assess the value of the portfolio based on each business's operating model was considered.
Standard of Value	• Market value is defined as the 'estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm's length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion'.

An overview of the valuation approaches used for the purposes of determining the market value of Emaar Properties PJSC across its businesses is summarized below

Domestic Real Estate – Emaar Development PJSC	• Domestic Real Estate has been valued using multiple approaches including the Discounted Cash Flow method and the Residual Land Value method under the Income approach and the Sales Comparable Method under the Market Approach
Malls – Emaar Malls PJSC	• Emaar Malls PJSC has been valued using multiple approaches including the Discounted Cash Flow Method under the Income approach, the Comparable Companies Method and the Precedent Transaction Method under the Market Approach
Emaar Hospitality – Division of Emaar Properties PJSC	• Emaar Hospitality has been valued using multiple approaches including the Discounted Cash Flow method under the Income Approach, Comparable Companies Method and the Precedent Transaction Method under the Market Approach
Emaar Entertainment – Division of Emaar Properties PJSC	• Emaar Entertainment has been valued using multiple approaches including the Discounted Cash Flow method under the Income Approach, Comparable Companies and the Precedent Transaction Method under the Market Approach
International & Investments – Division of Emaar Properties PJSC	• Emaar International has been valued using multiple approaches including the Discounted Cash Flow Method under the Income Approach and the Sales Comparable Method under the Market Approach • Emaar Corporate Investments has been valued using multiple approaches including the Discounted Cash Flow Method and the Residual Land Value Method under the Income Approach, and the Sales Comparable Method and Quoted Price Approach under the Market Approach

PROJECT NEW DAWN

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Snapshot for Discussion: Valuation Analysis of Emaar Properties PJSC

Equity value of Emaar Properties PJSC for 100% equity stake is estimated to be in the range of AED 60.0b – 68.8b

Emaar Properties PJSC
Equity Value: AED 60.0b – 68.8b

	Domestic Real Estate Emaar Development PJSC	Malls Emaar Malls PJSC	Hospitality Division of Emaar Properties	Entertainment Division of Emaar Properties	International Division of Emaar Properties	Corporate Investments Division of Emaar Properties
Enterprise Value (AED)	12.3b – 12.8b	48.3b – 57.0b	4.0b – 4.3b	3.6b – 4.1b	9.8b	4.3b – 4.5b
Net Debt (AED)	2.7b	1.8b	0.6b	(0.05b)	5.7b	1.7b
Equity Value (AED)	9.6b – 10.1b	46.5b – 55.2b	3.5b – 3.7b	3.6b - 4.2b	4.1b	2.6b – 2.8b
Emaar's Equity Stake (AED)	7.7b – 8.1b	39.3b – 46.7b	3.2b – 3.5b	3.6b - 4.2b	3.5b	2.6b – 2.8b

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Swap Ratio for the Proposed Transaction

Based on market value estimates, the swap ratio range indicates 0.37 share to 0.51 share of Emaar Properties PJSC to be issued to the shareholders of Emaar Malls PJSC for every 1 share currently held

Swap Ratio for the Proposed Transaction

	Emaar Properties PJSC	Emaar Malls PJSC
Market Value	AED 60.0b – 68.8b	AED 39.3b – 46.7b
Issued Shares (prior to the Proposed Transaction)	7,159,738,882	13,014,300,000
Fair Value per share (for the swap ratio)	AED 8.38 – 9.61 per share	AED 3.57 – 4.24 per share
Exchange ratio range	0.37 share to 0.51 share of Emaar Properties PJSC to be issued to the shareholders of Emaar Malls PJSC for every 1 share currently held	
Proposed number of Emaar Malls PJSC shares to be acquired by Emaar Properties PJSC	2,000,297,910	
New shares issued to shareholders of Emaar Malls PJSC (in the aggregate)	743,652,226 – 1,011,512,579	
Total issued Shares of Emaar Properties PJSC (following the Proposed Transaction)	7,903,391,108 – 8,171,251,461	

0.37 share to 0.51 share of Emaar Properties PJSC to be issued to the shareholders of Emaar Malls PJSC for every 1 share currently held

PIER 7
EMAAR
DUBAI MARINA MALL

Strictly Private and Confidential — All Rights Reserved | Page 19

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EMAAR PROPERTIES PJSC Emaar Square, Building 2 P.O. Box 9440 Dubai United Arab Emirates	EMAAR MALLS PJSC Dubai Mall, Ground Floor PO Box 191741 Dubai United Arab Emirates
LEGAL ADVISER TO EMAAR PROPERTIES PJSC	LEGAL ADVISER TO EMAAR MALLS PJSC
Linklaters LLP Ninth Floor Currency House Dubai International Financial Centre P.O. Box 506516 Dubai United Arab Emirates	IBRAHIM & PARTNERS 24th Floor, Al Sila Tower ADGM Square Abu Dhabi United Arab Emirates
FINANCIAL ADVISER TO EMAAR PROPERTIES PJSC	Financial ADVISER TO EMAAR MALLS PJSC
Morgan Stanley & Co. International plc (DIFC branch) Level 7, Precinct 3 Dubai International Financial Centre P.O. Box 506501, Dubai United Arab Emirates	Credit Suisse International One Cabot Square London E14 4QJ United Kingdom
Emaar Properties PJSC Auditors KPMG Lower Gulf Limited Level 13, Boulevard Plaza, Tower 1 Downtown Dubai Dubai United Arab Emirates	Emaar MAlls PJSC Auditors KPMG Lower Gulf Limited Level 13, Boulevard Plaza, Tower 1 Downtown Dubai Dubai United Arab Emirates
Joint Valuer EY Consulting LLC ICD Brookfield Place Al Mustaqbal Street P.O. Box 9267 Dubai United Arab Emirates

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